EXHIBIT 10.127

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE

SECURITIES EXCHANGE COMMISSION.

$60,000,000

LOAN AND SECURITY AGREEMENT

between

EQUINIX RP II LLC,

a Delaware limited liability company

as Borrower

and

SFT I, INC.,

a Delaware corporation

as Lender

Dated as of December 21, 2005

Loan No. 1267

-i-

SECTION 5 AFFIRMATIVE COVENANTS		39
5.1	Financial Statements and Other Reports	39
5.2	Existence; Qualification	42
5.3	Payment of Impositions and Lien Claims; Permitted Contests	42
5.4	Insurance	43
5.5	Tax Reserve and Insurance Reserve	47
5.6	Maintenance of Mortgaged Property	47
5.7	Inspection; Lender Meeting	48
5.8	Environmental Compliance	48
5.9	Environmental Disclosure	49
5.10	Compliance with Laws, Employee Benefit Plans and Contractual Obligations	49
5.11	Further Assurances	50
5.12	Intentionally Omitted	50
5.13	Base Building Reserve	50
5.14	Intentionally Omitted	51
5.15	Intentionally Omitted	51
5.16	Intentionally Omitted	51
5.17	Intentionally Omitted	51
5.18	Management	51
5.19	Construction Matters	51
5.20	Intentionally Omitted	52
5.21	Intentionally Omitted	52
5.22	Name	52
5.23	Base Building Improvements	53

SECTION 6 ACCOUNTS/CASH MANAGEMENT		53
6.1	Establishment of Accounts and Cash Management Procedures	53
6.2	Intentionally Omitted	53
6.3	Intentionally Omitted	53
6.4	Intentionally Omitted	53
6.5	Intentionally Omitted	53
6.6	Accounts	53
6.7	Intentionally Omitted	54
6.8	Creation of Security Interest in Accounts	54
6.9	Intentionally Omitted	54
6.10	Intentionally Omitted	54
6.11	Covenants Regarding Loan Account Collateral	54
6.12	Intentionally Omitted	55

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SECTION 7 NEGATIVE COVENANTS		55
7.1	Indebtedness	55
7.2	Liens and Related Matters	55
7.3	Material Rights	55
7.4	Restriction on Fundamental Changes	55
7.5	Restriction on Leases	56
7.6	Transactions with Affiliates	56
7.7	Management Fees and Compensation; Contracts	57
7.8	Conduct of Business	57
7.9	Use of Lender’s Name	57
7.10	Compliance with ERISA	57
7.11	Due on Sale or Encumbrance	58
7.12	Payments; Distributions	59
7.13	Single Purpose Bankruptcy Remote Entities	59
7.14	Alterations	59
7.15	Master Lease	60

SECTION 8 CASUALTY AND CONDEMNATION		60
8.1	Restoration Following Casualty or Condemnation	60

SECTION 9 DEFAULT, RIGHTS AND REMEDIES		64
9.1	Event of Default	64
9.2	Acceleration and Remedies	67
9.3	Remedies Cumulative; Waivers; Reasonable Charges	68
	SECTION 10 SECONDARY MARKET TRANSACTION	68
10.1	Secondary Market Transaction	68

SECTION 11 MISCELLANEOUS		70
11.1	Expenses and Attorneys’ Fees	70
11.2	Certain Lender Matters	71
11.3	Indemnity	72
11.4	Amendments and Waivers	73
11.5	Notices	74
11.6	Survival of Warranties and Certain Agreements	75
11.7	Miscellaneous	76
11.8	APPLICABLE LAW	76
11.9	Successors and Assigns	76
11.10	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	77
11.11	WAIVER OF JURY TRIAL	77
11.12	Publicity	78
11.13	Borrower Recourse Liability	79
11.14	Performance by Lender/Attorney-in-Fact	81
11.15	Brokerage Claims	81
11.16	Agreement	82

SECTION 12 PARTIAL RELEASE AND SUBDIVISION		82
12.1	Conditions to Partial Release	82
12.2	Partial Release	84
12.3	Subdivision	84

-iii-

SECTION 13 ADDITIONAL MASTER LEASE PROVISIONS		85
13.1	Representations, Warranties and Covenants of Master Lessee	85
13.2	Satisfaction of Borrower Obligations by Master Lessee	85
13.3	Subordination of Master Lease	86

EXHIBITS
Exhibit A	Legal Description

Exhibit B	Permitted Title Exceptions and Matters

SCHEDULES
Schedule 1.1(A)	Environmental Reports

Schedule 1.1(B)	Physical Conditions Reports

Schedule 4.1(A)-1	Borrower U.S. Taxpayer Identification Number

Schedule 4.1(A)-3	Location of Principal Place of Business and Chief Executive Office

Schedule 4.6(C)	Material Contracts

Schedule 4.6(D)	Flood Plain Status

Schedule 4.7	Litigation

Schedule 4.8	Taxes

Schedule 4.10	Employee Benefit Plans, Collective Bargaining Agreements and Employment Agreements

Schedule 4.11	Proprietary Rights

Schedule 4.18	Accounts

Schedule 7.13	Special Purpose Entity

-iv-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 21, 2005, by EQUINIX RP II LLC, a Delaware limited liability company “Borrower”), having an address at c/o Equinix, Inc., 301 Velocity Way, 5th Floor, Foster City, California 94404 and SFT I, INC., a Delaware corporation (together with its successors and assigns, hereinafter referred to as “Lender”), with offices at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

R E C I T A L S

A. The Mortgaged Property. Borrower is the fee owner of the Land and Improvements.

B. The Loan. Borrower desires to borrow from Lender and Lender desires to lend to Borrower, a loan in the amount of $60,000,000.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements contained herein, Borrower and Lender agree as follows:

SECTION 1

DEFINITIONS

1.1 General Definitions.

In addition to any other terms defined in this Agreement, the following terms shall have the following meanings:

“Acceptable Financial Institution” means a depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at all times the short-term commercial paper, certificates of deposit or other debt obligations of such depository institution or trust company are rated at least A 1 by S&P and P 1 by Moody’s and the long-term unsecured debt obligations of which are rated at least A by S&P and the equivalent thereof by Moody’s.

“Accounting Changes” means (A) changes in accounting principles required by GAAP consistently applied and implemented by Borrower; and (B) changes in accounting principles recommended or approved by Borrower’s certified public accountant, with the approval of Lender, which approval shall not be unreasonably withheld.

“Accounts” means Borrower’s present and future rights to payment of money, accounts and accounts receivable including (a) rights to payment of money, accounts and accounts receivable arising from or relating to the construction, use, leasing, occupancy or operation of the Mortgaged Property, the rental of, or payment for, space, goods sold or leased or services rendered, whether or not yet earned by performance, and all other “accounts” (as defined in the UCC), (b) rights to payment, accounts, and accounts receivable arising from any consumer

Schedule 7.13 — Page 1

credit, charge, entertainment or travel card or service organization or entity, (c) all reserves, deferred payments, refunds, cost savings payments and deposits no matter how evidenced and whether now or later to be received from third parties (including all earnest money sales deposits) or deposited with, or by, Borrower by, or with, third parties (including all utility deposits), (d) all chattel paper, instruments, documents, notes, drafts and letters of credit (other than any letters of credit in favor of Lender), (e) the Loan Accounts, any tenant security deposit account, and any and all other accounts held by or on behalf of Lender and/or Borrower pursuant to this Agreement, (f) all “deposit accounts” (as defined in the UCC), (g) all “securities accounts” (as defined in the UCC), and (h) all contracts and agreements which relate to any of the foregoing.

“Affiliate” means any Person: (A) directly or indirectly controlling, controlled by, or under common control with, another Person; (B) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in another Person; or (C) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such other Person; provided, however, that no shareholder of Carveout Guarantor shall be deemed to be an Affiliate of Carveout Guarantor, Borrower Representative or Borrower. When used with respect to Borrower, the term “Affiliate” shall also include the spouse, ancestors, descendents and siblings of an Affiliate of Borrower (such Persons being sometimes referred to as “Family Members”), Affiliates of such Family Members and trusts for the benefit of another Affiliate of Borrower.

“Agreement” means this Loan and Security Agreement (including all schedules, exhibits, annexes and appendices hereto).

“Alteration” is defined in Section 7.14.

“Annual Budget” is defined in Section 5.1(D) hereof.

“Approved Capital Plan” means the Capital Plan approved by Lender as part of the Budget.

“Assignment(s)” means individually and collectively, the assignment of leases and rents, assignments of contracts, agreements and equipment leases, the assignments of licenses, permits and approvals, the assignments of management agreement, if any, the assignment of trademarks, tradenames and copyrights, if any, and such other assignments of even date herewith from Borrower to or for the benefit of Lender, each granting a security interest in collateral for the Loan.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time and all rules and regulations promulgated thereunder.

“Bank(s)” means the Acceptable Financial Institution at which the Collection Account is maintained.

“Base Building Improvements” is defined in Section 5.23.

“Base Building Reserve” is defined in Section 5.13.

Schedule 7.13 — Page 2

“Base Building Reserve Account” is defined in Section 5.13.

“Base Rate” means a fixed rate per annum equal to eight percent (8.00%).

“Borrower Account” means a demand, time or deposit account maintained by the Borrower at the Bank or other financial institution selected by the Borrower.

“Borrower Recourse Liabilities” means the Obligations for which Borrower is personally liable pursuant to the last sentence of Section 11.13(A), the last sentence of Section 11.13(B) and Borrower’s Obligations under Section 11.15.

“Borrower Representative” means Equinix Operating Co., Inc., a Delaware corporation, the sole member of Borrower.

“Budget” means a budget setting forth the projected revenues and budgeted costs and expenses for the ownership, operation and management for the Mortgaged Property for each calendar year commencing with calendar year 2006.

“Building A” means that certain building located at 21731 Filligree Court, Ashburn, Virginia 20147.

“Building B” means that certain building located at 21721 Filligree Court, Ashburn, Virginia 20147.

“Building C” means that certain building located at 21711 Filligree Court, Ashburn, Virginia 20147.

“Building D” means that certain building located at 21701 Filligree Court, Ashburn, Virginia 20147.

“Building E” means that certain building located at 21691 Filligree Court, Ashburn, Virginia 20147

“Building F” means that certain building located at 21715 Filligree Court, Ashburn, Virginia 20147.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state is closed.

“Calculation Date” means for any measurement as of the end of any Loan Month the fifteenth (15th) day of the following Loan Month (e.g. if the measurement is as of March 31, the applicable Calculation Date is April 15).

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

Schedule 7.13 — Page 3

“Capital Plan” means Borrower’s budget for capital improvements and equipment for the Mortgaged Property for each calendar year.

“Carveout Guarantor” means Equinix, Inc., a Delaware corporation, and its successors.

“Carveout Guaranty” means that certain Guaranty of Carveout Guarantor in favor of Lender of even date herewith.

“Cash Flow Certification” is defined in Section 5.1(A).

“Closing” means that all conditions for disbursement of the proceeds of the Loan to or for the benefit of Borrower have been satisfied, deferred pursuant to the Post-Closing Obligation Letter, or waived in writing by Lender and the initial disbursement of the proceeds of the Loan shall have been made to, or upon the order of, Borrower.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time.

“Collateral” means the Mortgaged Property, the Loan Account Collateral and all other real and personal property of Borrower or any other Person pledged or mortgaged to Lender as collateral security for repayment of the Loan.

“Collection Account” means an Eligible Account which is a federally insured demand deposit account or securities account, which account shall be in the name of Borrower, having Lender as a secured party or, if required by Lender, such account shall be in the name of Lender or a designee for the benefit of Lender.

“Commitment Fee” means an amount of money equal to $300,000.

“Confidential Information” is defined in Section 11.12.

“Construction” means the Restoration, the Alterations, the construction, equipping, fixturing and furnishing of the Base Building Improvements and any other construction, equipping, fixturing and furnishing, approved (or deemed approved) by Lender.

“Construction Contract” means one or more construction agreements in form and substance reasonably acceptable to Lender between Borrower and a Contractor covering any portion of the Construction.

“Construction Legal Compliance” means Borrower’s satisfaction of all of the following: (A) (i) the applicable Construction through the applicable date of determination, has been constructed substantially in accordance with the applicable Plans and Specifications (other than deviations therefrom that are immaterial individually and in the aggregate); and (ii) the applicable Construction has been, or will be, constructed in substantial compliance with all Legal Requirements; (B) all material entitlements, approvals, allocations, certificates, authorizations, permits and licenses required through the then-current stage of construction have been obtained

Schedule 7.13 — Page 4

from all appropriate Governmental Authorities and have been validly and irrevocably obtained without qualification, appeal or existence of unexpired appeal periods; (C) all conditions to the issuance of, and the requirements under, all permits, conditional use permits and licenses required through the current stage of construction have been satisfied in all material respects; and (D) no appeals, suits or other actions are pending or threatened in writing by any Governmental Authority which, if determined adversely to the interests of Borrower or the Mortgaged Property, would result in the revocation, suspension or qualification of any of such permits or approvals.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the applicable Person against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (3) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractor” means the contractor(s) or construction manager(s) for the Construction as Lender may, from time to time approve, which approval shall not be unreasonably withheld, conditioned or delayed.

“Contracts” means all contracts, agreements, warranties and representations relating to or governing the use, occupancy, design, construction, operation, management, repair and service of any component of the Mortgaged Property.

“Contractual Obligation,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Loan Documents.

“Control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Schedule 7.13 — Page 5

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Rate” means a rate per annum equal to the Base Rate plus five percent (5%).

“Default Interest” is defined in Section 2.2(A).

“Distribution” is defined in Section 7.12.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EDGAR” is defined in Section 5.1.

“Eligible Account” means a segregated account maintained at an Acceptable Financial Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Embargoed Person” is defined in Section 4.9.

“Employee Benefit Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the CODE and is either (a) maintained by any Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or has any obligation to make contributions or, within the preceding five plan years, has made or has had any obligation to make contributions.

“Environmental Claims” is defined in Section 4.13.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement, dated of even date herewith, executed by Borrower and Carveout Guarantor in favor of Lender, together with all amendments, modifications, renewals, substitutions and extensions thereto.

“Environmental Laws” means all present and future federal, state and/or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, licenses, decisions, orders, injunctions, requirements and/or directives of Governmental Authorities, as well as common law, imposing liability, standards of conduct or otherwise pertains or relates to, or for, for the environment, industrial hygiene, the regulation of Hazardous Materials, natural resources, pollution or waste management.

“Environmental Reports” means those reports and audits itemized on Schedule 1.1(A) hereto.

Schedule 7.13 — Page 6

“Equinix Buildings” means collectively, Building C, Building D, Building E and Building F of the Mortgaged Property.

“Equipment Leases” means all leases and other agreements for equipment necessary for the operation of the Land or Improvements for the use or uses contemplated hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is a member of a group which is under common control with another Person, who together with such other Person is treated as a single employer within the meaning of Sections 414(b), (c), (m) and (o) of the IRC or Sections 4001 of ERISA. Carveout Guarantor shall be deemed to be an ERISA Affiliate of Borrower for purposes of this Agreement, irrespective of whether it and Borrower would be treated as a single employer.

“Events of Default” means is defined in Section 9.

“Excess Interest” is defined in Section 2.2(C).

“Expenses” means the costs and expenditures accrued or incurred by Borrower, without duplication, in connection with the ownership, operation and management of the Mortgaged Property, specifically including in Expenses (1) periodic deposits required to be made into the Reserves; (2) capital expenditures incurred pursuant to the Budget to the extent not paid from any Reserves or the proceeds of the Loan; and (3) management fees and specifically excluding from Expenses, however, (i) all expenditures to the extent funded from any Reserves, (ii) principal, interest and all other payments made by Borrower to Lender under the Loan Documents, (iii) federal or state income taxes and (iv) depreciation and other non cash expenses of the Mortgaged Property.

“Financing Statements” means the UCC 1 Financing Statements naming Borrower, as debtor, and Lender, as secured party, and filed with such filing offices as Lender may require.

“FIRREA” means The Financial Institutions Reform, Recovery and Enforcement Act of 1989, Pub. L. No. 101 73 Stat. 183 (1989) and the regulations adopted pursuant thereto, as the same may be amended from time to time.

“Fixtures and Personalty” means all fixtures, machinery, furnishings, equipment, furniture and other tangible personal property now or hereafter affixed or attached to, installed in, located on, under, above or within the Land or in the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the Land, Improvements or any other part of the Mortgaged Property, whether or not permanently affixed thereto, together with all accessions, replacements and substitutions thereto or therefore and the proceeds thereof, including all “equipment” (as defined in the UCC), Inventory, “farm products” (as defined in the UCC), “fixtures” (as defined in the UCC), “manufactured homes” (as defined in the UCC), oil, gas and other minerals (whether before or after extraction), and other “goods” (as defined in the UCC) and any and all of the following: machinery; signs; artwork; office furnishings and equipment; partitions and screens; generators, boilers, compressors and engines; fuel; water and

Schedule 7.13 — Page 7

other pumps and tanks; irrigation lines and sprinklers; refrigeration equipment; pipes and plumbing; elevators and escalators; sprinkler systems and other fire extinguishing machinery, and equipment; heating, incinerating, ventilating, air conditioning and air cooling ducts, machinery, equipment and systems; gas and electric machinery and equipment; facilities used to provide utility services; laundry, drying, dishwashing and garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; floor coverings, rugs, carpets, window coverings, blinds, awnings, shades, curtains, drapes and rods; screens, storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; motorized, manual, mechanical or other buses, boats, aircrafts and vehicles of any nature whatsoever; visual and electronic surveillance systems and other security systems; elevators; escalators; telecommunications equipment including telephones, switchboards, exchanges, wires and phone jacks; maintenance equipment, golf carts, pro shop merchandise, tables, chairs, mirrors, desks, wall coverings, clocks, lamps; kitchen, restaurant, bar, lounge, public room, public area, and other operating or specialized equipment, including menus, dishes, flatware, dishware, glassware, cooking utensils, tables, refrigerating units, microwave equipment, ovens, timers; food and beverages; liquor; cleaning materials other similar items; swimming pool heaters and equipment; recreational equipment and maintenance supplies; clubhouse equipment, furnishings and supplies, including lockers and sporting equipment; and health and recreational facilities; and linens. Fixtures and Personalty does not include fixtures, equipment and personalty owned by tenants under leases (excluding the Master Lease) of the Mortgaged Property or any part thereof (it being understood that Fixtures and Personalty includes the Initial Alterations and Borrower’s rights and interest in and to any other fixtures, equipment and personalty located at the Mortgage Property under the terms of the Master Lease).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date in question.

“General Intangibles” means all causes in action, causes of action and all other intangible personal property of Borrower of every kind and nature (other than the Accounts), wherever located, including all Proprietary Rights, all “general intangibles” (as defined in the UCC), all “payment intangibles” (as defined in the UCC), all “software” (as defined in the UCC), corporate or other business records relating to Borrower, and/or the Mortgaged Property (including computer-readable memory and any computer hardware or software necessary to retrieve such memory), insurance policies (including claims under, and interests in, insurance policies), condemnation awards, good will, inventions, designs, software, patents, trademarks and applications therefor, computer programs, trade names, trade styles, trade secrets, copyrights, registrations and other intellectual property, licenses, franchises, customer lists, tax refund claims, claims for wages, salaries or other compensation of an employee, landlord’s liens, liens given by statute or other rule of law for services or materials, agricultural liens, judgments and rights represented by judgments and rights of recoupment or set off. The General Intangibles also includes all Contracts.

“Governmental Authority” means the United States of America, any state, any foreign governments and any political subdivision or regional division of the foregoing, and any agency, department, court, regulatory body, commission, board, bureau or instrumentality of any of them.

Schedule 7.13 — Page 8

“Gross Revenues” means, for the applicable period, all Rents and all other income, rents, revenues, issues, profits, deposits (other than security deposits except to the extent applied by Borrower in accordance with applicable Leases), proceeds of business interruption insurance, lease termination or similar payments and all other payments actually received by or for the benefit of Borrower in cash or current funds or other consideration from any source whatsoever from or with respect to the Mortgaged Property; provided, however, that Gross Revenues shall exclude Proceeds (other than insurance proceeds in respect of business interruption insurance), litigation proceeds, sale or refinancing proceeds and any other non-recurring income from extraordinary events.

“Group” means any Person or Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, as in effect on the date hereof, together with all affiliates and associates (as defined in Rule 12b 2 under the Exchange Act, as in effect on the date hereof) thereof.

“Hazardous Materials” means (a) any pollutants, toxic pollutants, oil, gasoline, petroleum products, asbestos, materials or substances containing asbestos, explosives, chemical liquids or solids, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other solid, liquid or other emission, substance, material, product or by product defined, listed or regulated as a hazardous, noxious, toxic or solid substance, material or waste or defined, listed or regulated as causing cancer or reproductive toxicity, or otherwise defined, listed or regulated as hazardous or toxic in, pursuant to, or by any federal, state or local law, ordinance, rule, or regulation, now or hereafter enacted, amended or modified, in each case to the extent applicable to the Mortgaged Property including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); Sections 25117, 25281, 25316 or 25501 of the California Health & Safety Code; any so called “Superfund” or “Superlien” law; the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); and the Clean Air Act (42 U.S.C. Section 7901 et seq.); (b) any substance which is or contains asbestos, radon, polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, motor fuel or other petroleum hydrocarbons, (c) fungus, mold, mildew, or other biological agents the presence of which may adversely affect the health of individuals or other animals or materially adversely affect the value or utility of the Mortgaged Property, and/or (d) any other substance which causes or poses a threat to cause a contamination or nuisance with respect to all or any portion of the Mortgaged Property or any adjacent property or a hazard to the environment or to the health or safety of Persons.

“Impositions” means all real estate and personal property taxes, and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon the Mortgaged Property or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing. Impositions shall not include any sales or use taxes or any income taxes payable by Borrower.

Schedule 7.13 — Page 9

“Improvements” means all buildings, improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“Indebtedness” means with respect to any Person, without duplication, (a) any indebtedness of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of any property or asset of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) any obligations of such Person for the deferred purchase price of property or services, (c) any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) any obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) any obligations of such Person as lessee under Capital Leases, (f) any obligations of such Person as a result of any final judgment rendered against such Person or any settlement agreement entered into by such Person with respect to any litigation unless such obligations are stayed upon appeal (for so long as such appeal shall be maintained) or are fully discharged or bonded within thirty (30) days after the entry of such judgment or execution of such settlement agreement, (g) any obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (h) any Contingent Obligations, (i) any Indebtedness of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) any Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” is defined in Section 11.3.

“Indemnitees” is defined in Section 11.3.

“Independent Architect” is defined in Section 7.14.

“Inspection Certificate” means a certificate from an architect or other design professional approved by Lender in form and substance reasonably acceptable to Lender.

“Insurance Reserve” is defined in Section 5.5.

“Interest Rate” means the applicable of the Base Rate or the Default Rate.

“Intermediate Borrower Entity” is defined in Section 7.4

Schedule 7.13 — Page 10

“Inventory” means “inventory” (as defined in the UCC), including any and all goods, merchandise and other personal property, whether tangible or intangible, now owned or hereafter acquired by Borrower which is held for sale, lease or license to customers, furnished to customers under any contract or service or held as raw materials, work in process, or supplies or materials used or consumed in Borrower’s business.

“Investment” means (A) any direct or indirect purchase or other acquisition by Borrower of any beneficial interest in, including stock, partnership interest or other Securities of, any other Person or (B) any direct or indirect loan, advance or capital contribution by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Land” means the real estate comprising the Mortgaged Property, as more specifically described in the Mortgage including, to the extent owned by Borrower, all oil, gas and mineral rights, oil, gas and minerals (whether before or after extraction), easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privilege relating, in any manner whatsoever, to the Land. The Land is legally described on Exhibit A.

“Late Charge” is defined in Section 2.2(D).

“Lease Form” means the standard form of lease to be used by Borrower for all leases relating to the Mortgaged Property which has been approved by Lender as of the Closing Date or as may be approved by Lender thereafter, and as the same may, from time to time thereafter, be amended by Borrower with the approval of Lender, which approval shall not be unreasonably withheld or delayed.

“Leases” means any and all leases, subleases, occupancy agreements or grants of other possessory interests, whereby Borrower acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof, together with all rights, powers, privileges, options and other benefits of Borrower thereunder and any and all guaranties of the obligations of the lessees, sublessees, occupants, and grantees thereunder, as such leases, subleases, occupancy agreements or grants may be extended, renewed, modified or replaced from time to time (exclusive of any ground lease having Borrower as ground lessee). For the avoidance of doubt, “Leases” shall not include any lease, license or occupancy agreement whereby the Master Lessee or any sublessee of the Master Lessee acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Carveout Guarantor, the Mortgaged Property or any part thereof, the construction, use, alteration or operation thereof, or any part thereof, or any or all of any other Collateral whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants,

Schedule 7.13 — Page 11

agreements, restrictions and encumbrances contained in any instruments, either of record, known to Borrower or otherwise, at any time in force affecting Borrower, Carveout Guarantor, the Mortgaged Property, or any part thereof, or any or all of the other Collateral including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lien” means (a) any lien, mortgage, pledge, security interest, charge or monetary encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and (b) any negative pledge or analogous agreement including any agreement not to directly or indirectly convey, assign, sell, mortgage, pledge, hypothecate, grant a security interest in, grant options with respect to, transfer or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, any direct or indirect interest in an asset or direct or indirect interest in the ownership of an asset.

“Loan” means the loan in the aggregate amount of $60,000,000 from Lender to Borrower as evidenced by the Note.

“Loan Accounts” means the accounts controlled by Lender established after an occurrence of an Event of Default, any account controlled by Lender in which Borrower has deposited funds (e.g., Base Building Reserve) and any other securities or deposit accounts required to be maintained pursuant to this Agreement or the other Loan Documents.

“Loan Account Collateral” is defined in Section 6.8.

“Loan Documents” means this Agreement, the Note, the Mortgage, the Assignments, the Environmental Indemnity Agreement, the Financing Statements, the Carveout Guaranty and all other documents, instruments and certificates made by Borrower or Carveout Guarantor to Lender in accordance herewith or which otherwise evidence, secure and/or govern the Loan.

“Loan Month” means a calendar month.

“Loan Quarter” means a calendar quarter.

“Lockout Expiration Date” means December 31, 2015.

“Manager” means Trammell Crow Company or any other Person subsequently engaged by Borrower or Carveout Guarantor to manage the Mortgaged Property.

“Master Lease” means that certain Deed of Lease between Borrower, as lessor, and Carveout Guarantor in its capacity as Master Lessee, as lessee, dated as of even date herewith as amended from time to time to the extent permitted under this Loan Agreement, the Mortgage and the other Loan Documents, with respect to the Mortgaged Property, and any guaranty required in connection therewith.

“Master Lessee” means Carveout Guarantor or the then current lessee under the Master Lease to the extent permitted thereunder, in its capacity as lessee under the Master Lease.

Schedule 7.13 — Page 12

“Material Adverse Effect” means (A) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower, Carveout Guarantor or the Mortgaged Property, or (B) the impairment, in any material respect, of the ability of Borrower or Carveout Guarantor to perform its respective obligations under any of the Loan Documents or of Lender to enforce or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contracts” means (a) the Master Lease and any other Leases approved by Lender, (b) the Permitted Encumbrances (not otherwise referred to in this definition of Material Contracts), (c) those (i) Contracts set forth on Schedule 4.6(C) attached hereto and (ii) other Contracts entered into by Borrower which, if not complied with by Borrower, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means January 31, 2026 or such earlier date as the Loan is prepaid in full or accelerated.

“Maximum Rate” is defined in Section 2.2(C).

“Mortgage” means the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith from Borrower to or for the benefit of Lender, constituting a first Lien on Mortgaged Property as collateral for the Loan.

“Mortgaged Property” means the Land, the Improvements, the Inventory, the Accounts, the General Intangibles, the Fixtures and Personalty, the Leases, the Rents and other Gross Revenues, the Other Property, the Proceeds, the Plans and Specifications, and all other property of every kind and description used or useful in connection with the ownership, occupancy, operation and maintenance of the other components of the Mortgaged Property and all substitutions therefor, replacements and accessions thereto, and proceeds including “proceeds” (as defined in the UCC) derived therefrom, all as more specifically described in the Mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which Borrower or any ERISA Affiliate has any liability, including contingent liability.

“Net Cash Flow” means the excess, if any, of (a) all Gross Revenues of the Mortgaged Property, during the twelve (12) Loan Months preceding the Loan Month in which the applicable Calculation Date occurs over (b) the sum of all Expenses of the Mortgaged Property, during the twelve (12) Loan Months preceding the Loan Month in which the applicable Calculation Date occurs.

“Nonconsolidation Opinion” means an opinion of counsel selected by Borrower (or other applicable Person) and reasonably satisfactory to Lender, which shall be independent outside counsel, addressed to the Rating Agencies (or which expressly permits reliance by the

Schedule 7.13 — Page 13

Rating Agencies) and Lender, in form and substance consistent with nonconsolidation opinions provided in connection with secured loan transactions of similar type and structure, which may include customary assumptions and qualifications, to the effect that in a properly presented case, a bankruptcy court in a case involving the Person designated by Lender, or an Affiliate thereof reasonably designated by Lender, would not disregard the corporate, limited liability company or partnership forms of Borrower, so as to consolidate the assets and liabilities of Borrower with those of the designated entities.

“Note” means that the Promissory Note, together with the Substitute Notes and all future advances, extensions, renewals, substitutions, modifications and amendments of the Promissory Note and Substitute Note.

“Obligations” means, in the aggregate, all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable to Lender under the Loan Documents whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower. The term “Obligations” shall also include any judgment against Borrower or the Mortgaged Property with respect to such obligations, liabilities and indebtedness of Borrower.

“OFAC” is defined in Section 4.9.

“Officer’s Certificate” means the certificate of an executive officer, chief financial officer or other officer or representative with knowledge of the matters addressed in such certificate.

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by laws, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.

“Other Property” means all of Borrower’s now and/or hereafter existing and/or arising right, title and interest in and to all “securities entitlements” (as defined in the UCC), “chattel paper” (as defined in the UCC), “commercial tort claims” (as defined in the UCC) and all other tort claims, “documents” (as defined in the UCC), “instruments” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC), “money” (as defined in the UCC), “letters of credit” (as defined in the UCC), Investments, and all “investment property” (as defined in the UCC). Other Property includes all Security Deposit Letters of Credit.

“Partial Release Requirements” is defined in Section 12.1.

“Payment Date” means the 1st day of each calendar month commencing on February 1, 2006.

“Permitted Contest” is defined in Section 5.3(B).

Schedule 7.13 — Page 14

“Permitted Encumbrances” means the following: (a) the Master Lease; (b) the matters and exceptions appearing on the Title Policy and identified on Exhibit B, (c) Liens permitted under the Master Lease which do not require Landlord’s consent or to which Landlord and Lender have consented in writing, and (d) Liens securing purchase money Indebtedness that is Permitted Indebtedness (provided that such Liens are confined to the property purchased with the proceeds of such Indebtedness).

“Permitted Indebtedness” means (a) ordinary and customary trade payables incurred in the ordinary course of business of ownership and operation of the Mortgaged Property which are payable not later than forty-five (45) days after receipt of the original invoice which are in fact not more than sixty (60) days overdue, (b) the Loan, (c) purchase money Indebtedness used to acquire removable Fixtures and Personalty that do not comprise the Initial Alterations or any other portion of the Collateral, to be located on the Mortgaged Property and which purchase money Indebtedness shall not exceed Ten Million and No/100 Dollars ($10,000,000) in the aggregate outstanding at any one time.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Physical Condition Report” means the report(s) regarding the physical inspection of the Land and Improvements listed on Schedule 1.1(B).

“Plans and Specifications” means the final drawings and specifications for the development and construction of each component part of the applicable Construction (as the same may be amended in accordance with the provisions permitted by this Agreement), as applicable, which plans and specifications and all amendments thereto shall be (i) approved by Lender to the extent required herein, which approval shall not be unreasonably withheld or delayed, and (ii) in accordance with all applicable Legal Requirements.

“Post-Closing Obligation Letter” means a certain letter agreement of even date herewith between Borrower and Lender regarding satisfaction of certain conditions to the Closing.

“Prepayment Premium” means the greater of (a) one percent (1%) of the amount prepaid and (b) the Yield Maintenance Amount.

“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and implementing regulations thereto, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., (d) all other laws, regulations and executive orders administered by the Office of Foreign Assets Control and (e) all other Legal Requirements relating to money laundering or terrorism.

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“Proceeds” is defined in Section 8.1.

“Promissory Note” means the Promissory Note dated of even date herewith made by Borrower to the order of Lender in the original principal amount of $60,000,000.

“Proprietary Rights” is defined in Section 4.11.

“Punch-List Items” means details of construction, decoration and mechanical and electrical adjustment which in the aggregate are minor in character and do not materially interfere with the intended use and operation of the applicable Construction.

“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”), Fitch Inc. (“Fitch”), and Moody’s Investors Service, Inc. (“Moody’s”) or, if any of such firms shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by Lender; provided, however, that at any time during which the Loan is an asset of a securitization, “Rating Agencies” shall mean the rating agencies that from time to time rate the securities issued in connection with such securitization. If the Loan is not an asset in a securitization, Rating Agency shall mean those rating agencies designated by Lender from time to time.

“Rating Agency Confirmation” shall mean, collectively, an affirmation from each of the Rating Agencies that the credit rating by such Rating Agency of the securities issued in connection with a securitization of the Loan or otherwise secured by a pledge of the Note immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion provided, however if the Loan has not been securitized in connection with a Securitization in which some or all of the securities have been rated by one or more of the Rating Agencies, Rating Agency Confirmation means Lender’s approval, which approval is not to be unreasonably withheld or delayed.

“Release Property” is defined in Section 12.1.

“Remaining Property” shall mean the remaining portion of the Mortgaged Property which remains subject to the lien of the Mortgage after the Partial Release.

“Rents” shall mean rents, income, receipts, royalties, profits, issues, service reimbursements, fees, termination payments receivables, accounts receivable and payments from time to time accruing under the Leases.

“Request for Release” means a request from Borrower to Lender in connection with a request for disbursement from the applicable Reserve or funds deposited with and held by Lender pursuant to Sections 5.13 and 8.1 accompanied by the following items, which request and items are subject to the approval of Lender not to be unreasonably withheld or delayed: (a)

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currently dated certificate approved by Borrower from a Contractor and Lender’s consultant, if any, on a form to be reasonably approved by Lender, confirming, among other things, that the Construction is being performed in accordance with the Plans and Specifications, if any, and Legal Requirements; (b) the Required Lien Waivers in form and substance reasonably satisfactory to Lender; (c) if requested by Lender, from time to time, the requisitions for payment then the subject of such Request for Release from subcontractors and material suppliers engaged in the construction of the applicable Construction in form and content reasonably satisfactory to Lender; (d) an Inspection Certificate of an architect approved by Lender based upon an on site inspection of the applicable Construction made by Lender’s consultant, if any, which shall certify that all work for which such Request for Release has been requested has been completed; (e) evidence reasonably satisfactory to Lender of Construction Legal Compliance (together with copies of the applicable entitlements, approvals, allocations, permits, licenses and conditional use permits), including, without limitation, (i) a certificate from the Borrower as to item (d) of the definition of Construction Legal Compliance (which certificate may, as to “threatened” matters, be qualified to “the best of such Person’s knowledge following due inquiry”) and (ii) such other showings, certificates, reports and items as Lender or Lender’s consultant, if any, may reasonably request to confirm Construction Legal Compliance; and (f) such other information and documents as may be reasonably requested or required by Lender or Lender’s consultant, if any, including, but not limited to, certificates, inspections, invoices, receipts, permits, licenses and certificates of occupancy, affidavits and other documents, appropriate for the applicable stage of construction.

“Required Completion Date” means December 31, 2007 with respect to the Base Building Improvements.

“Required Lien Waivers” means, waivers of liens executed by (a) for each Request for Release, Contractor and each design professional with whom Borrower has a direct agreement, respectively, waiving their respective rights, if any, and any right of a subcontractor claiming through or under any of them, to file or maintain any construction liens or claims, all in such form containing such provisions as may be reasonably required by Lender and in accordance with applicable law and (b) for each Request for Release that includes a request for final payment to any subcontractor, such subcontractor, waiving its right to file or maintain any construction liens or claims, all in such form and containing such provisions as may be reasonably required by Lender executed with respect to and applicable to the extent such subcontractor has received payment. Such waivers may be conditioned upon payment for work performed and materials supplied; provided, that the Request for Release that includes the request described in clause (b) above shall include (and in the case of the final Request for Release, within ten (10) days after the funding of such final Request for Release, Borrower shall deliver to Lender) a duly executed, unconditional waiver for each Person described in clause (a) or (b) above.

“Required Restoration Date” is defined in Section 8.1.

“Reserves” means to the extent applicable, the Base Building Reserve, the Tax Reserve and the Insurance Reserve.

“Restoration” is defined in Section 8.1.

Schedule 7.13 — Page 17

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization” is defined in Section 10.1.

“Special Purpose Bankruptcy Remote Entity” is defined in Schedule 7.13.

“Subdivision” is defined in Section 12.3.

“Subsequent Owner” means with respect to the Additional Master Lease Provisions in Article 13, any individual or entity which acquires the fee simple title to or possession of the Mortgaged Property at or through a foreclosure (together with any successors or assigns thereof), including, without limitation, (i) Lender or its designee, (ii) any purchaser of the Mortgaged Property from Lender, or (iii) any lessee of the Mortgaged Property from Lender (other than Master Lessee).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Substitute Note” means all notes given in substitution or exchange for the Promissory Note or another Substitute Note.

“SVB Loan Agreement” means that certain Amended and Restated Loan Agreement dated as of September 16, 2005, between Silicon Valley Bank and Carveout Guarantor.

“Tax Reserve” is defined in Section 5.5.

“Title Company” means First American Title Insurance Company.

“Title Policy” means a the mortgagee’s policy of title insurance issued on the 1992 Form B ALTA form by the Title Company (or the closest equivalent available in any given jurisdiction), together with such reinsurance and direct access agreements as Lender may require, insuring that the Mortgage is a valid first and prior enforceable lien on Borrower’s fee simple interest (or leasehold interest, as applicable) in the Mortgaged Property (including any easements appurtenant thereto but excluding any non-real estate property interests included in the definition of Mortgaged Property) subject only to the Permitted Encumbrances. The Title Policy shall contain an affirmative creditors’ rights endorsement, comprehensive endorsement, zoning 3.1 endorsement with parking and such other endorsements as Lender may reasonably require.

Schedule 7.13 — Page 18

“Total Loss” means (i) a casualty, damage or destruction of (i) all of the Mortgaged Property, (ii) any portion of the Mortgaged Property which renders the remaining portion of the Mortgaged Property unsuitable or uneconomical for the continuation of the Borrower’s use or business therein, or (iii) any portion of the Mortgaged Property and the estimated time to repair or replace such portion of the Mortgaged Property is in excess of one (1) year, as reasonably estimated by Lender, or under applicable law the Mortgaged Property cannot be rebuilt to a condition that is suitable and economical for the operation of Borrower’s business therein.

“Transfer” means, (a) when used as a verb, to, directly or indirectly, lease, sell, assign, convey, give, exchange, devise, mortgage, encumber, pledge, hypothecate, alienate, grant a security interest, or otherwise create or suffer to exist any Lien, transfer or otherwise dispose, or to contract or agreement to do any of the foregoing, whether by operation of law, voluntarily, involuntarily or otherwise as well as any other action or omission which has the practical effect of initiating or completing the foregoing and (b) when used as a noun, a direct or indirect, lease, sale, assignment, conveyance, gift, exchange, devise, mortgage, encumbrance, pledge, hypothecation, alienation, grant of a security interest or other creation or sufferance of a Lien, transfer of other disposition, or contract or agreement by which any of the foregoing may be effected, whether by operation of law, voluntary or involuntary and any other action or omission which has the practical effect of initiating or completing the foregoing.

“Treasury Rate” means the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the scheduled Lock-out Expiration Date, as quoted in Federal Reserve Statistical Release H. 15(519) under the heading “U.S. Government Securities – Treasury Constant Maturities” for the Treasury Rate Determination Date (as defined below), converted to a monthly equivalent yield. If yields for such securities of such maturity are not shown in such publication, then the Treasury Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be reasonably determined by Lender based on comparable data.

“Treasury Rate Determination Date” means the date which is five (5) Business Days prior to the scheduled prepayment date.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCC Collateral” is defined in Section 2.9.

“Yield Maintenance Amount” means the then-present value (determined by discounting at the Treasury Rate) of the amount of interest that would have accrued on the outstanding principal balance of the Loan, from the date of the prepayment to and including the scheduled Lock-out Expiration Date, if no prepayment were to occur and if the rate of interest were the Interest Rate. For purposes of computing the Yield Maintenance Amount with regard to Section 2.4(D)(iii), the date of prepayment shall be deemed the date the Loan is accelerated.

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1.2 Terms; Utilization of GAAP for Purposes of Financial Statements Under Agreement.

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No Accounting Changes shall affect financial covenants, standards or terms in this Agreement; provided, that Borrower shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

1.3 Other Definitional Provisions.

References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the phrase “and/or” shall mean that either “and” or “or” may apply; the phrases “attorneys’ fees,” “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including court costs, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Mortgaged Property and the Collateral and enforcing its rights hereunder and/or the other Loan Documents; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; references to a Person’s “knowledge” in this Agreement or the other Loan Documents refers to the actual knowledge of the Person in question and such knowledge as a reasonably prudent Person would have acquired by virtue of such inquiry and due diligence as a reasonably prudent Person would have undertaken and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Where any provision of this Agreement or any of the other Loan Documents refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

Schedule 7.13 — Page 20

SECTION 2

AMOUNTS AND TERMS OF THE LOAN

2.1 Loan Disbursement and Note. Subject to the terms and conditions of this Agreement, Lender shall lend the Loan to Borrower on the Closing Date. The proceeds of the Loan shall be used to provide permanent financing for the Mortgaged Property. The disbursement of the Loan in accordance with the foregoing shall be made on the Closing Date. The Loan shall be evidenced by the Note. The Obligations of Borrower under this Agreement, the Note and the other Loan Documents are secured by, among other things, the Mortgage and the Liens created or arising under the other Loan Documents.

2.2 Interest.

(A) Interest Rate. Subject to the provisions of Section 2.2(C) hereof, the outstanding principal balance of the Loan shall bear interest at the Base Rate. However, (a) upon and during the continuance of any Default by Borrower in the payment of any sum of principal, interest or other Indebtedness of Borrower owing Lender when due, (b) during the existence of any Event of Default, or (c) after the Maturity Date or earlier upon acceleration of the Loan, the principal amount of the Loan shall bear interest (“Default Interest”) at the Default Rate. With respect to any scheduled payments of principal and interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) Business Days from such date before Default Interest is imposed by reason of such late payment; provided, however, such grace period will not be available more than once in any 12 Loan Month period and if Borrower fails to make the required payment within said five (5) Business Day period, Default Interest will be calculated from the original due date. Except as set forth in the preceding sentence, the Default Interest shall commence, without notice, immediately upon and from the occurrence of (a), (b) or (c) above, as the case may be, and shall continue until all Defaults are cured and all sums then due and payable under the Loan Documents are paid in full. Default Interest shall be payable upon demand, and, to the extent unpaid, shall be compounded monthly at the Default Rate. The obligations of the Borrower under this Agreement, the Note and the other Loan Documents are secured by, among other things, the Mortgage.

(B) Computation and Payment of Interest. Interest on the Loan and all other Obligations owing to Lender shall be computed on the daily principal balance of the Note on the basis of actual days elapsed and a 360-day year. Interest on the Loan is payable in arrears. Payments of interest shall be paid to Lender as specified in Section 2.3. In addition, all accrued and unpaid interest shall be paid to Lender on the earlier of the date of prepayment (to the extent prepayment is permitted under Section 2.4) and maturity, whether by acceleration or otherwise. The Loan shall commence to bear interest on the date the proceeds of the Loan are to be disbursed to or for the order of Borrower, provided, however, if the proceeds are disbursed to an escrowee, the Loan shall commence to bear interest from and including the date of disbursement to such escrowee regardless of the date such proceeds are disbursed from escrow.

(C) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or

Schedule 7.13 — Page 21

determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this Section shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations due and owing to Lender (without any prepayment penalty or premium therefor) or for accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation due and owing to Lender is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations due and owing to Lender shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations due and owing to Lender had the rate of interest not been limited to the Maximum Rate during such period.

(D) Late Charges. If any scheduled payment of principal and/or interest or other amount owing pursuant to this Agreement or the other Loan Documents is not paid when due, Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late charge (“Late Charge”) in an amount equal to four percent (4%) of the unpaid amount. With respect to regular monthly payments of principal and/or interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) Business Days from the date due before a late charge is imposed by reason of such late payment; provided, however, such grace period will not be available more than once in any calendar year. Any unpaid late charge shall bear interest at the Default Rate until paid.

2.3 Payments.

Interest for the period commencing on the date of disbursement of the Loan and ending on December 31, 2005 shall be paid on the Closing Date. On each Payment Date thereafter commencing with the Payment Date occurring on February 1, 2006, Borrower shall pay to Lender (i) interest and principal in an amount equal to Five Hundred One Thousand Eight Hundred Sixty-Four and No/00 Dollars ($501,864.00) per month so that the full principal amount outstanding is amortized over the twenty (20) year term and (ii) any other amounts that are due and payable under this Agreement and the other Loan Documents (including, without limitation, any Default Interest and Late Charges). A final payment will be required on the Maturity Date.

2.4 Payments and Prepayments on the Loan.

(A) Manner and Time of Payment. Borrower agrees to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of

Schedule 7.13 — Page 22

this Agreement and the other Loan Documents. All payments shall be made without deduction, defense, setoff or counterclaim by the wire transfer or ACH/EFT of good immediately available wire transferred federal funds to Lender’s account at JP Morgan Chase for the account of ABA: 021-000-021, A/C: SFT I, Inc., A/C #: 230-368913, Reference: Equinix Debt Service: Beaumeade Corporate Park/Equinix RP II LLC or at such other place as Lender may direct from time to time by notice to Borrower. Borrower shall receive credit for such funds on the date received if such funds are received by Lender by 2:00 P.M. (New York time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the following Business Day. Whenever any payment to be made under the Loan Documents shall be stated to be due on a day that is not a Business Day, or any time period relating to a payment to be made hereunder is stated to expire on a day that is not a Business Day, the payment may be made on the following Business Day and the period will not expire until the following Business Day.

(B) Maturity. The outstanding principal balance of the Loan, all accrued and unpaid interest thereon and all other sums owing to Lender pursuant to the Loan Documents, shall be due and payable on January 31, 2026 (the “Maturity Date”).

(C) Prepayments.

(i) The Loan may be prepaid, in whole, but not in part, upon not less than thirty (30) days’ irrevocable prior notice to Lender. Any prepayment (i.e., other than the principal payments required under Section 2.3) on the principal balance of the Loan evidenced by the Note whether voluntary or involuntary, shall be accompanied by payment of interest accrued to the date of prepayment, together with the applicable Prepayment Premium; provided however, that no Prepayment Premium shall be due and payable after the Lockout Expiration Date. Any prepayments made pursuant to the foregoing shall be made on a Payment Date provided, however, Borrower may elect to make any such prepayments on a Business Day which is not a Payment Date if, in addition to all interest which has accrued to and including the date of prepayment and the Prepayment Premium, Borrower also pays all interest which would accrue on the Loan to, but not including, the Payment Date following the date of prepayment. Amounts prepaid shall not be re borrowed.

(ii) In the event of the failure to borrow or prepay the Loan as specified in any notice delivered pursuant to this Agreement or the other Loan Documents, then, in any such event and, in addition to the payments to be made to Lender pursuant to Section 2.4(C)(i), Borrower agrees to compensate Lender for all losses, costs, expenses and damages Lender may incur attributable to such event. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iii) If, following an Event of Default, payment of all or any part of the Loan is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against

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prepayment set forth in Section 2.4(C)(i) and Borrower shall pay to Lender, in addition to the other Obligations, the Prepayment Premium. If the Maturity Date is accelerated, due to an Event of Default or otherwise, or if any prepayment of all or any portion of the Loan hereunder occurs, whether in connection with Lender’s acceleration of the Loan or otherwise, or if the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then the Prepayment Premium shall become immediately due and owing and Borrower shall immediately pay the Prepayment Premium to Lender. Nothing contained in this Section 2.4(C)(iii) shall create any right of prepayment.

2.5 Lender’s Records; Mutilated, Destroyed or Lost Notes. The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s obligation to pay the Obligations. In case any Note shall become mutilated or defaced, or be destroyed, lost or stolen, Borrower shall, upon request from Lender, execute and deliver a new Note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the mutilated or defaced Note shall be surrendered to Borrower upon delivery to Lender of the new Note. In the case of any destroyed, lost or stolen Note, Lender shall furnish to Borrower, upon delivery to Lender of the new Note (i) certification of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by Borrower to hold Borrower harmless.

2.6 Taxes. Any and all payments or reimbursements made under the Agreement, the Note or the other Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto arising out of or in connection with the transactions contemplated by the Loan Documents; excluding, however, the following: taxes imposed on the income of Lender by any jurisdiction or any political subdivision thereof; taxes that are not directly attributable to the Loan; and any “doing business” taxes, however denominated, charged by any state or other jurisdiction (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding such taxes imposed on income, taxes not directly attributable to the Loan and any “doing business” taxes, herein “Tax Liabilities”). If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any new request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for income taxes, or franchise taxes imposed in lieu of income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of interest or tax on the overall income of Lender, taxes that are not directly attributable to the Loan and any

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“doing business” taxes, however denominated, charged by any state or other jurisdiction) and the result of any of the foregoing is to increase the cost to Lender of making or continuing its Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, within thirty (30) days after its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled.

2.7 Application of Payments. Except as otherwise expressly provided in the last sentence of this Section 2.7, all payments made hereunder shall be applied first, to the payment of any Late Charges and other sums (other than principal and interest) due from Borrower to Lender under the Loan Documents, second, to any interest then due at the Default Rate, third to interest then due at the Base Rate, and last to the principal amount. Following and during the continuance of an Event of Default, all sums collected by Lender shall be applied in such order of priority to such items set forth below as Lender shall determine in its sole discretion: (i) to the costs and expenses, including reasonable attorneys’ and paralegals’ fees and costs of appeal, incurred in the collection of any or all of the Loan due or the realization of any collateral securing any or all of the Loan; and (ii) to any or all unpaid amounts owing pursuant to the Loan Documents in any order of application as Lender, in its sole discretion, shall determine.

2.8 Commitment Fee. Borrower shall pay the Commitment Fee to Lender on the Closing Date.

2.9 Security Agreement. To secure the payment, performance and discharge of the Obligations, Borrower hereby grants, assigns, transfers, conveys and sets over unto Lender, and hereby grants to Lender a continuing first priority, perfected security interest in all of Borrower’s right, title and interest in, to and under any and all of the following, whether now and/or existing and/or now owned and/or hereafter acquired and/or arising:

a.	the Accounts;

b.	the Contracts;

c.	the Loan Accounts and other Loan Account Collateral;

d.	the Equipment Leases;

e.	the Fixtures and Personalty;

f.	the General Intangibles;

g.	the Inventory;

h.	the Leases;

i.	the Other Property;

j.	the Rents and other Gross Revenues;

k.	the Plans and Specifications;

l.	the Proceeds;

m.	without any duplication, any and all other assets, and other personal property of Borrower; and

n.	together with all accessions to, substitutions for, and replacements of, and of the foregoing and any and all products and cash and non-cash proceeds of any of the foregoing (collectively, the “UCC Collateral”).

Schedule 7.13 — Page 25

With respect to all UCC Collateral constituting a part of the Mortgaged Property, including, without limitation, the Accounts, this Agreement shall constitute a “security agreement” within the meaning of, and shall create a security interest under, the UCC. Borrower hereby acknowledges and agrees that Lender shall be permitted to file one or more financing statements naming Borrower as debtor and Lender as secured party identifying “all assets and personal property” of Borrower in the collateral description thereon. As to the UCC Collateral, the grant, transfer, and assignment provisions of this Section 2.9 shall control over the grant provision of Section 2.1 of the Mortgage. Borrower represents and warrants that, except for any financing statement filed by Lender, no presently effective financing statement covering the Collateral or any part thereof has been filed with any filing officer, and no other security interest has attached to or has been perfected in the Collateral or any part thereof. Borrower shall from time to time within fifteen (15) days after request by Lender, execute, acknowledge and deliver, or authorize the filing of any financing statement, renewal, affidavit, certificate, continuation statement or other document as Lender may reasonably request in order to evidence, perfect, preserve, continue, extend or maintain this security agreement and the security interest created hereby as a first priority Lien on the UCC Collateral, subject only to the Permitted Encumbrances.

2.10 Certain Secured Party Remedies. If an Event of Default shall have occurred and be continuing, Lender shall have all the remedies of a secured party under the UCC and all other rights and remedies now or hereafter provided or permitted by law, including, without limitation, the right to take immediate and exclusive possession of the UCC Collateral, or any part thereof, and for that purpose Lender may, as far as Borrower can give authority therefor, with or without judicial process, enter (if this can be done without breach of the peace) upon any premises on which any of the Collateral or any part thereof may be situated. Without limitation of the foregoing, Lender shall be entitled to hold, maintain, preserve and prepare all of the Collateral for sale and to dispose of said Collateral, if Lender so chooses, from any of the Mortgaged Properties, provided that Lender may require Borrower to assemble such UCC Collateral and make it available to Lender for disposition at a place to be designated by Lender from which the UCC Collateral would be sold or disposed of, and provided further that, for a reasonable period of time prior to the disposition of such UCC Collateral, Lender shall have the right to use same in the operation of the Mortgaged Properties. Borrower will execute and deliver to Lender any and all forms, documents, certificates and registrations as may be necessary or appropriate to enable Lender to sell and deliver good and clear title to the UCC Collateral to the buyer at the sale as herein provided. Unless the UCC Collateral is of the type customarily sold on a recognized market, Lender will give Borrower at least ten (10) days’ notice of the time and place of any public sale of such UCC Collateral or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is given to Borrower at least ten (10) days before the time of the sale or disposition. Lender may buy at any public sale and, if the UCC Collateral is of a type customarily sold in a recognized market or is a type which is the subject of widely distributed standard price quotations, it may buy at private sale. Unless Lender shall otherwise elect, any sale of the UCC Collateral shall be solely as a unit and not in separate lots or parcels, it being expressly agreed, however, that Lender shall have the absolute right to dispose of such UCC Collateral in separate

Schedule 7.13 — Page 26

lots or parcels. Lender shall further have the absolute right to elect to sell the UCC Collateral as a unit with, and not separately from, the Land and Improvements constituting a portion of the Mortgaged Properties. The net proceeds realized upon any disposition of the UCC Collateral, after deduction for the expenses of retaining, holding, preparing for sale, selling and the like and the attorneys’ fees and legal expenses incurred by Lender shall be applied towards satisfaction of such of the Obligations secured hereby, and in such order of application, as Lender may elect. If all of the Obligations are satisfied, Lender will account to Borrower for any surplus realized on such disposition.

SECTION 3

CONDITIONS TO LOAN

3.1 Conditions to Funding of the Loan on the Closing Date.

The obligation of Lender to disburse the Loan is subject to the prior or concurrent satisfaction of the conditions set forth below.

(A) Performance of Agreements; Truth of Representations and Warranties; No Injunction. Borrower, Carveout Guarantor and all other Persons executing any Loan Document on behalf of Borrower and Carveout Guarantor shall have performed in all material respects all agreements which any of the Loan Documents provide shall be performed on or before the Closing Date. The representations and warranties contained in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date. No Legal Requirements shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the reasonable judgment of Lender would enjoin, prohibit or restrain, or impose or result in an adverse effect upon the making, borrowing or repayment of the Loan or the execution, delivery or performance of the Loan Documents. No Default or Event of Default shall have occurred and then be continuing.

(B) Opinion of Counsel. Lender shall have received and approved written opinions of counsel for Borrower, Carveout Guarantor, and Borrower Representative, including such Persons’ local and Delaware counsel, in form and substance reasonably satisfactory to Lender and its counsel, dated as of the Closing Date. By execution of this Agreement, Borrower authorizes and directs its counsel to render and deliver such opinions to Lender.

(C) Loan Documents. On or before the Closing Date, Borrower shall execute and deliver and cause to be executed and delivered, to Lender all of the Loan Documents, each, unless otherwise noted, dated the Closing Date, duly executed, in form and substance satisfactory to Lender and in quantities designated by Lender (except for the Promissory Note, of which only the original shall be executed). Borrower hereby authorizes Lender to file the financing statements in such filing offices as Lender reasonably determines is necessary to perfect Lender’s security interest in the Collateral. Lender shall provide notice of any filings made outside of the Commonwealth of Virginia and the State of Delaware.

Schedule 7.13 — Page 27

(D) Intentionally Omitted.

(E) Insurance Policies and Endorsements. Lender shall have received and approved certificates of insurance or copies of the original policies of insurance required to be maintained under this Agreement and the other Loan Documents, together with endorsements satisfactory to Lender naming Lender as additional insured under such policies.

(F) Organizational and Authorization Documents. Lender shall have received all documents reasonably requested by Lender, including all Organizational Documents, with regard to the due organization, existence, internal governance, power and authority, due authorization, execution and delivery, authorization to do business and good standing of Borrower, Carveout Guarantor, the Borrower Representative and such other Persons as Lender may reasonably designate, the validity and binding effect of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender.

(G) Closing Statement. Lender shall have received and approved a closing and disbursement statement executed by Borrower with respect to the disbursement of the proceeds of the Loan.

(H) Financial Statements. Lender shall have approved financial statements of Carveout Guarantor for the last two (2) years or portion thereof, which financial statements Lender acknowledges are available on EDGAR.

(I) Budget and Capital Plan. Lender shall have received and approved the initial Budget and initial Capital Plan for Borrower.

(J) Intentionally Omitted.

(K) Appointment of Agent for Service of Process. Lender shall have received evidence reasonably satisfactory to it that Incorporating Services, Ltd. has been appointed as Borrower’s and Carveout Guarantor’s agent for service of process in the State of Delaware.

(L) Material Contracts and Other Agreements. Lender shall have received and approved true, correct and complete certified copies of all Material Contracts, all other operating agreements, service contracts and equipment leases and all permits, licenses and documents pertaining to the Proprietary Rights relating to all or any of the Mortgaged Property.

(M) Environmental Assessments, Physical Condition Reports and Lender’s Inspection and Appraisal and Plans and Specifications. Lender shall have received and approved the Environmental Reports, a satisfactory zoning compliance letter and building code “no violation” letter from the applicable governmental authorities and Physical Condition Reports relating to the Mortgaged Property, together with letters from the preparer(s) thereof permitting Lender (and Persons designated by Lender) to rely upon the Environmental Reports and Physical Condition Reports. To the extent in the possession of the Borrower, a true, correct and complete copy of “as built” plans and specifications for the Improvements. Lender shall have completed its site visit(s) to the Mortgaged Property and be satisfied with such visit(s). Lender shall have received an independent appraisal of the Mortgaged Property from a state certified appraiser approved by Lender and made in accordance with the requirements of FIRREA, which indicates the fair market value of the Mortgaged Property and is satisfactory to Lender in all respects.

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(N) Title Policy, Survey, Searches, Perfection and Priority. Lender shall have received and approved (i) the Title Policy and (ii) a plat of survey of the Land, Improvements and other components of the Mortgaged Property constituting real estate certified to such Persons as Lender may designate and prepared in accordance with Lender’s requirements. Lender shall have received and approved copies of Uniform Commercial Code financing statement, judgment, tax lien, bankruptcy and litigation search reports of such jurisdictions and offices as Lender may reasonably designate with respect to Borrower, Carveout Guarantor, Borrower Representative and such other Persons as Lender may reasonably require. Lender shall have received such other evidence as Lender may reasonably require confirming that Lender has a perfected first priority security interests and Lien upon the Collateral.

(O) Licenses, Permits and Approvals, Zoning and Land Use Compliance. Lender shall have received and approved (i) a copy of the permanent unconditional certificate of occupancy issued with respect to the Mortgaged Property and all other applicable licenses, permits and approvals required to own, use, occupy, operate and maintain the Mortgaged Property, including all necessary licenses and permits relating to wetlands compliance, and use of water; (ii) evidence satisfactory to Lender of the existence, ownership and status of all Proprietary Rights and Material Contracts; and (iii) evidence satisfactory to Lender as to the compliance of the Mortgaged Property with all applicable Legal Requirements including letters from the applicable Governmental Authorities confirming such compliance.

(P) Intentionally Deleted.

(Q) Commitment Fee. Lender shall have received its Commitment Fee.

(R) Master Lease. Lender shall have received a duly executed Master Lease.

(S) Other Documents and Deliveries. Borrower shall have delivered such other documents and deliveries reasonably requested by Lender.

(T) Legal Fees; Closing Expenses. Borrower shall have paid any and all legal fees and expenses of counsel to Lender, together with all recording fees and taxes, title insurance premiums, and other costs and expenses related to the Loan.

(U) Intentionally Omitted.

(V) Intentionally Omitted.

(W) Intentionally Omitted.

(X) Photographs. Borrower shall provide Lender with reproducible aerial or exterior photographs of the Land and Improvements that are in Borrower’s possession. Notwithstanding anything to the contrary in this Agreement, Borrower shall not be required to provide Lender, and Lender shall not be permitted to take or obtain any photographs of the interior of the Improvements.

Schedule 7.13 — Page 29

SECTION 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that, after giving effect to the Loan, as of the Closing Date:

4.1 Organization, Powers, Qualification and Organization Chart. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower and Borrower Representative have all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and in the case of Borrower, to enter into each Loan Document to which it is a party and to perform the terms thereof. Carveout Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, and to enter into the Master Lease and each Loan Document to which it is a party and to perform the terms thereof. Borrower’s U.S. taxpayer identification number is set forth on Schedule 4.1(A)-1. Borrower, Borrower Representative and Carveout Guarantor are each duly qualified and in good standing wherever necessary to carry on its present business and operations, except where the failure to be duly qualified or in good standing would not result in a Material Adverse Effect. Borrower Representative is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is the sole member in Borrower. Borrower is a wholly-owned Subsidiary of Borrower Representative. Borrower Representative is a wholly-owned Subsidiary of Carveout Guarantor. Carveout Guarantor is a publicly owned company and is traded on the NASDAQ stock exchange. The principal place of business and chief executive office of Borrower for the five (5) year period preceding the Closing Date is set forth on Schedule 4.1(A)-3. Borrower has no Subsidiaries and has not made an Investment in any Person.

4.2 Authorization of Borrowing; No Conflicts; Governmental Consents; Binding Obligations and License and Security Interests of Loan Documents. Borrower has the power and authority to incur the Obligations evidenced by the Note and other Loan Documents, to execute and deliver the Loan Documents and to perform its Obligations, to own the Mortgaged Property and to continue its businesses and affairs as presently conducted. Carveout Guarantor has the power and authority to execute and deliver the Carveout Guaranty, the Environmental Indemnification Agreement and the other Loan Documents to which it is a party. The incurring of the Obligations and the execution, delivery and performance by Borrower and Carveout Guarantor of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary partnership, corporate or limited liability company action, as the case may be. The incurring of the Obligations and the execution, delivery and performance by Borrower and Carveout Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate any provision of law applicable to Borrower, Carveout Guarantor or the Mortgaged Property, the respective other Organizational Documents of, or applicable to, Borrower or Carveout Guarantor, as the case may be, or any order, judgment or decree of any court or other agency of government binding on Borrower or Carveout Guarantor or their respective properties including the Mortgaged Property, except where such violation would not result in a Material Adverse Effect; (2) conflict with, result in a

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breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contracts or any other material agreement or document to which such Person is a party or by which such Person or its property may be bound; (3) result in or require the creation or imposition of any Lien upon the Mortgaged Property or assets of Borrower or Carveout Guarantor (other than the Liens of Lender); or (4) require any approval or consent of any Person under any Material Contracts or any other agreement or document to which such Person is a party or by which such Person or its property may be bound (except to the extent such approvals or consents have been unconditionally obtained on or before the Closing Date or to the extent the failure to obtain an approval or consent would not result in a Material Adverse Effect). The incurring of the Obligations, the execution, delivery and performance by Borrower and Carveout Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body (except to the extent unconditionally obtained, given or taken on or before the Closing Date). The Loan Documents, when executed and delivered by Borrower and Carveout Guarantor, as applicable, will be the legally valid and binding obligations of Borrower and Carveout Guarantor, as applicable, enforceable against Borrower and Carveout Guarantor, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and to the application of general equitable principles in connection with the enforcement thereof. The Mortgage, together with the Financing Statements to be filed in connection therewith, create a valid, enforceable and perfected first priority lien and security interest in the Mortgaged Property subject to no other interests, Liens or encumbrances, other than the Permitted Encumbrances. Effective upon the establishment of one or more Loan Accounts, Article 6 of this Agreement creates a valid, enforceable and perfected first priority security interest in Borrower’s rights in the Loan Account Collateral. Borrower is a “registered organization” (as defined in the UCC) organized under the laws of the State of Delaware.

4.3 Financial Statements. All financial statements concerning Borrower and Carveout Guarantor which have been or will hereafter be furnished by Borrower and Carveout Guarantor to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein and except in the case of footnotes and normal year-end adjustments) and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. Lender acknowledges that Borrower’s and Borrower Representative’s financial statements are prepared on a consolidated basis with Carveout Guarantor.

4.4 Indebtedness. As of the Closing Date, after giving effect to the transactions contemplated hereby, Borrower does not have any Indebtedness except for Permitted Indebtedness. All Expenses owing or accrued as of the Closing Date, have been paid in full or have been reserved for by deposit into the Reserves.

4.5 No Material Adverse Change. No event or change has occurred since September 30, 2005 that has caused or evidences, either individually or together with such other events or changes, a Material Adverse Effect.

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4.6 Title to Property; Liens; Zoning; Contracts; Condition of the Mortgaged Property.

(A) Borrower has good and marketable fee simple title to the Land, the Improvements and the other components of the Mortgaged Property, subject only to the Permitted Encumbrances. Borrower owns or leases all real and personal property necessary for the operation of the Mortgaged Property subject only to the Permitted Encumbrances. Except for the Permitted Encumbrances, the Mortgaged Property is free and clear of Liens and other encumbrances. There are no outstanding Claims and all work, services or materials the provision of which might ripen into a Claim have been fully paid for. There are no delinquent ground rents, assessments for improvements or other similar outstanding charges or Impositions affecting the Mortgaged Property. No Improvements lie outside the boundaries and building restriction lines of the Land or encroach onto any easements to any extent (unless affirmatively insured by the Title Policy), and no improvements on adjoining properties encroach upon the Land to any extent which would materially impair the Mortgaged Property. The Title Policy premium has been fully paid. Except for customary gap undertakings, neither Borrower, nor, to Borrower’s knowledge, any other Person, has provided any title indemnities (or analogous documentation) or deposits of cash or other security to the title insurer to obtain the Title Policy. The Permitted Encumbrances do not and will not materially interfere with the security intended to be provided by the Mortgage, the use or operation of the Mortgaged Property, the ability of the Mortgaged Property to generate Net Cash Flow sufficient to service the Loan or the marketability or value of the Mortgaged Property. Borrower will preserve its right, title and interest in and to the Mortgaged Property for so long as the Obligations remain outstanding and will warrant and defend same and the validity and priority of the Mortgage and the Liens arising pursuant to the Loan Documents from and against any and all claims whatsoever other than the Permitted Encumbrances.

(B) The Mortgaged Property is zoned for use as Planned Development – Industrial Park and related amenities, which zoning designation is unconditional, in full force and effect, and is beyond all applicable appeal periods. Borrower is not in violation of, and, the Mortgaged Property is in full compliance with all applicable zoning, subdivision, land use and other Legal Requirements. No legal proceedings are pending or, to Borrower’s knowledge threatened, with respect to the compliance of the Mortgaged Property with Legal Requirements. Neither the zoning nor any other right to construct, use or operate the Mortgaged Property is in any way dependent upon or related to any real estate other than the Mortgaged Property and validly created, existing appurtenant perpetual easements insured in the Title Policy or use of public rights of way. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other Legal Requirements applicable thereto and without the necessity of obtaining any variances or special permits. The Mortgaged Property contains not less than 815 parking spaces, which is enough permanent parking spaces to satisfy all requirements imposed by applicable Legal Requirements with respect to parking. All licenses, certificates of occupancy, permits and other Proprietary Rights necessary to operate the Mortgaged Property as it is currently operated are in full force and effect including all liquor licenses, and all water permits and approvals. Borrower has not received any written notice of any violation of any such licenses, permits, authorizations, registrations or approvals that materially impair the value of the Mortgaged Property for which such notice was given or which would affect the use or operation of the Mortgaged Property in any material respect, which noticed violation remains uncured.

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(C) Borrower has provided Lender with true and complete copies of all Material Contracts, all of which are specifically listed on Schedule 4.6(C) hereof. Borrower’s, Borrower Representative’s and Carveout Guarantor’s organizational documents that have been delivered to Lender are, true, correct and complete. Except for the Loan Documents and the SVB Loan Agreement (and with respect to Carveout Guarantor only, those items disclosed in its most recent 10-K filing for the year ended December 31, 2004 and the most recent 10-Q filings for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005), neither Borrower nor Carveout Guarantor is a party to or bound by, nor is any of their respective property subject to or bound by, any contract or other agreement which restricts its ability to conduct its business at the Mortgaged Property in the ordinary course or, either individually or in the aggregate, has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract which could have a Material Adverse Effect.

(D) All of the Improvements are in good condition and repair. To Borrower’s knowledge, except as disclosed in the Physical Condition Report, there are no latent or patent structural or other significant defects or deficiencies in the Improvements or Fixtures and Personalty. Municipal or private water supply, storm and sanitary sewers, and electrical, gas and telephone facilities are available to the Mortgaged Property to the boundary lines of the Mortgaged Property through publicly dedicated streets or highways or perpetual appurtenant easements insured on the Title Policy as appurtenant easements, are sufficient to meet the reasonable needs of the Mortgaged Property as now used or as otherwise presently contemplated to be used, and are connected to, and is in full unimpaired operation with respect to the Improvements and no other utility facilities are necessary to meet the reasonable needs of the Mortgaged Property as now used. The design and as built conditions of the Mortgaged Property are such that surface and storm water does not accumulate on the Mortgaged Property and does not drain from the Mortgaged Property across land of adjacent property owners or others in any manner which would have a Material Adverse Effect or which require any approvals or easements not already obtained. Except as set forth on Schedule 4.6(D) or on the plat of survey delivered to Lender, no part of the Mortgaged Property is within a flood plain or in a flood hazard area as defined by the Federal Insurance Administration and (except to the extent validly created and existing perpetual appurtenant easements insured in the Title Policy have been created therefor) none of the Improvements create encroachments over, across or upon any of the Mortgaged Property’s boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment. All irrigation lines servicing the Mortgaged Property are entirely located on the Mortgaged Property or are located on adjacent property pursuant to validly created and existing perpetual appurtenant easements insured as appurtenant easements in the Title Policy. The Land and Improvements have legally adequate contiguous rights of access to public ways. All roads necessary for the full utilization of the Land and Improvements for their current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are validly created and existing perpetual appurtenant easements insured as appurtenant easements in the Title Policy. No offsite improvements are necessary or used for the ownership, use or operation of the Mortgaged

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Property, other than public utilities. The Improvements, the Land, the Fixtures and Personalty and the Inventory located on the Land constitutes all of the real property, equipment, fixtures and other tangible property currently owned or leased by Borrower or used in the operation of the Mortgaged Property and the Fixtures and Personalty owned by the Borrower are sufficient to own, operate and use the Land and Improvements as currently operated. Except for the Fixtures and Personalty and items of tangible personal property owned by the Master Lessee or by tenants, sublessees or licensees of the Master Lessee permitted by the Master Lease, no other tangible personal property is located on the Land or in the Improvements. Borrower has not entered into any agreement or option, and is not otherwise bound, to sell the Mortgaged Property (or any part thereof) or to acquire any additional real estate or Investments. As of the date hereof, no portion of the Improvements constituting part of the Mortgaged Property or on the Land has been materially damaged, destroyed or injured by fire or other casualty which has not been fully restored.

(E) [Intentionally Omitted].

4.7 Litigation. Except as set forth on Schedule 4.7, there are no judgments outstanding against Borrower or that are binding upon the Mortgaged Property. There is no litigation, governmental investigation or arbitration pending or, to Borrower’s knowledge, threatened against Borrower, there is no litigation, investigation, governmental investigation or arbitration pending or, to Borrower’s knowledge, threatened against Borrower Representative or Carveout Guarantor which seeks to enjoin the consummation of the transactions contemplated hereby or, except as set forth on Schedule 4.7, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Borrower or Carveout Guarantor. The judgments, litigation, investigations and arbitrations set forth on Schedule 4.7 will not result, if adversely determined, and could not reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect and do not relate to and will not affect the consummation of the transactions contemplated hereby. No petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors, or any other action involving debtors’ and creditors’ rights has ever been filed under the laws of the United States of America or any state thereof, or threatened, by or against, Borrower, Carveout Guarantor or Borrower Representative. There are no mechanics’ or materialmen’s liens, alienable bills or other claims constituting or that may constitute a Lien on the Mortgaged Property or any part thereof to Borrower’s knowledge, and no work contracted for by Borrower for which any such Lien could be asserted has been performed which has not been paid for per the agreed upon contracted terms related to such work. Borrower has not received any notice from any governmental or quasi-governmental body or agency or from any person or entity with respect to (and Borrower does not know of) any actual or threatened taking of the Land or Improvements, or any portion thereof, for any public or quasi-public purpose or of any moratorium which may affect the use, operation or ownership of the Mortgaged Property.

4.8 Payment of Taxes. All tax returns and reports of Borrower, Borrower Representative and Carveout Guarantor required to be filed by such Persons have been timely filed (after giving effect to any extensions of time permitted by applicable Legal Requirements), and all taxes, assessments, fees and other governmental charges upon such Person and upon the Mortgaged Property, assets, income and franchises which are due and payable or which have been levied, imposed or assessed have been paid in full. To Borrower’s knowledge, other than the tax returns

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disclosed on Schedule 4.8, no tax returns of Borrower, Borrower Representative or Carveout Guarantor filed by such Person is under audit. No tax liens have been filed and, to Borrower’s knowledge no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower, Borrower Representative and Carveout Guarantor in respect of any taxes or other governmental charges are in accordance with GAAP. Schedule 4.8 contains a complete and accurate list of all audits of all tax returns that were filed by Borrower since January 1, 2005, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.8, are being contested in good faith by appropriate proceedings. Schedule 4.8 describes all adjustments to the United States federal income tax returns filed by Borrower for all taxable years since 2005, and the resulting deficiencies proposed by the Internal Revenue Service. Except as described in Schedule 4.8, Borrower, Carveout Guarantor and Borrower Representative have not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of Borrower, Carveout Guarantor and Borrower Representative or for which Borrower, Carveout Guarantor and Borrower Representative may be liable. All taxes that Borrower, Carveout Guarantor and Borrower Representative is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the applicable Governmental Authority. All tax returns filed by (or that include on a consolidated basis) Borrower, Carveout Guarantor and Borrower Representative are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by Borrower, Carveout Guarantor and Borrower Representative after the date of this Agreement. Borrower is taxed as a single-member limited liability company for all federal and state income (or analogous) tax purposes. The Borrower does not intend to treat the Loan and related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011 4). In the event the Borrower determines to take any action inconsistent with the previous sentence, it will promptly notify the Lender thereof. If the Borrower so notifies Lender, the Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112 1, and that Lender may maintain any lists and other records required by such Treasury Regulation.

4.9 Governmental Regulation; Margin Loan. Borrower and Carveout Guarantor are not, nor after giving effect to the Loan, will be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money. Borrower shall use the proceeds of the Loan only for the purposes set forth in this Agreement and consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act or any other Legal Requirements. The Loan is an exempt transaction under the Truth-in-Lending Act (15 U.S.C.A. §§ 1601 et seq.). Borrower is not a non-resident alien for purposes of U.S. income taxation and neither Borrower nor Borrower Representative is a foreign corporation, partnership, foreign trust or foreign estate (as said terms are defined in the United States Internal Revenue Code). Borrower, Borrower Representative and Carveout Guarantor and their respective Affiliates are not, and shall not become, a Person with whom Lender is restricted from doing business with under regulations of

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the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism and are not and shall not engage in any dealings or transaction or otherwise be associated with Persons named on OFAC’s Specially Designated and Blocked Persons list. At all times throughout the term of the Loan, including after giving effect to any Transfers, (a) none of the funds or other assets of Borrower and Carveout Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any government or other Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder or any other laws, regulations or executive orders administered by the Office of Foreign Assets Control with the result that an investment in Borrower or Carveout Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Borrower Representative or Carveout Guarantor, as applicable, have been derived from any unlawful activity with result that the investment in Borrower, Borrower Representative or Carveout Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.10 Employee Benefit Plans; ERISA; Employees. Except for the Employee Benefit Plans set forth on Schedule 4.10, neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to, or has any obligation under, any Employee Benefit Plans. Borrower is not an “Employee Benefit Plan” (within the meaning of section 3(3) of ERISA) to which ERISA applies and the Mortgaged Property and Borrower’s assets do not constitute plan assets. No actions, suits or claims under any laws and regulations promulgated pursuant to ERISA are pending or, to Borrower’s knowledge, threatened against Borrower. Borrower has no knowledge of any material liability incurred by Borrower which remains unsatisfied for any taxes or penalties with respect to any employee benefit plan or any Multiemployer Plan, or of any lien which has been imposed on Borrower’s assets pursuant to section 412 of the Code or section 302 or 4068 of ERISA. The Loan, the execution, delivery and performance of the Loan Documents and the transactions contemplated by this Agreement are not a non-exempt prohibited transaction under ERISA. Borrower has no employees. Borrower is not a party to any collective bargaining or other employment agreement other than the agreements identified on Schedule 4.10.

4.11 Intellectual Property. Schedule 4.11 sets forth a true, correct and complete list of all of the registered, issued or pending patents, trademarks, tradenames, technology, other intellectual property rights used in the ownership, operation and management of the business of Borrower. Borrower possesses, owns or has valid licenses, permits, certificates of public convenience, service marks, authorizations, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights, trade styles, trade dress, logos and other source or business affiliation identifiers, and copyrights, certificates, consents, orders, approvals and other authorizations from, and have made all declarations and filings with, all federal, state, local and other

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Governmental Authority, all self-regulatory organizations and all courts and other tribunals (collectively, together with the goodwill associated therewith, “Proprietary Rights”) presently required or necessary to own or lease, as the case may be, and to operate, its respective properties and to carry on its business as now conducted in accordance with the Budget and Approved Capital Plan, except where the failure to obtain same would not, individually or in the aggregate, have a Material Adverse Effect. Borrower has fulfilled and performed all of its obligations with respect to such permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or could result in any other material impairment of the rights of the holder of any such permit; and Borrower has not received any notice of any proceeding relating to unenforceability, invalidity, revocation or modification of any Proprietary Rights, except where such revocation, unenforceability, invalidity, or modification would not, individually or in the aggregate, have a Material Adverse Effect. Borrower has not received any notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or Governmental Authority other than notices relating to Proprietary Rights the loss of which would not, individually or in the aggregate, have a Material Adverse Effect. Borrower has not received any notice of infringement of, or conflict with, and Borrower does not know of any such infringement of or conflict with, asserted rights of others with respect to any Proprietary Rights which, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect. The reproduction and dissemination by, or on behalf, of Lender, of photographs, images and other depictions of the Mortgaged Property and the name and address of the Land and Improvements does not require the consent of any other Person and will not subject Lender or Borrower to claims of copyright infringement or any other claim regarding unlawful or unauthorized use, reproduction or dissemination of such items.

4.12 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the Loan, the issuance of the Note or any of the other transactions contemplated hereby or by any of the Loan Documents based upon any broker or lender engaged by Borrower, Carveout Guarantor or any affiliate of Borrower.

4.13 Environmental Compliance. Except as disclosed in the Environmental Reports, to Borrower’s knowledge there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, threatened in writing, or judgments or orders relating to any Hazardous Materials or any portion of the Mortgaged Property asserted or threatened against Borrower (collectively called “Environmental Claims”). Except as disclosed in the Environmental Reports, to Borrower’s knowledge, neither Borrower nor any other Person has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of at the Mortgaged Property in a manner which could form the basis for an Environmental Claim against Borrower. Except as disclosed in the Environmental Reports, to Borrower’s knowledge, no Hazardous Materials in violation of applicable Environmental Laws are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located on the Mortgaged Property, and no part of the Mortgaged Property, including the groundwater located thereon, is presently contaminated by Hazardous Materials in violation of applicable Environmental Laws or to any extent which has, or in any manner which could reasonably be expected to have, a Material Adverse Effect. Except as disclosed in the Environmental Reports, to Borrower’s knowledge, Borrower and the Mortgaged Property has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws.

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4.14 Solvency. As of the date of this Agreement and after giving effect to the consummation of the transactions contemplated by the Loan Documents, Carveout Guarantor and Borrower, taken as a whole (the “Borrower Group”): (A) own and will own assets the fair saleable value of which are (1) greater than the total amount of liabilities (including Contingent Obligations) of the Borrower Group, and (2) greater than the amount that will be required to pay the probable liabilities of the Borrower Group’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to the Borrower Group; (B) have capital that is not insufficient in relation to their business as presently conducted or any contemplated or undertaken transaction; and (C) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due. Borrower has not entered into the Loan Documents or the transactions contemplated under the Loan Documents with the actual intent to hinder, delay, or defraud any creditor. After giving effect to the Loan and the transactions occurring on the Closing Date including, without limitation, the Master Lease, the Borrower Group’s net unreimbursed investment in the Mortgaged Property is not less than $40,000,000. After giving effect to the Loan and the transactions occurring on the Closing Date, no Default or Event of Default exists.

4.15 Disclosure. The representations and warranties of Borrower and Carveout Guarantor contained in the Loan Documents, the financial statements referred to in Section 5.1(A), and any other documents, certificates or written statements furnished to Lender by or on behalf of Borrower or Carveout Guarantor for use in connection with the Loan do not contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which and as of the date the same were made. There is no material fact known to Borrower that has had or will have a Material Adverse Effect that has not been disclosed in this Agreement or in such other documents, certificates and statements furnished to Lender by or, on behalf of, Borrower for use in connection with the Loan.

4.16 Insurance. The certificates of insurance delivered to Lender pursuant to Section 3.1(E) completely and accurately describe all policies of insurance that will be in effect as of the Closing Date for Borrower and such policies of insurance satisfy all of the requirements of Section 5.4. All premiums thereon have been paid in full as of the Closing Date, no notice of cancellation has been received with respect to such policies and Borrower is in compliance, in all material respects, with all conditions contained in such policies.

4.17 Budget. The Budget submitted to Lender for the Mortgaged Property is a true, correct and complete copy of the Budget and Capital Plan in effect on and as of the Closing Date. The Budget and all of the amounts set forth therein, present a true, full and complete line itemization (by category for the fiscal year to which such Annual Budget applies) of: (i) all reasonably estimated Gross Revenues; and (ii) all reasonably estimated Expenses which Borrower expects to pay or anticipates becoming obligated to pay. No material capital expenditures with respect to the Mortgaged Property are being incurred, contemplated or are reasonably necessary, except as specified in the Budget.

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4.18 Accounts. Schedule 4.18 sets forth a complete and accurate itemization of all of Borrower’s time, demand, securities or similar Accounts that are in existence as of the Closing Date.

4.19 Intentionally Omitted.

4.20 Special Assessments; Taxes. There are no pending or, to the knowledge of Borrower proposed, special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor, to Borrower’s knowledge, are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments. Borrower has provided Lender with true, correct and complete copies of all bills and invoices for Impositions which have been levied or assessed against or are outstanding with respect to the Mortgaged Property. Borrower has provided Lender with a true, correct and complete schedule of the assessment of the Mortgaged Property in effect as of the Closing Date. Borrower has not received any notice that any portion of the Mortgaged Property has been re assessed or is currently the subject of a reassessment. No portion of the Mortgaged Property is exempt from taxation or constitutes an “omitted” tax parcel. No Impositions are currently delinquent or outstanding with respect to the Mortgaged Property. No tax contests of any Impositions or assessments are currently pending. The Land and Improvements constitute a separate tax lot or lots, with a separate tax assessment or assessments, independent of any other land or improvements not constituting a part of the Mortgaged Property and no other land or improvements is assessed and taxed together with any portion of the Mortgaged Property.

4.21 Leases. There are no Leases other than the Master Lease.

4.22 Representations Remade. Borrower warrants and covenants that the foregoing representations and warranties will be true and shall be deemed remade as of the date of the Closing. All representations and warranties made in the other Loan Document or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to the Loan Documents shall be deemed to have been relied upon by Lender, notwithstanding any investigation made by or on behalf of Lender. All such representations and warranties shall survive the making of the Loan and shall continue in full force and effect until such time as the Loan has been paid in full.

SECTION 5

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as this Agreement shall remain in effect or the Note shall remain outstanding, Borrower shall perform and comply with all covenants in this SECTION 5.

5.1 Financial Statements and Other Reports. Borrower will maintain a system of accounting in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP and proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower with respect to all items of income and expense in connection with the operation of the Mortgaged Property. Notwithstanding anything to the contrary set forth below, to the extent Carveout Guarantor’s financials are made available on an

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annual and quarterly basis on the U.S. Securities and Exchange Commission’s EDGAR website (“EDGAR”), Borrower and Carveout Guarantor shall be deemed to have satisfied their annual and quarterly reporting requirements set forth below.

(A) Financial Statements. Within one hundred twenty (120) days after the end of each calendar year, Borrower shall provide to Lender true and complete annual audited consolidated financial statements for (i) Borrower and Carveout Guarantor and (ii) the operation of the Mortgaged Property prepared in accordance with GAAP. Such financial statements shall (x) be audited by a so called “Big 4” accounting firm or another independent certified public accounting firm reasonably satisfactory to Lender and (y) include a balance sheet as of the end of such year, profit and loss statements for such year and a statement of cash flow for such year. As soon as reasonably practicable (but in any event within forty-five (45) days) after the end of each calendar quarter, Borrower shall provide to Lender a true and complete quarterly cash flow, balance sheet, and operating statement for Borrower and Carveout Guarantor on a consolidated basis, which quarterly statements shall be in form and substance acceptable to Lender. Such quarterly consolidated statements shall be compared to the prior year’s quarter and year-to-date. Borrower shall also provide (and cause Carveout Guarantor to provide), such other financial information as Lender may, from time to time, reasonably request certified (if requested by Lender) by the applicable chief financial officer (or similar position). Borrower will deliver, concurrently with the annual and quarterly statements, a certificate of its chief financial officer (or analogous position) certifying that no Default or Event of Default has occurred.

(B) Intentionally Omitted.

(C) Intentionally Omitted.

(D) Annual Budgets and Capital Plans. Not later than January 31 of each calendar year, Borrower shall deliver a Budget and a Capital Plan for such calendar year for the Mortgaged Property to Lender for its review (the Budget and Capital Plan are collectively referred to as the “Annual Budget”. Concurrently, Borrower shall deliver an annual business plan for the Mortgaged Property. Borrower shall, within one hundred twenty (120) days after the end of each calendar year during the term of the Loan, deliver to Lender an annual summary of any and all Capital Expenditures made at the Mortgaged Property during the prior twelve (12) month period.

(E) Notices, Events of Default and Litigation. Borrower shall promptly deliver, or cause to be delivered, copies of all notices, demands, reports or requests given to, or received by Borrower from, any Governmental Authorities or with respect to any Indebtedness of Borrower, the Master Lease or any Material Contracts, and shall notify Lender within two (2) Business Days after Borrower receives notice or acquires knowledge of, any violation of Legal Requirements, investigation, subpoena or audit by any Governmental Authority or default with respect to the Borrower, Mortgaged Property or any Indebtedness, the Master Lease or Material Contracts. Promptly upon Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of such Person’s chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; and/or (2) or any fact, circumstance, event

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or condition which has, or would reasonably be expected to have, a Material Adverse Effect. Promptly upon Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or the Mortgaged Property, or any other property of Borrower or any action, suit, proceeding, governmental investigation or arbitration against or affecting Carveout Guarantor or Borrower Representative which could reasonably result in a Material Adverse Effect or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or the Mortgaged Property or any other property of Borrower, Borrower will give notice thereof to Lender and provide such other information as may be available to it to enable Lender and its counsel to evaluate such matters.

(F) ERISA. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as Lender, in its sole discretion, may request, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true: (i) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2); (ii) less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3 101(f)(2); or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3 101(c) or (e).

(G) Intentionally Omitted.

(H) Property Reports and Leasing. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, Borrower will deliver to Lender (i) reports and materials covering basic leasing, subleasing and other information pertaining to the operation of the Mortgaged Property prepared by the Manager and (ii) any information reasonably requested by Lender.

(I) Estoppel Certificates. Within ten (10) Business Days following a request by Lender, Borrower shall provide to Lender, a duly acknowledged written statement confirming the amount of the outstanding Obligations, the terms of payment and maturity date of the Note, the date to which interest has been paid, and whether, to Borrower’s knowledge, any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail.

(J) Other. With reasonable promptness, Borrower will deliver such other information and data with respect to Borrower as from time to time may be reasonably requested by Lender. Borrower will, promptly after it obtains knowledge of any change in the organizational documents or structure (the “Organization”) of Borrower, Borrower’s Representative or Carveout Guarantor, notify Lender of any such change and, upon request from Lender from time to time (but no more frequently than once per calendar year), will, within five (5) Business Days after such request is given to Borrower, provide Lender with either a certificate certified by Borrower that there are no changes in the Organization of Borrower, Borrower’s Representative or Carveout Guarantor except as previously expressly disclosed in writing to Lender.

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(K) Electronic Format. Borrower may provide to Lender a copy of any reports, notices, statements or other deliveries required pursuant to this Section 5.1 in an electronic format reasonably satisfactory to Lender.

5.2 Existence; Qualification. Borrower will at all times preserve and keep in full force and effect its existence, and all rights and franchises material to its business. Borrower will continue to be qualified in all jurisdictions in which it is required to qualify.

5.3 Payment of Impositions and Lien Claims; Permitted Contests.

(A) Subject to Section 5.3(B), Borrower will pay, or cause payment of, (i) all Imposition before in each instance any penalty or fine is incurred with respect thereto, (ii) all claims (“Claims”) (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or Borrower, before in each instance any penalty or fine is incurred with respect thereto, and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments levied, imposed, confirmed or assessed against Borrower, its business, income, liabilities or assets or the Mortgaged Property, before in each instance any penalty or fine is incurred with respect thereto.

(B) With prior notice to Lender, Borrower shall have the right to pay Impositions, in full, under “protest.” Notwithstanding Section 5.3(A), Borrower shall not be required to pay, discharge or remove or cause payment, discharge or removal of any Imposition or Claims pertaining to labor, services, materials and supplies supplied to the Land and Improvements so long as Borrower contests (each such contest, a “Permitted Contest”) in good faith such Imposition or Claims or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Property or any portion thereof so long as: (a) at least thirty (30) days prior to the date on which such Imposition or Claims would otherwise have become delinquent, Borrower shall have given Lender notice of its intent to contest said Imposition, (b) at least thirty (30) days prior to the date on which such Imposition would otherwise have become delinquent, Borrower shall have deposited with Lender (or with a court of competent jurisdiction or other appropriate Person approved by Lender) such additional amounts or other security as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty-five percent (125%) (or such higher amount as may be required by applicable law) of the total of (x) the balance of such Imposition or Claims then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon, (c) no risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s reasonable judgment, during the pendency of such contest, (d) such contest does not, in Lender’s reasonable discretion, have a Material Adverse Effect and (e) in the case of Claims, the liens, if any, securing the Claims in question have been defeased or bonded against in a manner satisfactory to Lender. Each Permitted Contest shall be prosecuted, at Borrower’s sole cost and expense, with reasonable diligence, and Borrower shall promptly pay, or cause payment of, the amount of such Imposition or Claims as finally determined, together with all interest and penalties payable in connection

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with such Permitted Contest. Lender, in its sole discretion, may apply any amount or other security deposited with Lender under this subsection or otherwise to the payment of any unpaid Imposition or Claims to prevent the sale, loss or forfeiture of the Mortgaged Property or any portion thereof. Lender shall not be liable for any failure to so apply any amount or other security deposited. Any surplus retained by Lender after payment of the Imposition or Claims for which a deposit was made shall be repaid to Borrower unless an Event of Default exists, in which case the surplus may be applied by Lender to the Obligations. Notwithstanding any provision of this Section 5.3 to the contrary, Borrower shall promptly pay any Imposition or Claims which it might otherwise be entitled to contest if, in reasonable determination of Lender, the Mortgaged Property or any portion thereof is in jeopardy or in danger of being forfeited or foreclosed. If Borrower refuses to pay any such Imposition or Claims, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse Lender on demand for all such advances which advances will bear interest at the Default Rate.

(C) Subject to Section 2.6, Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its interests in, or measured by amounts payable under, the Note, this Agreement, the Mortgage or any other Loan Document (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Note or any of the other Loan Documents. If Borrower fails to make such payment within five (5) Business Days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such advances which will bear interest at the Default Rate. If applicable law prohibits Borrower from paying such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then Lender may declare Borrower’s Obligations to be immediately due and payable, upon ninety (90) days’ prior written notice.

5.4 Insurance.

(A) Borrower shall at all times provide, maintain and keep in force or cause to be provided, maintained and kept in force, at no expense to Lender, the following policies of insurance with respect to the Mortgaged Property and Borrower, as applicable:

(i) Property insurance on a special form causes of loss basis (so-called “all risk” coverage) for one hundred percent (100%) of the replacement value of the Mortgaged Property with deductibles as approved by Lender. The policy should contain the following endorsements: (a) Replacement Cost (without any deduction made for depreciation), (b) Agreed Amount (waiving co insurance penalties), (c) Building Ordinance or Law coverage and (d) a standard mortgagee clause acceptable to Lender. Such policy will also include the following coverage: (1) comprehensive boiler and machinery coverage in amounts as determined by Lender; (2) flood insurance if the Improvements are located in a special flood hazard area as designated by the Director of the Federal Emergency Management Agency, in sufficient amounts as determined by Lender.

(ii) Insurance against rent loss, extra expense or business interruption, in amounts satisfactory to Lender, but not less than twelve (12) months gross rent or gross income from the Mortgaged Property including stabilized management fees and

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applicable reserve deposits plus debt service. The perils covered by this policy shall be the same as those accepted on the Mortgaged Property including, if applicable, flood, earthquake and earth movement.

(iii) Commercial general liability insurance covering bodily injury and property damage occurring on, in or about the Mortgaged Property and any adjoining streets, sidewalks, and passageways arising out of or connected with the possession, use, leasing, operation, or condition of the Mortgaged Property. Policy limits will be not less than $1,000,000 per occurrence, $2,000,000 in the annual aggregate with respect to the Mortgaged Property and $1,000,000 per occurrence, $2,000,000 in the annual aggregate with respect to Borrower. Such coverage shall include but not be limited to premises/ operations, products/completed operations, personal injury and liquor liability (if applicable).

(iv) Umbrella excess liability insurance for not less than $10,000,000 with respect to the Mortgaged Property and $10,000,000 with respect to Borrower.

(v) Worker’s Compensation and other statutory coverage as required by the state where the Mortgaged Property is located to protect Borrower and Lender against claims for injuries sustained in the course of employment at the Mortgaged Property.

(vi) Intentionally Omitted.

(vii) During the course of construction of Improvements, Borrower will obtain commercial general liability insurance including contractual liability, in the amount of $1,000,000 primary and $10,000,000 excess liability in the aggregate (the policy shall provide coverage on an occurrence basis against claims for personal injury, bodily injury and death or property damage occurring on, in or about the Mortgaged Property and the adjoining streets, sidewalks and passageways. In addition, Borrower shall require all contractors and subcontractors, architects and engineers to provide appropriate insurance coverage) including Builder’s risk insurance on a completed value basis protecting against “all risks” of physical loss, including collapse during construction, water damage, flood, earthquake and transit coverage (coverage should be on a non-reporting form, covering the total value of work performed and equipment, supplies and materials furnished (with an appropriate limit for soft costs in the case of construction) with deductibles approved by Lender). The builder’s risk insurance shall not contain a permission to occupy limitation. Borrower agrees to consult with Lender prior to commencing the construction of any Improvements and to comply with all reasonable special insurance requirements of Lender pertaining to any construction.

(viii) In connection with the storage tanks presently located on the Mortgaged Property and any additional fuel storage tanks installed on the Mortgaged Property as approved in writing by Lender, Tenant shall, at all times during the term of the Loan, if required by Lender, obtain and keep in force or reimburse Lender for the cost of Storage Tank Pollution Liability Insurance in the amount of $1,000,000 per claim and $1,000,000 in the aggregate for the storage tanks existing at the Mortgaged Property as of the date hereof. For each new storage tank installed, Borrower shall increase the aggregate limit by $500,000.

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(ix) If not otherwise covered under a policy required in this Section 5.4, insurance coverage for terrorism, terrorist acts or similar activities, in form and content and with coverages acceptable to Lender in its sole discretion; provided, however, the coverage required in this Section 5.4(A)(ix) shall not be required if such coverage cannot be obtained by Borrower or for Borrower at commercially reasonable rates and is not customarily carried by institutional owners or tenants of facilities similar to the Mortgaged Property.

(B) Subject to Section 5.4(A)(ix), no policies shall contain any exclusion for terrorism, terrorist activities or similar activities. All insurance policies required pursuant to this Agreement shall be endorsed to provide that: (i) Lender, its successors, and/or assigns, is named as mortgagee with respect to the all risk property; as a loss payee with respect to all rent/business interruption/extra expense coverage; as additional named insured on all liability coverage, with the understanding that any obligation imposed upon the insureds (including the liability to pay premiums) shall be the sole obligation of Borrower and not of any other insured; (ii) the interests of Lender shall not be invalidated by any action or inaction of Borrower or any other Person, and such policies shall insure Lender regardless of any breach or violation by Borrower or any other Person of any warranties, declaration or conditions in such policies; (iii) with respect to property, general liability and umbrella liability, the insurer under each such policy shall waive all rights of subrogation against Lender, any right to set off and counterclaim and any other right to deduction, whether by attachment or otherwise; (iv) such insurance shall be primary and without right of contribution of any other insurance carried by or on behalf of Lender with respect to its interest in the Mortgaged Property; (v) if such insurance is canceled for any reason whatsoever, including nonpayment of premium which affects the interests of Lender, such cancellation shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer; (vi) any such insurance shall be endorsed to provide in as much as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and (vii) if required by Lender, such insurance shall contain “cut through” endorsements providing Lender with direct access to any re insurers.

(C) Borrower shall deliver to Lender a copy of each insurance policy or a certificate evidencing such policy in form and substance and with further evidence of such insurance acceptable to Lender. Copies of renewal certificates should be provided prior to the renewal date of each policy. Borrower shall deliver certificates of insurance with respect to the renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Lender with standard non-contributory mortgagee clause in favor of and acceptable to Lender. Upon request of Lender, Borrower shall cause its insurance underwriter or broker to certify to Lender in writing that all the requirements of this Agreement applicable to Borrower governing insurance have been satisfied. Borrower shall comply promptly with and conform to (i) all provisions of each such insurance policy and (ii) all requirements of the insurers applicable to Borrower as respects use, occupancy, possession, operation, maintenance, alteration or repair of the Mortgaged Property.

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Borrower shall not use or permit the use of the Mortgaged Property in any manner that would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Agreement. No insurance policy may provide for assessments to be made against Lender or Lender’s servicer, if any. If a policy permits assessments against others, such policy must waive any right to a Lien upon the Mortgaged Property and no such assessments may result in a Lien against the Mortgaged Property. The insurance coverage required under this Section 5.4 may be effected under a blanket policy or policies covering the Mortgaged Property and other properties and assets not constituting a part of the Mortgaged Property; provided that any such blanket policy shall specify the portion of the total coverage of such policy that is allocated to the Mortgaged Property, and any sublimits in such blanket policy applicable to the Mortgaged Property, which amounts shall not be less than the amounts required pursuant to this Section 5.4 and which shall in any case comply in all other respects with all of the requirements of this Section 5.4. Borrower shall comply with all insurance requirements and shall not bring or keep or permit to be brought or kept any article upon the Mortgaged Property or cause or permit any condition to exist thereon which would be prohibited by any insurance requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Mortgaged Property pursuant to this Section 5.4. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that any insurance which Borrower shall cause any tenant to provide that shall otherwise be in compliance with all of the terms and conditions of this Section 5.4 shall satisfy Borrower’s obligations with respect thereto hereunder. Borrower will not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 5.4 unless such insurance complies with this Section 5.4. All insurance policies shall be in form, with endorsements, risk coverage, deductibles and amounts and maintained with companies approved by Lender, such approval not to be unreasonably withheld or delayed. Without limiting Lender’s ability to approve the aforementioned, an insurance company shall not be reasonably satisfactory unless such insurance company (a) has a rating of a least A with financial size of Class X or better as specified in Best’s Key Rating Guide, (b) is licensed or authorized to do business, as required under applicable law, in the State where the Mortgaged Property is located and (c) a claims-paying ability rating by S&P of not less than “A” and an equivalent rating by another Rating Agency. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefore and all liability, if any, with respect thereto. If Borrower fails to provide to Lender the certificates of insurance required by this Section 5.4 or any other Loan Documents, Lender may (but shall have no obligation to) procure such insurance or single-interest insurance for such risks covering Lender’s interest and Borrower will pay all premiums thereon promptly upon demand by Lender, and until such payment is made by Borrower, the amount of all such premiums shall bear interest at the Default Rate and shall constitute additions to the Obligations.

5.5 Tax Reserve and Insurance Reserve. At any time after the occurrence and during the continuance of an Event of Default, Lender may require the implementation of the following in its sole and absolute discretion: Borrower shall deposit (or cause to be deposited) with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), monthly, on each Payment Date, 1/12th of (i) the annual charges (as estimated by Lender) for all

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Impositions relating to the Mortgaged Property as a reserve (“Tax Reserve”) for the payment of Impositions and (ii) the annual insurance premiums with respect to the insurance required pursuant to Section 5.4 as a reserve (“Insurance Reserve”) for the payment of such insurance premiums. Borrower shall, after the occurrence and during the continuance of an Event of Default, also deposit (to be held as part of the applicable Reserve) with Lender, simultaneously with such monthly deposits to the extent required by the immediately preceding sentence, a sum of money which, together with such monthly deposits, will be sufficient to make the payment of each such charge or premium at least thirty (30) days prior to the date finally delinquent. Should such charges or premiums not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of Lender’s estimate. When the charges or premiums are fixed for the then current year or period, Borrower shall deposit with Lender any deficiency within fifteen (15) days following Lender’s demand. Should an Event of Default occur, the funds maintained in such Reserves may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Obligations or any other charges affecting the Mortgaged Property as Lender in its sole and absolute discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided. Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges at least ten (10) days prior to the date on which each payment thereof shall first become delinquent. So long as (i) no Event of Default exists, (ii) Borrower has provided Lender with the foregoing bills and other documents in a timely manner, and (iii) sufficient funds are held in the applicable Reserve by Lender for the payment of the Impositions and insurance premiums relating to the Mortgaged Property, as applicable, Lender shall pay said items or allow such funds to be used to pay said items. All refunds of Impositions and insurance premiums shall be deposited into the applicable Reserve.

5.6 Maintenance of Mortgaged Property. Borrower will maintain or cause the Mortgaged Property to be maintained in compliance with all Legal Requirements and in good repair, working order and condition and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Without regard as to whether Proceeds are made available to Borrower for such purposes, Borrower will promptly restore and repair all loss or damage occasioned by (i) any casualty which has occurred to at least the condition existing prior to any such casualty or (ii) any condemnation to an economically and structurally integrated unit. Borrower will prevent any act or thing which might materially impair the value or usefulness of the Mortgaged Property. Borrower will not commit or permit any waste of the Mortgaged Property or any part thereof.

5.7 Inspection; Lender Meeting. Borrower shall, upon request from Lender (such request not to be made more frequently than four (4) times per calendar year unless an Event of Default shall have occurred and is continuing), permit (and cause to be permitted) Lender’s designated representatives to (a) visit, examine, audit, photograph the exterior of and inspect the Mortgaged Property, (b) examine, audit, inspect, copy, duplicate and abstract Borrower’s financial, accounting and other books and records, and (c) discuss Borrower’s and the Mortgaged Property’s affairs, finances and business with Borrower’s officers, senior management, representatives, independent public accountants and agents (including the Manager). Borrower shall cause its books and records to be maintained at Borrower’s principal offices located at the Mortgaged Property or at any other reasonable location of which Lender is notified. Borrower

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will not change its principal offices or the location where its books and records are kept without giving at least thirty (30) days’ advance notice to Lender. Borrower shall pay Lender’s costs and expenses incurred in connection with such audit if an Event of Default has occurred or if any audit reveals any material discrepancy, in Lender’s reasonable judgment, in the financial information provided by Borrower. All audits, inspections and reports shall be made for the sole benefit of Lender. Neither Lender nor Lender’s auditors, inspectors, representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports. Borrower will not rely upon any of such audits, inspections or reports. The performance of such audits, inspections and reports will not constitute a waiver of any of the provisions of the Loans Documents. Neither Lender nor any other of Lender’s inspectors, representatives, agents or contractors, shall be responsible for any matters related to design or construction of the Improvements or any Construction. Borrower shall cooperate, from time to time, with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Mortgaged Property. Such cooperation and assistance from Borrower shall include reasonable access to the Mortgaged Property and books and records pertaining to the Mortgaged Property for Lender and its appraiser. The appraiser performing any such appraisal shall be engaged by Lender. Borrower shall not be responsible for the expenses of any such appraisal provided, however, Borrower shall pay the fees of such appraiser in connection with one appraisal of the Mortgaged Property during the term of the Loan and any such appraisal when conducted following the occurrence of an Event of Default. Borrower shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

5.8 Environmental Compliance. Borrower shall: (a) comply (or use commercially reasonable efforts to cause compliance) at all times with all applicable Environmental Laws with respect to the Mortgaged Property in all material respects, and (b) promptly take, or cause to be taken, any and all necessary remedial actions upon obtaining knowledge of the presence, storage, use, disposal, transportation, release or discharge of any Hazardous Materials on, under or about the Mortgaged Property in any manner which could reasonably be expected to have a Material Adverse Effect or is in violation of any Environmental Laws. Borrower shall cause all remedial action with respect to Hazardous Material on, under or about the Mortgaged Property, to comply with all applicable Environmental Laws and the applicable policies, orders and directives of all Governmental Authorities. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, Borrower relating to the Mortgaged Property, Borrower shall, upon request from Lender, provide Lender with such reports, certificates, engineering studies and other written material or data as Lender may reasonably require so as to satisfy Lender that Borrower and the Mortgaged Property are in compliance with all applicable Environmental Laws. Borrower shall permit Lender, its authorized representatives, consultants or other Persons retained by Lender, upon five (5) Business Days prior written notice to Borrower so that Borrower will have an opportunity to send a representative to accompany Lender, unless in the case of emergency to comply with Environmental Laws, to enter upon, examine, test and inspect the Mortgaged Property with regard to compliance with Environmental Laws, the presence of Hazardous Materials and the environmental condition of the Mortgaged Property and properties adjacent to the Land, provided, however, such inspection is not to be made more frequently than once per calendar year unless an Event of Default shall have occurred and is continuing). Such entry, examination,

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testing and inspecting and reporting shall be at the expense of Borrower if (x) an Event of Default has occurred and is continuing or (y) Lender has reasonably determined that there may be a violation of Environmental Law or any liability arising under Environmental Law, which expense shall be paid by Borrower to Lender within fifteen (15) days after written demand.

5.9 Environmental Disclosure. Borrower shall immediately upon becoming aware thereof advise Lender in writing and in reasonable detail of: (1) any release, disposal or discharge of any Hazardous Material at the Mortgaged Property required to be reported to any Governmental Authority under applicable Environmental Laws; (2) any and all written communications sent or received by Borrower or its agents with respect to any Environmental Claims or any release, disposal, existence or discharge of Hazardous Material required to be reported to any Governmental Authority; (3) any remedial action taken by Borrower or any other Person in response to any Hazardous Material on, under or about the Mortgaged Property, the existence of which could reasonably be expected to result in an Environmental Claim; (4) the discovery by Borrower or its agents of any occurrence or condition on any real property adjoining or in the vicinity of the Mortgaged Property that could reasonably be expected to cause such real property or any part thereof to be classified as “border-zone property” or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and (5) any request for information from any Governmental Authority that indicates such Governmental Authority is investigating whether Borrower may be potentially responsible for a release, disposal or discharge of Hazardous Materials from any of the Mortgaged Property. Borrower shall promptly notify Lender of any proposed action to be taken by Borrower to commence any operations that could reasonably be expected to subject Borrower to additional laws, rules or regulations, including laws, rules and regulations requiring additional or amended environmental permits or licenses. Borrower shall, at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.9.

5.10 Compliance with Laws, Employee Benefit Plans and Contractual Obligations. Borrower will promptly and faithfully (A) comply and cause the Mortgaged Property to comply, in all material respects, with the requirements of all Legal Requirements including the Prescribed Laws, and the orders and requirements of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business and of every board of fire underwriters or similar body exercising similar functions, (B) maintain all licenses, certificates of occupancy, permits and Proprietary Rights now held or hereafter acquired by it or with respect to which a Material Adverse Effect will result if same are not existing and held by Borrower and (C) perform, observe, comply and fulfill all of its obligations, covenants and conditions contained in the Loan Documents, the Master Lease and the Material Contracts. Borrower shall: (i) promptly notify Lender of any claim made against Borrower that Borrower is in default under any Material Contract or that any other party is in default under any Material Contract; (ii) not terminate, or permit termination of, any Material Contract, and (iii) not enter into, amend or modify any Material Contract without first obtaining the prior written approval (not to be unreasonably withheld, conditioned or delayed (other than with respect to the Master Lease which shall be subject to Lender’s sole and absolute discretion)) of Lender except to the extent otherwise permitted in this Agreement. Except for the plans described in Schedule 4.10, Borrower is not a party to, and will not establish, any Employee Benefit Plan. Except for the plans described in Schedule 4.10, Borrower will not commence making contributions to (or obligate itself to make contributions to) any Employee Benefit Plan.

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5.11 Further Assurances. Borrower shall, from time to time, at its sole cost and expense, execute and/or deliver, or cause execution and/or delivery of, such documents, agreements and reports, and perform such acts as Lender at any time may reasonably request to carry out the purposes and otherwise implement the terms and provisions provided for in the Loan Documents. Borrower shall execute any documents and take any other actions necessary to provide Lender with a first priority, perfected security interest in the Reserves and the other Collateral. Borrower shall, at Borrower’s sole cost and expense: (i) upon Lender’s request therefore given from time to time (but not more frequently than once every three years unless an Event of Default then exists) pay for (a) current reports of Uniform Commercial Code, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and Borrower Representative, (b) current good standing and existence certificates with respect to Borrower and Borrower Representative and (c) current searches of title to the Mortgaged Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender; (ii) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents; and (iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Loan Account Collateral and the other Collateral at any time securing or intended to secure the Obligations, as Lender may require in Lender’s reasonable discretion. Borrower shall promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may reasonably require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by this Agreement and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created under the Loan Documents or to enable Lender to exercise and enforce its rights and remedies hereunder, in respect of the Collateral.

5.12 Intentionally Omitted.

5.13 Base Building Reserve. Upon the sale of either or both of Building A and Building B, Borrower shall deposit the proceeds from such sales after payment of its reasonable actual out-of pocket costs and expenses incurred in connection therewith (not to exceed ten (10) percent of the sales price in the aggregate) (the “Net Sales Proceeds”) into a Borrower Account at Silicon Valley Bank subject to a control agreement in favor of Lender and in form and substance reasonably acceptable to Lender (the “Base Building Reserve Account”) on the closing date of each sale for the purpose of creating a reserve (the “Base Building Reserve”) for the completion of Base Building Improvements at the Mortgaged Property. Until such time as Borrower has satisfied the requirements set forth in Section 5.23, the funds contained in the Base Building Reserve shall be utilized by Borrower solely for the payment of the costs and expenses of the Base Building Improvements. So long as no Default or Event of Default exists at the time of any requested distribution of funds from the Base Building Reserve, Lender shall make funds in the Base Building Reserve available to Borrower subject to satisfaction of each of the following

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terms and conditions: (a) all Base Building Reserve funds released by Lender to Borrower shall be used to reimburse Borrower for the reasonable expenses actually incurred and paid by Borrower for the Base Building Improvements; (b) Borrower shall have given Lender a written Request for Release satisfactory to Lender; (c) disbursements from the Base Building Reserve shall not be made more frequently than once per calendar month; (d) each request for a disbursement shall be in an amount of not less than $10,000.00; and (e) upon request of Lender, Borrower shall also provide Lender with additional evidence satisfactory to Lender that Borrower is the owner of any capital improvements or equipment for which reimbursement is sought, free of any liens or encumbrances (other than the first priority security interest in favor of Lender). Lender shall authorize each disbursement of the Base Building Reserve funds within three (3) Business Days after satisfaction of all the conditions to that disbursement. If an Event of Default exists, Lender may apply the Base Building Reserve funds, together with any interest accrued thereon, to Borrower’s Obligations in such order and priority as Lender may determine. In the event that the Base Building Improvements are completed to the reasonable satisfaction of Lender on or before the Required Completion Date and any funds then remain undisbursed in the Base Building Reserve, then, upon request from Borrower, and provided no Default or Event of Default shall then exist, Lender will authorize release the remaining funds in the Base Building Reserve to Borrower and the closing of the Base Building Reserve Account. Borrower shall furnish to Lender on or prior to the thirtieth (30th) day following the end of each month a statement (“Base Building Reserve Statement”) setting forth (a) all deposits into and disbursements from the Base Building Reserve, and (b) a schedule of capital improvements and related expenses to which disbursements from the Base Building Reserve were applied during the applicable month, including, to the extent not previously provided to, and approved by, Lender, invoices, receipts, lien waivers and other documentation as Lender shall reasonably request. Lender shall not be required to make any disbursements from the Base Building Reserve until Borrower has satisfied all conditions to such disbursement.

5.14 Intentionally Omitted.

5.15 Intentionally Omitted.

5.16 Intentionally Omitted.

5.17 Intentionally Omitted.

5.18 Management. Borrower shall provide competent, responsible management for the Mortgaged Property. All management agreements (if any) must contain subordination and termination provisions and must be otherwise satisfactory to Lender. Borrower shall cause management subordination agreements in form and substance satisfactory to Lender to be executed by any Affiliate manager under any management agreement.

5.19 Construction Matters. Without limitation of Lender’s rights and Borrower’s Obligations set forth elsewhere in the Loan Documents, Borrower shall: (1) subject to any force majeure delays, cause the Base Building Improvements and all other Construction, including to the extent applicable any Restoration which may be required from time to time, to proceed with reasonable diligence and continuously, with sufficient workers employed and sufficient materials supplied for that purpose so that the applicable Construction is substantially completed by the

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applicable Required Completion Date, or, if no Required Completion Date is applicable, as promptly as reasonably practicable or, in the case of Restoration, the Restoration is Substantially Completed prior to the Required Restoration Date; (2) cause all Construction to be performed in accordance with the applicable Plans and Specifications or plans and specifications for the work in question, in substantial conformity with the Legal Requirements, the requirements of all insurers and fire underwriters, and with the requirements set forth herein and in the other Loan Documents, in compliance with the Master Lease and Material Contracts and in a good, safe and workmanlike manner; (3) cause all materials acquired or furnished in connection with the Construction and Restoration to be new and stored under adequate safeguards to minimize the possibility of loss, theft, damage or commingling with other materials or projects; (4) utilize, or permit utilization of, only contractors approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed); (5) not permit any material revision of the Plans and Specifications without the consent of Lender (not to be unreasonably withheld, conditioned or delayed); and (6) from time to time upon the reasonable request of Lender deliver to Lender such certificates and other documentation confirming the matters set forth in the preceding clauses (1) through (5). Promptly upon the giving or receipt of such notice, Borrower shall forward to Lender copies of all material written notices given or received by, or on behalf of, Borrower with respect to the Construction to or from: (x) any Contractor or any subcontractor or material supplier, or any of the design professionals (including notices relating to any nonconforming construction, any refusal or inability to pay or perform pursuant to the terms of any contract or other agreement or any delay, default or change order) or (y) any claim of default, or relating to any work stoppage, notice of violation or cease and desist order, stop order, construction liens, strike, claim, litigation, damage, loss or any other materially adverse condition, circumstance or event. Borrower shall pay and discharge or cause to be paid and discharged in accordance with the requirements of the applicable agreements payments due for labor, materials and supplies unless the same shall be contested by Borrower in accordance with Section 5.3(B). Borrower shall make available for inspection at all times by Lender and its representatives copies of all contracts for Construction and, to the extent available to or reasonably obtained by Borrower, entered into by Contractor and design professionals relating to the Construction. Within one hundred eighty (180) days after substantial completion of the Initial Alterations or applicable Construction activities, Borrower shall (i) complete, or cause to be completed, all Punch-List Items, (ii) deliver to Lender two (2) copies of the as built Plans and Specifications and such other as built surveys and plans and specifications as Lender may reasonably require, and (iii) obtain all final permits and approvals required for the normal use and occupancy of the Improvements in question (including a permanent certificate of occupancy if required for occupancy under applicable laws or its equivalent for the Improvements in question) provided, however, to the extent that the Master Lease or any other Leases or Legal Requirements require satisfaction of items (i), (ii) or (iii) prior to the expiration of such one hundred eighty (180) day period, such items must be satisfied within the earlier time frame.

5.20 Intentionally Omitted.

5.21 Intentionally Omitted.

5.22 Name. Borrower will conduct its businesses only under the name: “Equinix RP II LLC.”

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5.23 Base Building Improvements. Borrower shall invest at least $40,000,000 in performing the improvements to the Equinix Buildings (the “Base Building Improvements”) which shall among other things, upgrade, improve and enhance the value of the Equinix Buildings and enable them to operate as data centers and Internet Business Exchange (IBX) co-location facilities with ancillary administrative or support services or any facility that as a result of technological changes is substantially equivalent, or a technological successor, to a data center. The Base Building Improvements must be completed by the Required Completion Date and in compliance with all of the terms and conditions relating to Alterations and Construction contained herein. Upon Lender’s request, Borrower shall provide Lender with a list of the improvements, the plans and specifications applicable and a copy of the budget and schedule relating thereto. Lender shall be permitted to inspect the Mortgaged Property to confirm that the work has been completed, provided Lender gives Borrower 48 hours prior written notice so that Borrower has the opportunity to send a representative to accompany Lender or its agent in connection therewith.

SECTION 6

ACCOUNTS/CASH MANAGEMENT

6.1 Establishment of Accounts and Cash Management Procedures. Upon the occurrence and during the continuance of an Event of Default, Lender in its sole and absolute discretion, may require that all income received by Borrower be deposited into a collection account established by Borrower but controlled by Lender, which funds will then be disbursed by Lender and applied towards the payment of taxes, insurance, debt service, capital improvements and operating expenses in accordance with the terms of this Agreement in such order as Lender may determine in its sole and absolute discretion. In such event, Lender may require Borrower to deposit all security deposits received into an account controlled by Lender.

6.2 Intentionally Omitted.

6.3 Intentionally Omitted.

6.4 Intentionally Omitted.

6.5 Intentionally Omitted.

6.6 Accounts. Borrower shall not, without the prior written consent of Lender, change the account location of any Loan Account and, as a condition precedent to any such change, the bank to which Borrower proposes to relocate such Loan Account shall have executed an appropriate acknowledgment letter, in accordance with the provisions set forth above. With respect to the Loan Account Collateral, Lender shall not be liable for any acts, omissions, errors in judgment or mistakes of fact or law, except for those arising as a result of Lender’s investment of such Loan Account Collateral in other than Permitted Investments or from gross negligence or willful misconduct. Funds in the Borrower Account shall not be disbursed in violation of any provision of this Agreement.

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6.7 Intentionally Omitted.

6.8 Creation of Security Interest in Accounts. Borrower hereby pledges, transfers and assigns to Lender, and grants to Lender, as additional security for the Obligations, a continuing perfected first priority security interest in and to, and a first lien upon, effective upon the establishment of one or more Loan Accounts: (i) the Loan Accounts and all amounts which may from time to time be on deposit in each of the Loan Accounts; (ii) all of Borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in each of the Loan Accounts from time to time; (iii) all certificates and instruments, if any, from time to time representing or evidencing any such Loan Account or any amount on deposit in any thereof, or any value received as a consequence of possession thereof, including all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Loan Accounts; (iv) all monies, chattel paper, checks, notes, bills of exchange, negotiable instruments, documents of title, money orders, commercial paper, and other security instruments, documents, deposits and credits from time to time in the possession of Lender representing or evidencing such Loan Accounts; (v) all other property, held in, credited to, or constituting part of any of the Loan Accounts; (vi) all earnings and investments held in any Loan Account in accordance with this Agreement; and (vii) to the extent not described above, any and all proceeds of the foregoing, (collectively, the “Loan Account Collateral”). This Agreement and the pledge, assignment and grant of security interest made hereby secures payment of all Obligations in accordance with the provisions set forth herein. This Agreement shall be deemed a security agreement within the meaning of the Uniform Commercial Code.

6.9 Intentionally Omitted.

6.10 Intentionally Omitted.

6.11 Covenants Regarding Loan Account Collateral. Borrower will not, without the prior consent of Lender, (a) sell, assign (by operation of law or otherwise), pledge, or grant any option with respect to, any of the Gross Revenues or any interest in any Loan Account Collateral or (b) create or permit to exist any assignment, lien, security interest, option or other charge or encumbrance upon or with respect to any of the Gross Revenues or any Loan Account Collateral, except for the Liens in favor of Lender under this Agreement and the other Loan Documents. Borrower will give Lender not less than thirty (30) days’ prior written notice of any change in the address of its chief executive office or its principal office. Borrower agrees that all records of Borrower with respect to any Loan Account Collateral will be kept at Borrower’s principal office and will not be removed from such addresses without the prior written consent of Lender. Borrower will not without the consent of Lender make or consent to any amendment or other modification or waiver with respect to any Loan Account Collateral, or enter into any agreement, or permit to exist any restriction, with respect to any Loan Account Collateral. Borrower will, at its expense, defend Lender’s right, title and security interest in and to any Loan Account Collateral against the claims of any Person. Borrower will not take any action which would in any manner impair the enforceability of this Agreement or the security interests created hereby. Borrower will not enter into any credit agreement or other borrowing facility including a line of credit, with Bank. Nothing contained in this SECTION 6 shall impair or otherwise limit Borrower’s obligations to timely make the payments (including interest and principal) required by the Note and the other Loan Documents, it being understood that such payments shall be so timely made in accordance with the Loan Documents, regardless of the amounts on deposit in

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any Account. Lender may, from time to time, at its sole option, perform any act which Borrower agrees hereunder to perform which Borrower shall fail to perform after being requested in writing to so perform and Lender may from time to time take any other action which Lender deems necessary for the maintenance, preservation or protection of any of the rights granted to Lender hereunder. With respect to the powers conferred on Lender hereunder, Lender shall not have any duty as to the Accounts or any other Loan Account Collateral, or any responsibility for (i) ascertaining or taking action with respect to any matters relative to the Accounts or any other Loan Account Collateral, whether or not Lender has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to the Accounts or any other Loan Account Collateral.

6.12 Intentionally Omitted.

SECTION 7

NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and so long as this Agreement shall remain in effect or the Note remains outstanding, Borrower shall comply with all covenants and agreements in this SECTION 7.

7.1 Indebtedness. Borrower will not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except Permitted Indebtedness.

7.2 Liens and Related Matters. Borrower will not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to the Mortgaged Property or other Collateral whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. Borrower shall have the right to contest any such Lien securing Claims in accordance with Section 5.3(B).

7.3 Material Rights. Without Lender’s consent, Borrower shall not (a) amend, modify or waive the performance of material obligations with regard to the Material Contracts, (b) request a waiver or consent from, any party to, or issuer of any of the Material Contracts or (c) terminate or permit termination of any Material Contracts.

7.4 Restriction on Fundamental Changes. None of Borrower or any intermediate Special Purpose Bankruptcy Remote Entity imposed for purposes of, or in connection with a Securitization (“Intermediate Borrower Entity”), to the extent such Intermediate Borrower Entity is consented to by the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), will: (1) amend, modify or waive in any material respect any term or provision of its Organizational Documents, (2) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (3) acquire by purchase or otherwise all or any part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person. None of Borrower or Intermediate Borrower Entity will issue, sell, assign, pledge, convey, dispose or otherwise encumber any partnership, stock, membership, beneficial or other ownership interests or grant any options, warrants, purchase rights or other similar agreements or understandings with respect thereto. Borrower will not establish any Subsidiaries. Borrower will not make any Investments in any other Person.

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7.5 Restriction on Leases.

(A) Borrower shall not hereafter enter into, modify, amend or terminate any Lease, Capital Lease or other rental or occupancy arrangement or concession agreement with respect to the Mortgaged Property or any portion thereof without Lender’s prior written consent which consent shall be subject to Lender’s sole discretion. Lender hereby consents to the Borrower entering into the Master Lease on the date hereof.

(B) Borrower shall perform and comply, in all material respects, with all of the landlord’s obligations under the Master Lease and each other Lease and Capital Lease and shall not suffer or permit any material breach or default on the part of the landlord to occur thereunder.

(C) Without limiting the restrictions set forth in Section 7.15 hereof, the Lender shall, within a reasonable time after written request therefore by Borrower, enter into a subordination, attornment and nondisturbance agreement, on Lender’s standard form and with such modifications as shall be reasonably acceptable to the Lender, with any subtenant that is a Non-Customer (as defined in the Master Lease) of Master Lessee occupying premises of 5,000 rentable square feet or greater (other than an Affiliate of Borrower or Master Lessee) entering into a Sublease (as defined in the Master Lease) after the date hereof, provided that (i) Lender has approved the terms, form and substance of such Sublease, (ii) the Non-Customer under such Sublease is of a creditworthiness reasonably acceptable to Lender and (iii) the non-disturbance provision shall provide that, subject to Lender’s standard conditions, in the event or foreclosure or a deed in lieu of foreclosure Lender and such Non-Customer shall enter into a direct lease for the remaining term of the Sublease. All reasonable costs and expenses of Lender in connection with the negotiation, preparation, execution, delivery and recordation of any such agreement, including, without limitation, reasonable attorneys’ fees and disbursements shall be paid by Borrower (in advance, if requested by Lender).

7.6 Transactions with Affiliates. Other than the Master Lease and any sale of Buildings A and B permitted under Section 12, Borrower shall not directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any director, officer, employee or Affiliate of Borrower, Borrower Representative or Carveout Guarantor, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, director, officer or employee of Borrower. Each such agreement with any Affiliate, director, officer or employee of Borrower shall provide that the same may be terminated by Lender at its option if an Event of Default exists and Lender reasonably determines that such agreement does not comply with the requirements of this Section 7.6. Borrower shall not pay any management, consulting, director or similar fees to any director, officer, employee or Affiliate of Borrower or Carveout Guarantor except upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, director, officer or employee of Borrower and so long as such Affiliate subordinates its fees to the payment of all amounts then due and payable under the Loan and such agreement is terminable immediately upon an Event of Default.

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7.7 Management Fees and Compensation; Contracts. Borrower will not enter into or become obligated under any management (property and asset), brokerage or other such similar agreement, whether with an Affiliate or any other Person, with respect to the Mortgaged Property, unless the same may be terminated, without cause and without payment of a penalty or fee, on not more than thirty (30) days’ prior written notice.

7.8 Conduct of Business. From and after the Closing Date, Borrower will not engage in any business other than the ownership and operation of the Mortgaged Property. Borrower shall not use the Mortgaged Property or any part thereof, for any unlawful purpose, or in violation of any certificate of occupancy or other permit or certificate, or any Legal Requirement, provided, however, that most of Building C, and all of Building E and Building F shall only be used for the purpose of operating Internet Business Exchange (IBX) collocation facilities and data centers (collectively “IBX Centers”) and ancillary administrative or other support services or any facility that as a result of technological changes is substantially equivalent, or a technological successor, to a data center and IBX collocation facility, so long as such change does not have any material impact on the value of the Mortgaged Property. Borrower will not suffer any act to be done or any condition to exist on the Mortgaged Property or any part thereof or any article to be brought thereon, which may be dangerous (unless safeguarded as required by Legal Requirement) or which may constitute a nuisance, public or private, or which may void or make voidable any insurance then in force with respect thereto. Subject to Section 12.3, no tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision (or analogous document) will be recorded with respect to the Mortgaged Property without Lender’s consent. The Mortgaged Property shall not be converted to the condominium or “cooperative” form of ownership. Borrower will not initiate or consent to any change in the zoning of the Mortgaged Property. Borrower shall at all times maintain good and marketable fee title to the Mortgaged Property free and clear of any encumbrances other than the Permitted Encumbrances. Borrower shall not change its fiscal year without giving advance notice thereof to Lender.

7.9 Use of Lender’s Name. Borrower shall not use the names of Lender or any of Lender’s Subsidiaries or Affiliates in connection with the development, marketing, leasing, use and operation of the Mortgaged Property. Borrower shall not disclose or permit any Affiliate, officer, director, partner, manager, member or employee of Borrower to disclose (other than to its Affiliates, or Borrower’s and its Affiliate’s attorneys, agents, consultants, accountants and existing and prospective lenders and investors, but only to the extent they are in turn also bound to maintain such confidentiality – it being understood that a breach of this provision by any of the foregoing Persons shall be deemed a breach of this Section 7.9 by Borrower) any of the terms and conditions of the Loan to any Person except (a) to the extent disclosed in the Mortgage and the Financing Statements, (b) to the extent such disclosure is required pursuant to the Loan Documents or applicable legal process, (c) to the extent required by applicable securities laws or (d) to the extent Lender consents to such disclosure.

7.10 Compliance with ERISA. Borrower shall not adopt, modify or terminate any Employee Benefit Plans except as described in Schedule 4.10. Borrower shall not fail to maintain and operate each existing Employee Benefit Plan in compliance in all material respects with the

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provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof. Borrower shall not engage in any transaction which would cause the Obligations or any action taken or to be taken under this Agreement or the other Loan Documents or otherwise (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA. Borrower shall not become an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower shall not permit its assets to be plan assets.

7.11 Due on Sale or Encumbrance. Except for a Transfer of the Release Property pursuant to which the Partial Release Requirements are satisfied, without Lender’s consent, which consent may be given or withheld in the sole discretion of Lender, neither Borrower nor any other Person directly or indirectly holding any direct or indirect legal, beneficial, equitable or other interest in Borrower (at each and every tier or level of ownership) shall, or permit other Persons to, Transfer (whether or not for consideration or of record) all or any portion of the Mortgaged Property or any direct or indirect legal, equitable, beneficial or other interest (1) in all or any portion of the Mortgaged Property; (2) in Borrower; or (3) at each and every tier or level of ownership, in Borrower’s direct or indirect partners, members, shareholders, beneficial or constituent owners including Borrower Representative, any owners of Borrower Representative (or the direct or indirect owners of any direct or indirect interests in any such constituent owners), including (a) an installment sales agreement for a price to be paid in installments; (b) any Leases (other than as permitted by Section 7.5) or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (c) any direct or indirect voluntary or involuntary sale of any ownership interest in Borrower or other Person directly or indirectly owning any direct or indirect interest in Borrower; (d) the creation, issuance or redemption of direct or indirect ownership interests by Borrower or any Person owning a direct or indirect interest in Borrower (at each every tier or level of ownership); (e) any merger, consolidation, dissolution or liquidation; and (f) without limitation of any of the foregoing, any direct or indirect voluntary or involuntary Transfer by any Person which indirectly controls Borrower (by operation of law or otherwise) of its direct or indirect controlling interests in Borrower. Notwithstanding the foregoing, the following shall not be deemed to be prohibited under this Section 7.11: (i) Transfers to a Family Member or trust for the benefit of a Family Member by devise or descent or by operation of law, (ii) a Transfer of an indirect ownership interest in Borrower, by the current owner thereof to a Family Member of such current owner (or a trust for the benefit of any such Family Members), (iii) the Master Lease and Transfers by the Master Lessee to the extent permitted under the Master Lease and (iv) Transfers of ownership interests in a Person whose stock is listed or quoted on the New York Stock Exchange, the American Stock Exchange or NASDAQ, so long as (x) no such transfers described in parts (i), (ii) and (iv) of this sentence result in any Person or Group acquiring, directly or indirectly, more than a forty-nine percent (49%) direct or indirect interest in Borrower (if such Person or Group did not, prior to the Transfer, own at least forty-nine percent (49%) of the direct or indirect ownership interests in Borrower). Notwithstanding the foregoing, Borrower may without Lender’s prior written approval, (i) grant or modify standard utility and telecommunication easements serving the Land, (ii) grant to one or more of its tenants or any third party the right to use on commercially reasonable terms the capacity of the fiber ring located on the Mortgaged Property, provided that such additional use does not impair or reduce the capacity required for the operation of data centers or IBX collocation facilities in Building C, Building E and Building F or on any portion of the Mortgaged Property, or (iii) sell Inventory in the ordinary course of

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business and transfer or dispose of tangible personal property to Persons that are not Borrower’s Affiliates, which tangible personal property is immediately replaced by an article of equivalent suitability and value or which is no longer necessary in connection with the operation of the Mortgaged Property provided that such transfer or disposal will (A) not have a Material Adverse Effect, (B) not materially impair the utility of the Mortgaged Property, and (C) not result in a reduction or abatement of, or right of offset against, the Gross Revenues payable under any Lease or otherwise, and provided that any tangible personal property acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Mortgage. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and, as applicable, its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Mortgaged Property in agreeing to make the Loan and will continue to rely on such ownership of the Mortgaged Property and Borrower as a means of maintaining the value of the Mortgaged Property as security for repayment of the Loan and the performance of the other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Mortgaged Property so as to ensure that, should Borrower default in the repayment of the Loan or the performance of the other Obligations, Lender can recover the Loan by a sale of the Mortgaged Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any Default under this Section 7.11. Notwithstanding anything to the foregoing contained herein, other than transfers of stock in Carveout Guarantor, in no event shall the Mortgaged Property or any direct or indirect interest in Borrower be transferred to an Embargoed Person.

7.12 Payments; Distributions. Borrower shall not pay any distributions, dividends or other payments or return any capital to any of its respective partners, members, owners or shareholders or any other Affiliate or make any distribution of assets, rights, options, obligations or securities to any of its respective partners, members, shareholders or owners or any other Affiliate (individually, or collectively, a “Distribution”) unless (a) on the date of the proposed Distribution, and after giving effect to such Distribution, no Default or Event of Default exists; (b) funds are not then required to be deposited into any Loan Account, including any amounts required to be deposited with Lender; and (c) Borrower is not “insolvent” (as defined in the Bankruptcy Code) and will not be rendered insolvent by virtue of such Distribution.

7.13 Single Purpose Bankruptcy Remote Entities. Borrower hereby represents, warrants, agrees and covenants that Borrower has at all times, from its formation, been, and, at all times will be, a Special Purpose Bankruptcy Remote Entity as defined in Schedule 7.13. Borrower will not directly or indirectly, make any change, amendment or modification to its Organizational Documents or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

7.14 Alterations. Borrower shall not alter, remove or demolish or permit the alteration, removal or demolition of, any Improvement except as the same may be necessary in connection with (A) a Restoration in connection with a taking or casualty in accordance with the terms and conditions of the Agreement, (B) the Base Building Improvements, or (C) other Alterations permitted in accordance with the terms and conditions of this Section 7.14. If no Event of Default exists, Borrower may undertake any alteration, improvement, demolition or removal of Improvements or any portion thereof (any such alteration, improvement, demolition or removal,

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an “Alteration”) so long as (i) Borrower provides Lender with at least thirty (30) days’ prior notice of any such Alteration, (ii) such Alteration is undertaken in accordance with the applicable provisions of this Agreement, is not prohibited by, and is in full compliance with, and does not violate, any Material Contracts, Leases or Legal Requirements and does not, during Construction and upon completion, have a Material Adverse Effect, (iii) Borrower provides Lender with evidence, satisfactory to Lender, that Borrower has sufficient funds, through a combination of Reserves, Loan proceeds, Proceeds, funds deposited with Lender or otherwise to complete and pay all of the costs of the Alterations, (iv) (a) such Alteration is in the nature of a Base Building Improvements permitted under this Agreement or a Restoration required or permitted under the Agreement or (b) has been consented to by Lender (such consent will not be unreasonably withheld, conditioned or delayed) and (v) prior to commencement and from time to time upon request from Lender, Borrower delivers an Officer’s Certificate certifying that conditions (i)–(iv), inclusive, have been satisfied. No Alteration shall be undertaken until Lender has reasonably approved Plans and Specifications (which approval shall not be unreasonably withheld, conditioned or delayed) and cost estimates for the Alterations, prepared by an independent architect or another Person approved by Lender (an “Independent Architect”). Notwithstanding anything to the contrary in this Section 7.14, without the necessity of complying with conditions (i), (iii) and (v) above, Borrower shall have the right, without having obtained the prior written consent of Lender and provided no Event of Default exists, (x) to make any improvements, alterations or modifications to the Mortgaged Property the cost of which is less than Two Hundred and Fifty Thousand Dollars ($250,000) (so long as such improvements do not devalue the Mortgaged Property or increase Lender’s obligations or liability, if any), (y) to make non-structural Alterations which are reasonably required or desirable for the operation of the Mortgaged Property and which are not visible from the exterior of the Improvements, or (z) to install or replace any Fixtures and Personalty in the Improvements or accessions to any Fixtures and Personalty.

7.15 Master Lease. The Master Lease and any guaranty required in connection therewith must remain in full force and effect during the term of the Loan. Until the Loan has been repaid in full, the Master Lease may not be terminated, cancelled, amended, modified or assigned in any manner whatsoever without Lender’s prior written consent. Borrower may not give its consent to or approve any request by Master Lessee for Borrower’s consent or approval of any matter requiring such consent or approval under the Master Lease without Lender’s prior written consent. Borrower shall enforce all of the terms of the Master Lease and shall exercise all available remedies thereunder (other than termination of the Master Lease which shall require Lender’s prior written consent).

SECTION 8

CASUALTY AND CONDEMNATION

8.1 Restoration Following Casualty or Condemnation. After the happening of any casualty or condemnation to the Mortgaged Property or any part thereof, Borrower shall give prompt notice thereof to Lender.

(a) In the event of any damage or destruction of all or any part of the Mortgaged Property, all Proceeds shall be payable to Lender. Borrower hereby authorizes and directs any affected insurance company or condemning Governmental

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Authority or other Persons to make payment of such proceeds directly to Lender. Borrower shall obtain Lender’s approval prior to any settlement, adjustment or compromise of any claims for loss, damage or destruction under any policy or policies of insurance or with respect to any condemnation, and Lender shall have the right to participate with Borrower in negotiation of any such settlement, adjustment or compromise provided, however, Borrower shall be permitted, so long as no Event of Default exists, to settle insurance claims of $1,000,000 or less without Lender’s approval (but with reasonable advance notice to Lender) and utilize any such funds for Restoration. Lender shall also have the right to appear with Borrower in any action against an insurer based on a claim for loss, damage or destruction under any policy or policies of insurance.

(b) All compensation, proceeds, damages, claims, insurance recoveries, rights of action and payments which Borrower may receive or to which Borrower may become entitled with respect to the Mortgaged Property or any part thereof as a result of any casualty or condemnation, except as set forth below in this Section 8.1 (the “Proceeds”), shall be paid over to Lender and shall be applied first toward reimbursement of all costs and expenses of Lender in connection with recovery of the same, and then, except as set forth below in this Section 8.1, shall be applied in the sole and absolute discretion of Lender, without regard to the adequacy of Lender’s security hereunder, to the payment or prepayment of the Obligations in such order as Lender may determine, and any amounts so applied shall reduce the Obligations pro tanto (without any Prepayment Premium due in connection therewith). Any application of the Proceeds or any portion thereof to the Obligations shall not be construed to cure or waive any Default or Event of Default or invalidate any act done pursuant to any such Default or Event of Default.

(c) Subject to the other provisions of this Section 8.1, and provided that (i) all Proceeds have been deposited with Lender; (ii) no Event of Default shall exist; (iii) a Total Loss with respect to the Property shall not have occurred; (iv) the Restoration is capable, as reasonably determined by Lender, of being completed before the earlier (the “Required Restoration Date”) to occur of (x) the date which is six (6) months prior to the Maturity Date, (y) the date on which the insurance carried by Borrower pursuant to Section 5.4(A)(i), with respect to the Mortgaged Property shall expire, and (z) twelve (12) months after the occurrence of the casualty or condemnation in question; (v) Lender shall have been furnished with an estimate of the cost of restoration accompanied by an architect’s certificate as to such costs and appropriate final plans and specifications for reconstruction of the Improvements, all of which shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed; (vi) the Improvements so restored or rebuilt shall be of at least equal value and substantially the same character as prior to the damage or destruction and appropriate for the purposes for which they were originally erected (and, if requested by Lender, Borrower will furnish, at its expense, an appraisal confirming such valuation); (vii) Borrower shall have furnished Lender with evidence reasonably satisfactory to Lender that all Improvements so restored and/or reconstructed and their use fully comply with all zoning, building laws, ordinances and regulations and other Legal Requirements and that all required certificates of occupancy, licenses and approvals required for use, operation and occupancy of the Improvements can be obtained; (viii) if the estimated cost of the Restoration exceeds the

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Proceeds available, Borrower shall have deposited with Lender such sums or other security as may be necessary, in Lender’s reasonable judgment, to pay such excess costs; and (ix) the Master Lease shall remain in force and effect; and (x) Lender shall have received notice reasonably promptly of the fire or other hazard or of the condemnation proceedings specifying the date of such fire or other hazard or the date the notice of condemnation proceedings was received and the request to Lender to make said Proceeds available to Borrower; then the Proceeds, less the actual costs, fees and expenses, if any, incurred in connection with adjustment of loss and Lender’s reasonable administrative expenses relating to such loss and the disbursement of the Proceeds shall be applied by Lender to the payment of all the costs of the aforesaid restoration, repairs, replacement, rebuilding or alterations, including the cost of temporary repairs or for the protection of property pending the completion of permanent restoration, repairs, replacements, rebuilding or alterations (all of which temporary repairs, protection of property and permanent restoration, repairs, replacement, rebuilding or alterations are hereinafter collectively referred to as the “Restoration”), and shall be paid out from time to time as such Restoration progresses upon the request of Borrower if the work for which payment is requested has been done in a good and workmanlike manner, in compliance with applicable Legal Requirements and substantially in accordance with the plans and specifications therefor. Each request by Borrower for disbursement of Proceeds shall (unless Lender otherwise elects, in its sole discretion, with respect to a Restoration estimated by Lender to cost $100,000 or less to complete, to waive any of the following requirements) be accompanied by the required Lien Waivers, a Request for Release, and, to the extent not subsumed within a Request for Release, the following:

(1) A certificate signed by Borrower, dated not more than thirty (30) days prior to such request, setting forth the following: (A) That the sum then requested either has been paid, or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for the restoration therein specified or have paid for the same, the names and addresses of such persons, a brief description of such services and materials, the several amounts so paid or due to each of said persons in respect thereof (together with supporting statements and invoices for the same), that no part of such expenditures has been or is being made the basis of any previous or then pending request for the withdrawal of Proceeds or has been made out of any of the Proceeds received by Borrower, and that the sum then requested does not exceed the value of the services and materials described in the certificate; and (B) That the costs, as estimated by the persons signing such certificate, of the Restoration required to be done subsequent to the date of such certificate in order to complete and pay for the same, do not exceed the Proceeds, plus any amount or security approved by Lender and deposited by Borrower to defray such costs and remaining in the hands of Lender after payment of the sum requested in such certificate.

(2) A title insurance report or other evidence satisfactory to Lender to the effect that there has not been filed with respect to the Mortgaged Property, or any part thereof, any vendor’s, contractor’s, mechanics’, laborer’s, materialmen’s or other Lien which has not been discharged of record or bonded or insured over, except such as will be disbursed by payment of the amount then requested.

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(3) A certificate signed by the Independent Architect and/or engineer in charge of the Restoration, who shall be selected by Borrower and approved in writing by Lender, certifying that the Restoration is proceeding in accordance with the plans and specifications approved by Lender and in accordance with all zoning, subdivision and other Legal Requirements. Upon compliance with the foregoing provisions, Lender shall, out of Proceeds (and the amount of security approved by Lender, if any, deposited by Borrower to defray the costs of the Restoration), pay or cause to be paid to Borrower or the Persons named (pursuant to clause (1)(A) above) in such certificate the respective amounts stated therein to have been paid by Borrower or to be due to them, as the case may be.

(d) If the Proceeds at the time held by Lender, less the actual costs, fees and expenses, if any, incurred in connection with the adjustment of the loss and Lender’s administrative expenses relating to such loss and the disbursement of the Proceeds, shall be, in Lender’s reasonable judgment, insufficient to pay the entire cost of the Restoration, Borrower shall deposit with Lender any such deficiency prior to disbursement of any additional portion of the Proceeds. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time (provided that, notwithstanding the foregoing, subcontractors who have completed their work may be paid in full), and at all times the undisbursed balance of said Proceeds remaining in the hands of Lender shall be at least sufficient to pay for the cost of completion of the Restoration free and clear of liens. In addition to the requirements and conditions set forth in Section 5.19, final payment shall be upon an architect’s certificate to completion in accordance with the final plans and specifications and compliance with all zoning, building, subdivision and other governmental laws, ordinances, rules, and regulations, the filing of a notice of completion and the expiration of the period provided under applicable law for the filing of mechanic’s and materialmen’s liens and delivery to Lender of a certified copy of a final unconditional permanent certificate of occupancy regarding the Restoration. Lender may, at its option, require an endorsement to the Title Policy insuring the continued priority of the lien of the Mortgage as to all sums advanced hereunder, such endorsement to be paid for by Borrower. Upon completion of the Restoration in a good and workmanlike manner in accordance herewith, and provided that Lender has received satisfactory evidence that the Restoration has been paid for in full and the Mortgaged Property is free and clear of all Liens (including signed lien waivers from all contractors and subcontractors conditioned only on payment of amounts specified therein), any balance of the Proceeds at the time held by Lender (after reimbursement to Lender of all costs and expenses of Lender, including administrative expenses, in connection with recovery of the same and disbursement of such Proceeds for the Restoration), if any, shall be applied as follows, unless Lender otherwise elects in its sole discretion to return such proceeds to Borrower without regard to the following: (i) to the extent that such balance of the Proceeds is equal to or less than the amount, if any, by which the value of the Mortgaged Property prior to such damage or destruction exceeds the value of the Mortgaged Property after such Restoration (for these purposes, the value of the Mortgaged Property shall be

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determined by Lender in its discretion), then the portion of the balance of the Proceeds equal to such excess amount shall be applied to the payment or prepayment of the principal balance of the Obligations in such order as Lender may determine, and any amounts so applied shall reduce the Obligations pro tanto (without any prepayment premium due in connection therewith); and (ii) to the extent that the balance of the Proceeds exceeds such excess amount, such portion of the balance of the Proceeds shall be paid to Borrower.

(e) Nothing herein contained shall be deemed to excuse Borrower from repairing or maintaining the Mortgaged Property as provided in the Agreement hereof or restoring all damage or destruction to the Mortgaged Property, regardless of whether or not there are insurance proceeds available or whether any such Proceeds are sufficient in amount, and the application or release by Lender of any Proceeds shall not cure or waive any Default or Event of Default or invalidate any other act done by Lender to exercise its remedies under this Agreement or the other Loan Documents.

SECTION 9

DEFAULT, RIGHTS AND REMEDIES

9.1 Event of Default. “Event of Default” means the occurrence or existence of any one or more of the following:

(A) Payment. Failure of Borrower to pay (i) on the Maturity Date, the outstanding principal of, accrued interest in, and other Indebtedness owing pursuant to the Agreement, the Note and the other Loan Documents, (ii) within five (5) Business Days after the due date, any installment of principal or interest due under the Note; provided, however, the aforesaid five (5) Business Day grace period may be utilized by Borrower no more than once in any consecutive twelve (12) Loan Month period, or (iii) within five (5) Business Days after the respective due date, any other amount due under the other Loan Documents, provided, however, the aforesaid five (5) Business Day grace period may be utilized by Borrower no more than once in any consecutive twelve (12) Loan Month period.

(B) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term, agreement, covenant, representation, warranty or condition contained in Sections 5.1, 5.4, 7.1, 7.4, or 7.11.

(C) Breach of Representation and Warranty. Any representation, warranty, certification or other statement made by Borrower or Carveout Guarantor in any Loan Document or in any statement or certificate at any time given in writing pursuant or in connection with any Loan Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) is false in any material respect on the date made which remains uncured for five (5) Business Days after notice, but no grace or curative period will apply if the representation, warranty, certification or other statement was known by Borrower or Carveout Guarantor to be false when made or deemed made.

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(D) Other Defaults Under Loan Documents. A default by Borrower shall occur in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within thirty (30) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); provided, however, that (i) if such default cannot be remedied with reasonably diligent effort within a period of thirty (30) days, but is susceptible to cure within a period of one hundred twenty (120) days and (ii) the continued default in performance will not have a Material Adverse Effect, such longer period, not to exceed ninety (90) additional days, as Borrower may need to remedy such default, if Borrower is proceeding with diligent effort to remedy such default throughout said one hundred twenty (120)-day period. The rights to notice and cure periods granted herein shall not be cumulative with any other rights to notice or a cure period in any other Loan Document and the giving of notice or a cure period pursuant to this section shall satisfy any and all obligations of Lender to grant any such notice or cure period pursuant to any of the Loan Documents.

(E) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower, Carveout Guarantor or Borrower Representative in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Borrower, Borrower Representative or Carveout Guarantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, Borrower Representative or Carveout Guarantor or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower, Borrower Representative or Carveout Guarantor for all or a substantial part of the property of Borrower, Borrower Representative or Carveout Guarantor; or

(F) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to and at the request of Borrower, Borrower Representative or Carveout Guarantor or Borrower, Borrower Representative or Carveout Guarantor commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower, Borrower Representative or Carveout Guarantor makes any assignment for the benefit of creditors; or (3) partners, shareholders, or members in Borrower, Borrower Representative or Carveout Guarantor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 9.1(F); or

(G) Governmental Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Mortgaged Property by any Governmental Authority (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid, discharged or insured or bonded over within thirty (30) days;

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(H) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described in Section 9.1(G)) involving (1) an amount in any individual case in excess of $500,000 or (2) an amount in the aggregate at any time in excess of $500,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or Borrower Representative and remains undischarged, unvacated, unbonded, uninsured or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

(I) Dissolution. Any order, judgment or decree is entered against Borrower, Borrower Representative or Carveout Guarantor decreeing the dissolution or split up of Borrower, Borrower Representative or Carveout Guarantor and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

(J) Injunction. Either (i) Borrower or Carveout Guarantor is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business relating to the Mortgaged Property and such order continues for more than thirty (30) days; or (ii) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender, Borrower or Carveout Guarantor from performing any of their obligations under this Agreement or any of the other Loan Documents; or

(K) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms of the Loan Documents, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or any of Borrower or Carveout Guarantor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(L) Master Lease. The Master Lease is terminated, cancelled, amended, modified or assigned without Lender’s prior written consent; or

(M) Master Lease Default. A default by Borrower or Carveout Guarantor under the Master Lease, which default continues beyond any applicable grace or cure period provided thereunder; or

(N) Event of Default. The occurrence of an Event of Default specified elsewhere in this Agreement or in any of the other Loan Documents or the occurrence of a Default by Carveout Guarantor under the Carveout Guaranty; or

(O) Cross-Default. With respect to Borrower or Carveout Guarantor, the occurrence of the acceleration of any Permitted Indebtedness in the aggregate amount of [*] or more; or the occurrence of a default or breach under any Material Contracts not cured within any applicable grace period or the loss or termination of any Proprietary Rights which could have a Material Adverse Effect; or

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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(P) Intentionally Omitted.

(Q) Intentionally Omitted.

(R) Single Purpose Entity. Any violation of the covenants contained in Section 7.13 hereof

(S) Intentionally Omitted.

(T) Zoning. The Land and Improvements or any portion thereof are rezoned voluntarily by Borrower, so as to no longer permit the Land and Improvements or any portion thereof to be used for the uses set forth in Section 7.8; or

(U) Prescribed Laws. If the Borrower or Mortgaged Property fails to comply with any covenants, with respect to Prescribed Laws as provided in Section 5.10; or

(V) Intentionally Omitted.

(W) Intentionally Omitted.

(X) Base Building Improvements. Failure of Borrower to comply with Section 5.23 hereof and complete the Base Building Improvements by the Required Completion Date.

9.2 Acceleration and Remedies. Upon the occurrence of any Event of Default specified in Sections 9.1(E) and 9.1(F), payment of all Obligations shall be accelerated without notice, presentment, demand, protest or notice of protest and shall be immediately due and payable and, in addition, Lender may in addition to any other rights and remedies available to Lender at law or in equity or under any other Loan Documents, exercise one of more of the following rights and remedies as it, in its sole discretion, deems necessary or advisable. Upon the occurrence of any Event of Default (other than Events of Default specified in Sections 9.1(E) and 9.1(F)), Lender, in addition to any other rights or remedies available to Lender at law or in equity, or under any of the other Loan Documents, may exercise any one or more of the following rights and remedies as it, in its sole discretion, deems necessary or desirable:

(a) Acceleration. Declare immediately due and payable, without further notice, protest, presentment, notice of protest or demand, all Obligations including all monies advanced under this Agreement, the Note, the Mortgage and/or any of the Loan Documents which are then unpaid, together with all interest then accrued thereon and all other amounts then owing (including any Default Interest, or prepayment premium owed as a result of such acceleration). If payment of the Obligations is accelerated, Lender may, in its sole discretion, exercise all rights and remedies hereunder and under the Note, the Mortgage and/or any of the other Loan Documents at law, in equity or otherwise.

(b) Possession. Enter upon and take possession of the Mortgaged Property and proceed in the name of Lender or Borrower as the attorney-in-fact of Borrower (which authority is hereby granted by Borrower, is coupled with an interest, and is irrevocable), as Lender shall elect. If Lender elects to so enter upon and take possession of the Mortgaged Property, Lender (i) may enforce or cancel all contracts entered into by Borrower or make other contracts which

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are in Lender’s sole opinion advisable and (ii) shall be reimbursed by Borrower upon demand any reasonable amount or amounts expended by Lender for such performance together with any reasonable costs, charges, or expenses incident thereto or otherwise incurred or expended by Lender or its representatives (including an appraisal) on behalf of Borrower in connection with the Mortgaged Property, and the amounts so expended shall be considered part of the Loan evidenced by the Note and secured by the Loan Documents and shall bear interest at the Default Rate.

(c) Intentionally Omitted.

(d) Injunctive Relief. Institute appropriate proceedings for injunctive relief (including specific performance of the obligations of Borrower).

(e) Accounts. Release all funds contained in the Accounts to be applied to Borrower’s Obligations in accordance with the terms of this Agreement.

9.3 Remedies Cumulative; Waivers; Reasonable Charges. All of the remedies given to Lender in the Loan Documents or otherwise available at law or in equity to Lender shall be cumulative and may be exercised separately, successively or concurrently. Failure to exercise any one of the remedies herein provided shall not constitute a waiver thereof by Lender, nor shall the use of any such remedies prevent the subsequent or concurrent resort to any other remedy or remedies vested in Lender by the Loan Documents or at law or in equity. To be effective, any waiver by Lender must be in writing and such waiver shall be limited in its effect to the condition or default specified therein, and no such waiver shall extend to any subsequent condition or default. It is agreed that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the Default Rate, the Late Charge, payments to be made pursuant to Section 2.4(C)(ii) and the Prepayment Premium are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) the Default Rate, the Late Charges and Lender’s reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable as provided herein, and (iv) the Default Rate, Late Charges, Prepayment Premium, the payments to be made pursuant to Section 2.4(C)(ii) and the obligation to pay Lender’s reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

SECTION 10

SECONDARY MARKET TRANSACTION

10.1 Secondary Market Transaction. Borrower agrees that Lender has the absolute right to securitize, syndicate, grant participations in, or otherwise Transfer all or any portion of the Loan (each such transaction, a “Securitization”). Lender may determine to Transfer some or all of the Loan or retain title to some or all of the Loan as part of a Securitization. Borrower further agrees that Lender may delegate any or all of Lender’s rights, powers and privileges to a servicer (“Servicer”) at no cost to Borrower and Borrower shall, upon notice from Lender, recognize the Servicer as the agent of Lender. In the event this Loan becomes or is designated by Lender to

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become an asset of a Securitization, upon Lender’s request, Borrower shall meet, from time to time, with representatives of the Rating Agencies in connection with such a Securitization to discuss the business and operations of the Mortgaged Property and, in that regard, agrees to cooperate with the reasonable requests of the Rating Agencies including delivering any existing environmental materials relating to the Mortgaged Property in Borrower’s possession. Lender at its sole cost and expense may retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization. In no event shall Borrower be required to pay any servicer fees, Securitization trustee fees or other Securitization administrative expenses except as may be expressly provided in this Agreement. Borrower shall, upon request from Lender, from time to time, cooperate, and Borrower shall, cause Carveout Guarantor and Borrower Representative to cooperate, in all reasonable respects in connection with a Securitization. Such cooperation may, in Lender’s discretion, include documentation changes, changes in organizational documents, changes in Accounts, Reserves, Payment Dates, interest accrual periods, insurance endorsement changes, tenant payment direction changes, site inspections, updated appraisals, preparation and delivery of financial information or other diligence requested by Lender and/or any Rating Agency, execution of one or more promissory notes and the creation of Liens securing such notes of differing priority and/or the creation of mezzanine debt secured by pledges of all of the membership interests in the Borrower so long as the principal amount, interest rate, payment terms and other monetary terms of the Loan do not, in the aggregate change so long as none of the foregoing shall materially and adversely impact the financial position, operations of Borrower, Borrower Representative or Carveout Guarantor (in which case Borrower’s refusal to cooperate with any of the foregoing shall be deemed reasonable). None of Borrower, Carveout Guarantor or Borrower Representative will be required to incur more than de minimis expenses or costs pursuant to this Section 10.1, except to the extent Borrower is otherwise obligated under the Loan Documents to pay such costs and expenses. Borrower will, upon request from Lender, in connection with a Securitization, enter into such acknowledgments and confirmations of the applicable assignments as Lender may reasonably request. Borrower shall, subject to the terms and provisions of this Section 10.1, use reasonable efforts to satisfy the market standards which Lender determines are reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization. Borrower will not, pursuant to any of the provisions of this Section 10.1, incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations as are currently set forth in the Loan Documents or Borrower’s Organizational Documents (unless Borrower is made whole by the holder of the Note) or (ii) subject to Section 11.13 hereof, any personal liability other than as set forth in the Loan Documents. Borrower will also, if requested by Lender and to the extent such an opinion letter can be reasonably issued by counsel reasonably acceptable to Borrower and Lender, cause independent counsel to render opinions customary in securitization transactions with respect to the Mortgaged Property and Borrower and its Affiliates (but not a true sale or 10b 5 opinion), including a Nonconsolidation Opinion, at Lender’s sole cost and expense, which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies and which shall be addressed to such Persons as shall be reasonably designated by the holder of the Note. Borrower’s failure to deliver the opinions (to the extent within its control) required hereby within ten (10) Business Days after written request therefore shall constitute an Event of Default hereunder. If requested by Lender, Borrower’s cooperation will also include (but subject to Section 11.13) certifications and agreements pursuant to which Borrower will certify that it has examined the portion of applicable preliminary and final private placement

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memorandum or preliminary, final and supplement or prospectus specified by Lender as pertaining to Borrower, the Loan, Carveout Guarantor, Borrower’s Affiliates, and the Mortgaged Property, and that each such designated portion, as it relates to Borrower, Carveout Guarantor, Borrower’s Affiliates, the Mortgaged Property and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such agreement may, if requested by Lender, require Borrower to indemnify, defend, protect and hold harmless Lender and other Persons designated by Lender from and against any losses, claims, damages, liabilities, costs and expenses that arise out of or are based upon any untrue statement of any material fact contained in the reviewed portions of the documents or other information or documents prepared by Borrower, Carveout Guarantor or their Affiliates and provided to Lender or in any representation or warranty of Borrower or Carveout Guarantor contained in the Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading. Notwithstanding anything in the foregoing to the contrary, at Lender’s request in connection with a Securitization, Borrower shall, take all reasonable efforts to, (i) to ensure that its organizational structure and organizations documents are reasonably satisfactory to the Rating Agents (including, without limitation, the addition of industry standard bankruptcy remote covenants in the organizational documents of Borrower and an Intermediate Borrower Entity, including, without limitation, the addition of two (2) independent directors at the Borrower and/or Intermediate Borrower Entity level); and (ii) commence delivering its financial statements for Borrower and any Special Purpose Bankruptcy Remote Entity, including, without limitation, any Intermediate Borrower Entity, on a non-consolidated basis. Any change in such structure, including, without limitation, the introduction of an Intermediate Borrower Entity, shall be subject to Borrower’s reasonable approval, taking into account the overall structure of the Carveout Guarantor and its subsidiaries and other obligations that may be applicable to such entities. If an Intermediate Borrower Entity is requested by Lender to serve as the corporate member of Borrower in connection with a Securitization, Borrower shall promptly make all reasonable efforts to implement such request, which Intermediate Borrower Entity shall from that point forward comply with then current Rating Agency requirements.

SECTION 11

MISCELLANEOUS

11.1 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses (including reasonable attorneys’ fees, court costs, cost of appeal and the reasonable fees, costs and expenses of other professionals retained by Lender) incurred by Lender in connection with the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (A) the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents including fees and costs for the Environmental Report, and the Physical Conditions Report; (B) the giving or withholding of any consents, approvals, or permissions, disbursements of the Loan and disbursements from the Accounts and in connection with any amendments, modifications and waivers relating to the Loan Documents requested by Borrower; (C) the review, documentation, negotiation and closing of any subordination or intercreditor agreements, Lease reviews, and subordination, nondisturbance and

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attornment agreements; and (D) enforcement of this Agreement or the other Loan Documents, the collection of any payments due from Borrower or Carveout Guarantor under the Loan Documents or any refinancing or restructuring of the credit arrangements provided under the Loan Document, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

11.2 Certain Lender Matters. Lender may, in accordance with Lender’ customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by Borrower to Lender unless Borrower requests, at the time of delivery, in writing that same be returned. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Mortgaged Property other than that of mortgagee, beneficiary or lender. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Person. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of loyalty, duty of care or any other duty to Borrower or any of Borrower’s partners, shareholders, members, managers, Affiliates or any other Person. By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect hereto or thereto by Lender. Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender or their respective attorneys, advisors, accountants, officers, representatives, directors, employees, partners, shareholders, trustees, members or managers. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates. LENDER SHALL HAVE NO LIABILITY HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Borrower or Borrower Representative or Carveout Guarantor, or their respective creditors or property, Lender, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Lender allowed in such proceedings for the entire secured Obligations at the date of the institution of such proceedings and for any additional amount which may become due and payable by Borrower after such date. Lender shall have the right from time to time to designate, appoint and replace one or more servicers at Lender’s sole cost and expense and to allow servicer to exercise any and all rights of Lender

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under the Loan Documents. All documents and other matters required by any of the provisions of this Agreement to be submitted or provided to Lender shall be in form and substance satisfactory to Lender. Borrower shall not be entitled to (and does hereby waive any and all rights to receive) any notices of any nature whatsoever from Lender except with respect to matters for which Legal Requirements or the Loan Documents expressly provide for the giving of notice by Lender to Borrower. In any action or proceeding brought by Borrower against Lender claiming or based upon an allegation that Lender unreasonably withheld its consent to or approval of a proposed act by Borrower which requires Lender’s consent hereunder, Borrower’s sole and exclusive remedy in said action or proceeding shall be declaratory judgment, injunctive relief or specific performance requiring Lender to grant such consent or approval.

11.3 Indemnity. In addition to the payment of expenses pursuant to Section 11.1 and the indemnification obligations set forth in other portions of this Agreement, the Environmental Indemnification Agreement or the other Loan Documents, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay, defend and hold Lender, its officers, directors, members, partners, shareholders, participants, beneficiaries, trustees, employees, agents, successors and assigns, any subsequent holder of the Note, any trustee, fiscal agent, servicer, underwriter and placement agent, (collectively, the “Indemnitees”) harmless from and against any and all liabilities (except for income taxes, or franchise taxes imposed in lieu of income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of interest or tax on the overall income of Lender, taxes that are not directly attributable to the Loan and any “doing business” taxes, however denominated, charged by any Governmental Authority, as set forth in Section 2.6), obligations, losses, damages, penalties, actions, judgments, causes of action, suits, claims, tax liabilities, broker’s or finders fees, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, based upon any third party claims against such Indemnitees in any manner related to or arising out of (A) any breach by Borrower or Carveout Guarantor of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents or certificates provided pursuant to the Loan Documents, (B) the actual or threatened presence, release, disposal, spill, escape, leakage, transportation, migration, seepage, discharge, removal, or cleanup of any Hazardous Material located on, about, within, under, affecting, from or onto the Mortgaged Property or any violation of any applicable Environmental Law by Borrower or the Mortgaged Property, or (C) the use or intended use of the proceeds of any of the Loan (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined in a final order by a court of competent jurisdiction. Borrower shall be relieved of its obligation under clause (B) of this Section 11.3 with respect to Hazardous Materials first introduced to the Land and Improvements after either (1) the foreclosure of the Mortgage or (2) the delivery by Borrower to, and acceptance by, Lender or its designee of a deed-in-lieu of foreclosure with respect to the Mortgaged Property. To the extent that the undertaking to indemnify, pay, defend and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay

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and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnitee shall, following notice to and consultation with Borrower, have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnitee and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnitee for damage or loss resulting from such Indemnitee’s gross negligence or willful misconduct.

11.4 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and, with respect to any amendment or modification, unless also signed by Borrower). Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower, or any other Person to any other or further notice or demand in similar or other circumstances. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners or members and others with interests in Borrower, and of the Mortgaged Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Mortgaged Property for the collection of the obligations without any prior or different resort for collection or of the right of Lender to the payment of the obligations owing Lender on account of the Loan Documents out of the net proceeds of the Mortgaged Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of any of any portion of the Mortgaged Property or require Lender to exhaust its remedies against any portion of the Mortgaged Property or any combination of the Mortgaged Property before proceeding against any other portion; and further in the event of such foreclosure, Borrower expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately of all or any portion of the Mortgaged Property. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents. No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Note or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under

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this Agreement, the Note and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Borrower agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive Borrower from paying all or any portion of the principal of, premium, if any, or interest on Loan contemplated herein or in any of the other Loan Documents or which may affect the covenants or the performance of this Agreement; and Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

11.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with request for confirmation) or sent by overnight courier service or United States registered mail return receipt requested, postage prepaid. Any notice so given shall be deemed effective upon delivery or on refusal or failure of delivery during normal business hours.

Notices shall be addressed to the parties at the addresses as follows:

If to Borrower:	Equinix RP II LLC
c/o Equinix Inc.
301 Velocity Way, 5th Floor
Foster City, CA 94404
Attn: Director of Real Estate and General Counsel
E-mail: kmostofizadeh@equinix.com and
bgalvin@equinix.com
Telephone: (650) 513-7000
Fax No.: (650) 513-7909

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with a copy to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: William G. Murray, Jr.
E-mail: wmurray@orrick.com
Telephone: (415) 773-5807
Fax No.: (415) 773-5759

If to Lender:	SFT I, Inc.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Chief Operating Officer
Reference : Loan No. 1267
Telephone: (212) 930-9400
Fax No.: (212) 930-9494

With a copy to:	iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
Attn: Nina B. Matis, Esq./General Counsel
Reference : Loan No. 1267
E-Mail: nmatis@istarfinancial.com
Telephone: (212) 930-9406
Fax No.: (212) 930-9492

With a copy to:	iStar Asset Services Inc.
180 Glastonbury Blvd., Suite 201
Glastonbury, Connecticut 06033
Attn: President
Reference : Loan No. 1267
Telephone: (860) 815-5900
Facsimile: (860) 815-5901

with a copy to:	Katten Muchin Rosenman LLP
1025 Thomas Jefferson Street, N.W.
East Lobby – Suite 700
Washington, D.C. 20007
Attention: John D. Muir, Jr., Esq.
Telephone: (202) 625-3839
Fax No.: (202) 339-6054

11.6 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the provisions of Sections 2.6, 5.8, 11.1, 11.2, 11.3, 11.13 and 11.15 shall survive the payment of the Loan and the termination of this

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Agreement. Subject to this Section 11.6, all other representations, warranties and agreements of Borrower and Lender set forth in this Agreement shall terminate upon indefeasible payment in full of the Loan and the termination of this Agreement.

11.7 Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All covenants and agreements hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction. This Agreement is made for the sole benefit of Borrower and Lender and, solely to the extent set forth in Section 11.12, Carveout Guarantor, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder. This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. If any term, condition or provision of this Agreement shall be inconsistent with any term, condition or provision of any other Loan Document, this Agreement shall control. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Upon indefeasible payment and performance in full of the Borrower’s Obligations, the Lender shall, at the sole cost and expense of the Borrower, release the Mortgage and the other Liens securing the Borrower’s Obligations.

11.8 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder or under any of the other Loan Documents without the written consent of Lender. Any assignee of Lender’s interest in the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan Documents which Borrower may otherwise have against any assignor of the Loan Documents.

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11.10 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS MORTGAGED PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION.

11.11 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. BORROWER AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF BORROWER OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Schedule 7.13 — Page 77

11.12 Publicity. Lender (and Lender’s Affiliates) may and Borrower does hereby authorize Lender (and its Affiliates) to, refer, in its sole discretion, to the Loan from time to time, in tombstone and other advertisements, offering memoranda in connection with Securitizations, press releases and other releases of information to members of the public, reports to investors and in other media, which references, may include a description of the Loan (including the stated principal amount) and use of Borrower’s name and the logo of Borrower, Carveout Guarantor and/or their Affiliates and which references may be reproduced and distributed, electronically or otherwise, from time to time. Lender hereby agrees that, without the prior written consent of Borrower, any written information (or oral information to the extent it is described as confidential at the time of disclosure) relating to Borrower which is provided to Lender in connection with the making of the Loan which is either confidential, proprietary, or otherwise not generally available to the public (but excluding information Lender has obtained independently from third-party sources without Lender’s knowledge that the source has violated any fiduciary or other duty not to disclose such information) and which has been expressly designated as such by notice to Lender from Borrower (the “Confidential Information”), will be kept confidential by Lender, using the same standard of care in safeguarding the Confidential Information as Lender employs in protecting its own proprietary information which Lender desires not to disseminate or publish. Notwithstanding the foregoing, Confidential Information may be disseminated (a) pursuant to the requirements of applicable law, (b) pursuant to judicial process, administrative agency process or order of Governmental Authority, (c) in connection with litigation, arbitration proceedings or administrative proceedings before or by any Governmental Authority or stock exchange, (d) to Lender’s attorneys, accountants, advisors and actual or prospective financing sources who will be instructed to comply with this Section 11.12, (e) to the Rating Agencies, who will be requested to comply with this Section 11.12, (f) to actual or prospective trustees, assignees, pledgees, participants, agents, servicers, or securities holders in a Securitization who shall be instructed to comply with this Section 11.12, and (g) pursuant to the requirements or rules of a stock exchange or stock trading system on which the Securities of Lender or its Affiliates may be listed or traded. Notwithstanding the foregoing, in each of the cases set forth in Sections 11.12 (a) through (g) above, Lender shall endeavor to use its best efforts to notify all parties of the confidential nature of the information and instruct such parties to maintain the confidentiality of such information. In addition, notwithstanding any other provision, any party (and its employee, representative or other agent) may disclose to any and all persons, without limitation of any kind, any information with respect to the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. Lender acknowledges and agrees that Carveout Guarantor is a third party beneficiary of Lender’s agreement with respect to Confidential Information set forth in this Section. For purposes of this Section 11.12, Confidential Information will not be deemed to include the Loan amount and the other terms, conditions and provisions of the Loan Documents (except that all exhibits shall be deemed Confidential Information), the name of Borrower and Carveout Guarantor, the logo of Borrower, Carveout Guarantor and/or their Affiliates. Borrower and Carveout Guarantor hereby grant Lender a non-exclusive license to use Borrower’s and Carveout Guarantor’s logo solely for the purpose specified in this Section 11.12. Borrower agrees that Lender’s (and Lender’s Affiliates’) use, reproduction and dissemination of Borrower’s name and logo in connection with disclosures required by the Loan Documents shall not cause any copyright infringements.

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11.13 Borrower Recourse Liability. (A) Except as provided in the Environmental Indemnity Agreement and the Carveout Guaranty, Borrower shall not have any personal recourse liability for Obligations incurred under this Agreement, the Note or any of the other Loan Documents and no deficiency judgment therefore shall be enforced against the personal assets of Borrower other than the Mortgaged Property, the other Collateral and the proceeds of the Mortgaged Property and other Collateral. Notwithstanding the foregoing, a judgment may be sought, obtained, entered and enforced against Borrower to the extent necessary to preserve or enforce the rights and remedies of Lender in, to or against the collateral and security provided under the Loan Documents, and nothing contained in this Section 11.13 shall be construed to limit, prejudice or impair the rights of Lender to enforce its rights and remedies against any real and personal property mortgaged, pledged, encumbered, assigned or granted to secure payment or performance under this Agreement, the Note and/or the other Loan Documents. Notwithstanding anything to the contrary herein or elsewhere, the foregoing limitation on personal liability shall be null, void and of no force and effect, and Borrower shall be personally liable for payment and performance of the Obligations in the event of the occurrence of any of the following: (a) Borrower or Borrower Representative shall file or institute any petition, case or proceeding under the Bankruptcy Code; (b) Carveout Guarantor, Borrower Representative or any Affiliate of Borrower shall file or initiate any involuntary petition, case or proceeding against Borrower or Borrower Representative under the Bankruptcy Code; (c) Borrower, Carveout Guarantor, Borrower Representative or any Affiliate of Borrower shall arrange, solicit, induce, finance or collude with others in the filing of any involuntary petition, case or proceeding against Borrower or Borrower Representative under the Bankruptcy Code; (d) an involuntary petition, case or proceeding is filed against Borrower under the Bankruptcy Code and Borrower fails to file a motion to dismiss (together with any ancillary filings or briefs customarily filed therewith) such proceeding within ninety (90) days after the commencement of the proceeding; or (e) the occurrence of any Default with respect to Section 7.11.

(A) Nothing in this Agreement or the other Loan Documents shall be construed or deemed to release any Person from liability arising out of such Person’s fraud or to limit the rights and remedies of Lender, either at law or in equity, for (1) injunctive or declaratory relief, (2) rights to recover on account of fraudulent conveyances, fraudulent transfers, preferences, or other laws which would operate to protect Lender against Borrower’s or any other Person’s dissipation of assets to avoid obligations under the Loan Documents (whether under the Bankruptcy Code or other applicable laws), (3) rights to seek penalties or sanctions under applicable judicial rules and statutes governing the conduct of litigation, and (4) rights and remedies for criminal conduct in relation to Lender, the Loan or the security for the Loan. Notwithstanding Section 11.13 (A), Borrower shall be personally liable for and does hereby agree to pay, protect, defend and save Lender harmless from and against, and hereby indemnifies Lender from and against any and all liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys’ fees, court costs and costs of appeal), causes of action, suits, claims, demands and judgments of any nature of description whatsoever (collectively, “Costs”) which may at any time be imposed upon, incurred or suffered by or awarded against Lender as a result of: (a) Proceeds paid to, or upon the order of, Borrower or its Affiliates under any insurance policies (or paid as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of the Mortgaged Property, to the full extent of such Proceeds not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender; (b) Proceeds resulting from the

Schedule 7.13 — Page 79

condemnation or other taking in lieu of condemnation of all or any portion of the Mortgaged Property, or any of them, to the full extent of such Proceeds paid to, or upon the order of, Borrower or its Affiliates and not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender; (c) tenant security deposits or other refundable deposits or letters of credit paid to or held by Borrower, its Affiliates or its members, partners, officers and agents in connection with Leases of all or any portion of the Mortgaged Property which are not applied in accordance with the terms of the applicable Lease or other agreement or paid to, or upon the order of, Lender; (d) Gross Revenues and other payments received from the Master Lessee under the Master Lease paid more than one (1) month in advance; (e) Gross Revenues of all or any portion of the Mortgaged Property (to the extent received by Borrower or its Affiliates) received during or applicable to a period after any written notice of default is given to Borrower from Lender under the Loan Documents in the event of any default by Borrower thereunder which are not either applied to the ordinary and necessary expenses of owning and operating the Mortgaged Property or paid to Lender in accordance with the Loan Documents; (f) damage to the Mortgaged Property as a result of the intentional misconduct or gross negligence of Borrower, its Affiliates or any of their officers, directors, members, managers, or general partners, or any agent, employee or other Person authorized or apparently authorized to act on behalf of Borrower or such persons, or any removal of any of the Mortgaged Property in violation of the terms of the Loan Documents; (g) until such time as Borrower has transferred actual possession and control of the Mortgaged Property to Lender, to a duly appointed receiver of the Mortgaged Property, to a purchaser at a foreclosure sale or to a transferee in lieu of foreclosure, for Borrower’s failure to pay (or deposit into reserves held by Lender funds sufficient to pay) any valid taxes, assessments, mechanics’ liens, materialmen’s liens or other obligations which could create Liens on any portion of the Mortgaged Property which would be superior to the Lien of the Mortgage or the other Loan Documents, to the full extent of the lesser of (i) the amount claimed by any such claimant and (ii) Gross Revenues after (x) with respect to any such taxes or assessments, the commencement of the period covered by such taxes or assessments, and (y) with respect to any such mechanic’s liens, materialmen’s liens or other Liens, the date of filing thereof, and in the case of clauses (x) and (y) above, not applied to debt service on the Loan or the ordinary and necessary expenses of owning and operating the Mortgaged Property or paid to Lender; (h) failure by Borrower to comply with any obligations and indemnities of Borrower under the Loan Documents relating to Hazardous Materials or Environmental Laws to the full extent of any losses or damages (including those resulting from diminution in value of the Mortgaged Property to the extent actually incurred by Lender) incurred by Lender; (i) fraud or material misrepresentation by Borrower, Borrower Representative or Carveout Guarantor or any of their respective officers, board members, members, managers or partners to the full extent of any losses, damages and expenses of Lender on account thereof; (j) for any amounts paid to Borrower under Leases containing early lease termination options or otherwise paid by tenants in consideration of an early termination of any lease and not delivered to Lender to be held in accordance with the other Loan Documents; (k) for waste to the Mortgaged Property; (l) any judicial, administrative or other action by Borrower, Carveout Guarantor or any of their Affiliates that delays, impairs or interferes with the exercise of Lender’s rights and remedies under the Loan Documents; (m) any criminal activity by Borrower or Carveout Guarantor or their respective agents, employees or officer; (n) the occurrence of a Default with respect to Sections 5.4, 7.4, 7.10, 7.12, 7.13, or 7.15; (o) the Master Lease or the collateral assignment of the Master Lease is not enforceable by Lender following an Event of Default; or (p) Master Lessee, Borrower or Carveout Guarantor challenges any enforcement of Lender’s remedies in connection therewith or under the Master Lease.

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11.14 Performance by Lender/Attorney-in-Fact. In the event that Borrower shall at any time fail to duly and punctually pay, perform, observe or comply with any of its covenants and agreements hereunder or under the other Loan Documents or if any Event of Default hereunder shall exist, then Lender may (but shall in no event be required to) make any such payment or perform any such term, provision, condition, covenant or agreement or cure any such Event of Default. Lender shall not take action under this Section 11.14 prior to the occurrence of an Event of Default unless in Lender’s good faith judgment reasonably exercised, such action is necessary or appropriate in order to preserve the value of the Collateral, to protect Persons or property, or Borrower has abandoned the Mortgaged Property or any portion thereof. Lender shall not be obligated to continue any such action having commenced the same and may cease the same without notice to Borrower. Any amounts expended by Lender in connection with such action shall constitute additional advances hereunder, the payment of which is additional Indebtedness, secured by the Loan Documents and shall become due and payable upon demand by Lender, with interest at the Default Rate from the date of disbursement thereof until fully paid. No further direction or authorization from Borrower shall be necessary for such disbursements. The execution of this Agreement by Borrower shall and hereby does constitute an irrevocable direction and authorization to Lender to so disburse such funds. Borrower hereby irrevocably appoints Lender, as its attorney-in-fact, coupled with an interest, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise (A) during the existence of an Event of Default in the discretion of Lender, to take any action and to execute any instrument which Lender may deem necessary to accomplish the purpose of this Agreement or any other Loan Document, including the following: (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in respect of the Accounts and/or any of the Loan Account Collateral; (ii) to receive, endorse, and collect (a) any Gross Revenues, (b) any instruments made payable to any Borrower representing any dividend, payment of principal, interest, redemption price, purchase price or other distribution or payment in respect of any Loan Account Collateral, or (c) any other instruments, documents and chattel paper received in connection with this Agreement or any other Loan Document; and (iii) to file any claims, or take any action or institute any proceedings which Lender shall deem necessary or desirable for the collection of any Gross Revenues in the event that Borrower shall fail to do so, or otherwise to enforce the rights of Lender with respect to this Agreement; (B) to execute and/or file, without the signature of Borrower any Uniform Commercial Code financing statements, continuation statements, or other filing, and any amendment thereof, relating to the Loan Account Collateral; (C) to give notice to any third parties which may be required to perfect Lender’s security interest in the Loan Account Collateral; and (D) during the existence of an Event of Default, to register, purchase, sell, assign, transfer, pledge or take any other action with respect to any Loan Account Collateral in accordance with this Agreement or any Loan Document. Lender shall notify Borrower of Lender’s taking of any action as attorney-in-fact, or otherwise in Borrower’s name, pursuant to the provisions of this Section.

11.15 Brokerage Claims. Borrower shall protect, defend, indemnify and hold Lender harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Lender or any Person, in connection with the transaction herein

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contemplated, provided such claim is made by or arises through or under Borrower or is based in whole or in part upon alleged acts or omissions of Borrower. Lender shall protect, defend, indemnify and hold Borrower harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Borrower or any other Person in connection with the transaction herein contemplated other than Broker, provided such claim is made by or arises through or under Lender or is based in whole or in part upon alleged acts or omissions of Lender.

11.16 Agreement. THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 12

PARTIAL RELEASE AND SUBDIVISION

12.1 Conditions to Partial Release. Borrower shall at any time be entitled to a partial release of a portion of the Mortgaged Property in connection with the Transfer of the Release Property (as defined below), subject to the satisfaction of following conditions precedent in a manner satisfactory to the Lender in its sole and absolute discretion (the “Partial Release Requirements”):

(A) Delivery to the Lender of not less than thirty (30) days prior written notice of the proposed release requesting that the Lender release a portion of the Mortgaged Property which shall be specifically described in such notice but which in any event shall be limited to Building A and/or Building B (the “Release Property”) and providing such additional documentation and information as may be necessary for the Lender to consider such request;

(B) No Default or Event of Default shall have occurred and be continuing;

(C) The Borrower shall have delivered to the Lender a certificate executed by an authorized officer of the Borrower certifying in form acceptable to the Lender that each of the representations and warranties of the Borrower, Carveout Guarantor and Borrower Representative contained in the Loan Documents is true, complete and correct in all material respects as of the effective date of the partial release;

Schedule 7.13 — Page 82

(D) The Carveout Guarantor shall have executed and delivered to the Lender a reaffirmation of its obligations under the Carveout Guaranty and the Master Lease in form acceptable to the Lender affirming that the Obligations of the Carveout Guarantor under the Carveout Guaranty and the Master Lease are and shall continue to be in full force and effect;

(E) No event, circumstances or state of facts shall have occurred or exist, or will be likely to occur or exist after the release of the Release Property, resulting in a Material Adverse Effect;

(F) The terms of the Transfer of the Release Property (including, any purchase contract executed by the Borrower) shall be in form and substance reasonably satisfactory to the Lender;

(G) The Transfer and release of the Release Property from the lien of the Mortgage will not violate, and the Remaining Property will not be in violation of, any Legal Requirements, including, without limitation, zoning and subdivision laws;

(H) To the extent Borrower has not satisfied the requirements set forth in Section 5.23 with respect to the Base Building Improvements, the Borrower shall deposit into the Base Building Reserve Account the Net Sales Proceeds from the sale of the Release Property, except to the extent that the Net Sales Proceeds exceed the difference between $40,000,000 and the amount expended on the Base Building Improvements as of the date of such Transfer;

(I) The Release Property will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the Remaining Property encumbered by the lien of the Mortgage;

(J) The Lender shall have received an updated Survey reflecting the Partial Release in form and substance satisfactory to Lender;

(K) The Lender shall have received an updated title insurance policy or endorsement to its existing title insurance policy reflecting the Partial Release and a continuing first priority lien on the Remaining Property and disclosing no additional exceptions or encumbrances affecting the Mortgaged Property except for the Permitted Exceptions, and otherwise in form and substance acceptable to the Lender;

(L) All necessary easements and shared facility agreements reasonably required by Lender with respect to the Remaining Property are in place;

(M) The Lender shall have received updated legal opinions from counsel satisfactory to the Lender with respect to (i) the due organization and existence of each of the Borrower, the Carveout Guarantor and the Borrower Representative, (ii) the due execution, delivery, authority, and continuing enforceability and perfection (as applicable) of the Mortgage, the Master Lease, this Agreement, the Note, the Carveout Guaranty, the Environmental Indemnity and each of the other Loan Documents after giving effect to the Partial Release, (iii) non-contravention matters, (iv) continued compliance of each of the subdivided parcels with all Laws and Legal Requirements with respect to zoning and use of the Mortgaged Property as an IBX Facility and a Commercial Facility and such Subdivision will not cause any of the Improvements on the

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Mortgaged Property to be in violation of any Laws and Legal Requirements, and (v) to the extent applicable, the Subdivision complies with all Laws and Legal Requirements, such opinions shall be in form, scope and substance satisfactory to the Lender and the Lender’s counsel in their reasonable discretion;

(N) The Lender shall have received such other documents, certificates, instruments, opinions or assurances as the Lender may reasonably request;

(O) The Borrower shall pay all of the Lender’s out-of-pocket costs and expenses incurred by the Lender in connection with such request for such partial release, including, without limitation, all recording costs, transfer taxes, title premiums and reasonable legal fees, regardless of whether or not such partial release is consummated;

(P) The Release Property may be Transferred to an Affiliate of Borrower subject to the following additional requirements (the breach of which shall result in an Event of Default hereunder in the event such breach is not cured within the notice and cure periods set forth in Section 9.1(D) hereof):

(i) The sale price (or deemed sale price) for the purpose of calculating the New Sales Proceeds in Section 12.1(H) above shall be equal to the then current fair market value of the Release Property, and Borrower shall deliver to Lender satisfactory evidence of what the then current fair market value of the Release Parcel is in form and substance reasonably acceptable to Lender.

(ii) The Released Property shall not at any time thereafter, while under the ownership of an Affiliate of Borrower, be used in a manner which could result in a Material Adverse Effect, including without limitation, diminishing the value of the Remaining Parcel in any way.

12.2 Partial Release. Upon satisfaction of the Partial Release Requirements, the Lender shall release the Lien of the Mortgage with respect to the Release Property and deliver to the Borrower a duly executed release or reconveyance in recordable form, a UCC-3 release of security interest and other such documents as may be reasonably required to release the Release Property from the Lien of the Mortgage.

12.3 Subdivision. In connection with the sale of the Release Property or for any other reasonable purpose, Borrower shall be permitted to subdivide the Land into two or more separate legal parcels (the “Subdivision”) subject to Lender’s reasonable consent which shall be based on the following:

(A) No Default or Event of Default shall exist at the time of the request or at the time of the Subdivision;

(B) Lender reasonably approves of all subdivision documents, including, without limitation, any plats or plans relating thereto and any documents establishing cross-easements or restrictive covenants, including, without limitation, Lender’s receipt and approval of all easements necessary to allow each of the subdivided parcels access and cost sharing and use of shared facilities for its use as an IBX Facility and Commercial Facility in compliance with all applicable Laws and Legal Requirements;

Schedule 7.13 — Page 84

(C) The Subdivision complies with, and the Mortgaged Property after giving effect to the Subdivision will comply with, all Laws and Legal Requirements;

(D) At Borrower’s sole cost and expense, the Title Company issues to Lender a date-down endorsement to the Title Policy insuring Lender’s first priority lien on the Mortgaged Property is not impaired by the Subdivision, and updates to existing endorsements of the Title Policy, if applicable, or new endorsements as Lender may reasonably require, including, without limitation, a subdivision endorsement in form and substance acceptable to Lender;

(E) To the extent the Mortgage needs to be revised to reflect such Subdivision in Lender’s reasonable discretion, Borrower and Borrower Representative shall deliver fully executed amendments to the Mortgage;

(F) The Lender shall have received such other documents, certificates, instruments, opinions or assurances as the Lender may reasonably request; and

(G) The Borrower shall pay all of the Lender’s out-of-pocket costs and expenses incurred by the Lender in connection with such request for such Subdivision, including, without limitation, all recording costs, transfer taxes, title premiums and reasonable legal fees, regardless of whether or not such Subdivision is consummated.

SECTION 13

ADDITIONAL MASTER LEASE PROVISIONS

13.1 Representations, Warranties and Covenants of Master Lessee.

Master Lessee is a corporation duly organized and validly existing under the laws of the State of Delaware, and is qualified to do business in the State where the Mortgaged Property is located. Master Lessee has full power and authority to enter into and carry out the terms of the Master Lease. Master Lessee is in good standing under the laws of the State of Delaware. A true and complete copy of all organizational documents creating or governing Master Lessee has been delivered to Lender.

13.2 Satisfaction of Borrower Obligations by Master Lessee. Except for transfers which are expressly pre-approved under the terms of the Master Lease and are not subject to Borrower’s consent, as Master Lessor, the Master Lessee shall not transfer, assign or pledge the Master Lease without Lender’s prior written consent (not to be unreasonably withheld, conditions or delayed). In addition, any and all of the covenants set forth in the Loan Documents may be satisfied by either Master Lessee or Borrower; provided, however, that if such covenant is one that can be complied with by both Master Lessee and Borrower then either Master Lessee or Borrower shall be permitted to satisfy any such covenant. Further, any factual representations made by Borrower under the Loan Documents shall be deemed correct if such representation would be correct if made by Master Lessee but only to the extent consistent with the transactions contemplated in this Loan Agreement. A Default or Event of Default caused by the Master Lessee shall constitute a Default or Event of Default by Borrower.

Schedule 7.13 — Page 85

13.3 Subordination of Master Lease.

(A) The Master Lease and all right, title and interest of Master Lessee thereunder and in and to the Mortgaged Property or any portion thereof, if any, are and shall be subject and subordinate to the lien of the Mortgage, including, without limitation, any and all fees and reimbursable expenses and other sums payable to Master Lessee under the Master Lease. Master Lessee hereby acknowledges that all provisions of the Master Lease relating to the application of insurance proceeds and condemnation awards are subject to and junior and inferior to the terms and provisions of the Mortgage and the other Loan Documents, and the terms and provisions of the Mortgage and the other Loan Documents shall govern and control in the event of any conflict.

(B) Master Lessee agrees that, upon a foreclosure of the Mortgage, provided that the Master Lease has not expired or otherwise been earlier terminated in accordance with its terms for reasons other than such foreclosure, Master Lessee shall attorn to any Subsequent Owner and shall remain bound by all of the terms, covenants and conditions of the Master Lease, for the balance of the remaining term thereof (and any renewals thereof which may be effected in accordance with the Master Lease) with the same force and effect as if such Subsequent Owner were the landlord under the Master Lease and without the payment by such Subsequent Owner of any fees arising from such succession to the interests of such landlord. Such attornment shall be effective and self-operative as an agreement between Master Lessee and Subsequent Owner without the execution of any further instruments on the part of any party; provided, however, that at Lender’s request, Master Lessee shall execute a commercially reasonable instrument confirming such attornment. If any Subsequent Owner shall elect, for any reason whatsoever, to succeed to the interest of Borrower under the Master Lease, without terminating the Master Lease, such Subsequent Owner shall not be (i) liable for any act or omission of any prior landlord (including Borrower), (ii) subject to any offsets or defenses which Master Lessee might have against any prior landlord (including Borrower), (iii) liable for or bound by any fees, commissions, rent, security deposit, additional rent or other sums or deposits which Master Lessee might have paid to any prior landlord (including Borrower) unless actually received by Subsequent Owner, or (iv) bound by any amendment or modification of the Master Lease made without the Lender’s or such Subsequent Owner’s express written consent if required hereunder.

(C) Upon a foreclosure of the Mortgage, notwithstanding the rights of Subsequent Owner under (B) above, unless Subsequent Owner, in its sole and absolute discretion, elects otherwise, such foreclosure of the Mortgage shall terminate the Master Lease, without payment of any termination fees, liquidated damages or other fees and charges under the Master Lease. Master Lessee expressly agrees that it shall not, in any event, cause or permit any lien, claim of lien, encumbrance or other charge to be placed or asserted against the Mortgaged Property or any portion thereof. Upon any such termination of the Master Lease by Lender or other Subsequent Owner, Master Lessee shall promptly remit and deliver to Lender or other Subsequent Owner an accounting of, all property, leases, rents, contracts and collateral then held by or under the control of Master Lessee (collectively, “Master Lessee’s Property”). Upon any such termination, Master Lessee shall afford to Lender or other Subsequent Owner all rights and benefits provided to Master Lessor under the Master Lease, including, without limitation, cooperating and assisting Lender or Subsequent Owner to effect a smooth transition of ownership, assigning to Lender or such Subsequent Owner all operating licenses and permits for

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the IBX Centers then issued in Master Lessee’s name as landlord of such IBX Centers (to the extent assignable) and delivering to Lender (or its designee) or such Subsequent Owner, all keys, locks and safe combinations, ledgers, bank statements for the Mortgaged Property accounts, books and records, insurance policies, and other documents and agreements required for the ownership of the Mortgaged Property as maintained by Master Lessee. If such assignment of licenses and permits is not permitted by the Legal Requirements, Master Lessee shall cooperate with, and provide reasonable assistance to, Lender or such Subsequent Owner in its efforts to obtain such licenses and permits for the normal use and operation of the Mortgaged Property. Upon the written request of Lender or other Subsequent Owner, Master Lessee shall periodically execute and deliver a statement, in a form reasonably satisfactory to Lender or such Subsequent Owner, reaffirming Master Lessee’s obligation to attorn as set forth in this Section 13.

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Witness the due execution hereof by the undersigned as of the date first written above.

BORROWER:

EQUINIX RP II LLC,
a Delaware limited liability company

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Its:	Manager

LENDER:

SFT I, INC.,
a Delaware corporation

By:	/s/ TIMOTHY J. O’CONNOR
Name:	Timothy J. O’Connor
Its:	Executive Vice President & Chief Operating Officer

JOINDER BY MASTER LESSEE AND CARVEOUT GUARANTOR: Master Lessee hereby acknowledges and agrees to the terms and conditions set forth in Sections 11.12 and 13 of this Agreement.

MASTER LESSEE AND CARVEOUT GUARANTOR:

EQUINIX, INC.,
a Delaware corporation

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Its:	Chief Executive Officer

Schedule 7.13 — Page 88

Execution Copy

PROMISSORY NOTE

$60,000,000.00	December 21, 2005

FOR VALUE RECEIVED, EQUINIX RP II LLC, a Delaware limited liability company (“Borrower”), promises to pay to SFT I, INC., a Delaware corporation (“Holder”), or order, at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, or at such other place as Holder may from time to time in writing designate, in lawful money of the United States of America, the principal sum of SIXTY MILLION AND NO/100 DOLLARS ($60,000,000.00) or such other sum as may be the total amount outstanding pursuant to this Note (the “Loan”), payable at such rates and at such times as are provided in the “Loan Agreement” (as hereinafter defined).

Payments of both principal and interest are to be made in lawful money of the United States of America.

This Promissory Note (this “Note”) evidences Indebtedness incurred under, and is subject to the terms and provisions of, that certain Loan and Security Agreement of even date herewith, by and among the Borrower and the Holder (herein, as the same may be further amended, modified or supplemented from time to time, called the “Loan Agreement”). The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated or extended. The Loan Agreement also contains provisions for the payment of late charges and interest at the Default Rate, all as more specifically set forth therein. Repayment of the Indebtedness evidenced by this Note is secured by the Mortgage and the other Loan Documents referred to in the Loan Agreement, and reference is made thereto for a statement of terms and provisions.

Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

This Note may only be prepaid in whole or in part in accordance with the terms of Section 2.4 of the Loan Agreement (or as otherwise expressly provided elsewhere in the Loan Agreement or the other Loan Documents). Any payments of the outstanding principal balance of the Loan evidenced by this Note, whether voluntary or involuntary, shall be accompanied by interest accrued to the date of prepayment and the Prepayment Premium, to the extent, if any, provided in Section 2.4 of the Loan Agreement (except to the extent any other provision of the Loan Agreement expressly provides otherwise).

EXCEPT AS OTHERWISE EXPRESSLY PERMITTED IN THIS NOTE OR THE OTHER LOAN DOCUMENTS, BORROWER HEREBY EXPRESSLY (i) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (ii) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THIS NOTE IS MADE, INCLUDING, WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE

Schedule 7.13 — Page 89

MATURITY DATE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM TO THE EXTENT REQUIRED UNDER SECTION 2.4 OF THE LOAN AGREEMENT. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER HEREBY DECLARES THAT (1) EACH OF THE MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) HOLDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATES SET FORTH IN THE LOAN AGREEMENT AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY BORROWER AND HOLDER, (3) BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.

/s/ PETER VAN CAMP
On behalf of the Borrower

The remedies of Holder, as provided in this Note, the Loan Agreement and the other Loan Documents, shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. In any action, sale of collateral, or other proceedings to enforce this Note, the Loan Agreement or any other Loan Document, Holder need not file or produce the original of this Note, but only need file or produce a photocopy of this Note certified by Holder to be a true and correct copy of this Note.

In the event of any dispute, action or lawsuit regarding the terms hereof, subject to the provisions of the Loan Agreement, the prevailing party will have the right to recover from the other party all court costs and reasonable attorneys’ fees and disbursements incurred with respect thereto, in addition to all other applicable damages and costs.

BORROWER AND ANY GUARANTOR OF THIS NOTE WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, DILIGENCE, PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF PROTEST, NOTICE OF NONPAYMENT OR DISHONOR, NOTICE OF INTENTION TO ACCELERATE, NOTICE OF ACCELERATION, PROTEST AND NOTICE OF PROTEST OF THIS NOTE, AND ALL OTHER NOTICES (OTHER THAN AS EXPRESSLY PROVIDED IN THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS) IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF THIS NOTE. BORROWER FURTHER WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL VALUATION AND APPRAISEMENT PRIVILEGES, CLAIMS OF LACK OF DILIGENCE OR DELAYS IN COLLECTION OR ENFORCEMENT OF THIS NOTE, THE RELEASE OF ANY PARTY LIABLE, THE RELEASE OF ANY SECURITY FOR THE DEBT, THE TAKING OF ANY ADDITIONAL SECURITY AND ANY OTHER INDULGENCE OF FORBEARANCE.

Schedule 7.13 — Page 90

Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. The acceptance by Holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option without the express consent of Holder, except as and to the extent otherwise provided by law. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AND ANY GUARANTOR OF THIS NOTE AGREE THAT THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE LAWS OF THE STATE OF NEW YORK. IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER AGREES THAT ANY ACTION TO ENFORCE THE TERMS OF THIS NOTE MAY BE COMMENCED IN ANY COURT LOCATED IN THE STATE OF NEW YORK. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

Whenever used, the singular number shall include the plural, the plural shall include the singular, and the words “Holder” and “Borrower” shall be deemed to include their respective heirs, executors, successors and assigns.

All notices which Holder or Borrower may be required or permitted to give hereunder shall be made in the same manner as set forth in Section 11.5 of the Loan Agreement.

In the event any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions hereof shall be in no way affected, prejudiced or disturbed thereby.

Borrower acknowledges that Holder may, in its sole discretion, sell all or any part of its interest in the Loan evidenced by this Note, including, without limitation, for purposes of effecting a Securitization.

Notwithstanding anything to the contrary contained in this Note or any other Loan Documents, to the fullest extent permitted by applicable law, the Holder’s rights hereunder shall be reinstated and revived, and the enforceability of this Note and the other Loan Documents shall

Schedule 7.13 — Page 91

continue, with respect to any amount at any time paid on account of the Loan which thereafter shall be required to be restored by Holder pursuant to a court order or judgment (whether or not final or non-appealable), as though such amount had not been paid. The rights of Holder created or granted herein and the enforceability of the Loan Documents at all times shall, to the fullest extent permitted by applicable law, remain effective to cover the full amount of the Loan even though the Loan, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other party and whether or not any other party shall have any personal liability with respect thereto.

Borrower and Holder, by acceptance of this Note, hereby agree that the Loan Documents supersede any prior oral or written agreements of the parties; without limiting the generality of the foregoing, in the event of conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

Time is of the essence for the performance of each and every covenant of the parties hereunder or under the other Loan Documents. No excuse, delay, act of God, or other reason, whether or not within the control of Borrower or Holder (as the case may be), shall operate to defer, reduce or waive Borrower’s or Holder’s (as the case may be) performance of any such covenant or obligation.

This Note shall be subject to the limitation of liability set forth in Section 11.13 of the Loan Agreement, the terms of which are incorporated herein by reference.

[EXECUTION ON FOLLOWING PAGE]

Schedule 7.13 — Page 92

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

BORROWER:

EQUINIX RP II LLC
a Delaware limited liability company

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp Manager

Schedule 7.13 — Page 93

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of December 21, 2005, is made and entered into EQUINIX, INC., a Delaware corporation (“Guarantor”), in favor of SFT I, INC., a Delaware corporation (“Lender”), with an address for notice hereunder of 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

WHEREAS, EQUINIX RP II LLC, a Delaware limited liability company (“Borrower”), and Lender have entered into a certain Loan and Security Agreement of even date herewith (as the same may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

WHEREAS, Lender has required, as a condition to making the Loan and entering into and executing the Loan Agreement and the other Loan Documents, that Guarantor enter into this Guaranty.

WHEREAS, Guarantor directly or indirectly owns all of the ownership interests in the Borrower and will benefit from the making of the Loan and the financial accommodations extended to Borrower pursuant to the Loan Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration for the extension of credit and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, and to induce Lender to extend credit to Borrower, Guarantor does hereby unconditionally, absolutely and irrevocably guarantee to Lender, its successors and assigns, the due payment, fulfillment and performance of the “Guaranteed Obligations” (as hereinafter defined). Guarantor, hereby irrevocably and unconditionally covenants and agrees that it is liable for and shall pay, the Guaranteed Obligations as primary obligor, this Guaranty being upon the following terms and conditions:

1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement. As used herein, the term “Guaranteed Obligations” means the full, complete and punctual observance, performance, payment and satisfaction of all of the obligations of Borrower to (a) pay Costs pursuant to Section 11.13(B) of the Loan Agreement, and (b) pay and perform the Borrower’s Obligations (as defined in the Loan Agreement) in the event of the occurrence of any of the events, conditions, circumstances or occurrences set forth in Sections 11.13(A)(a), 11.13(A)(b), 11.13(A)(c), 11.13(A)(d) or 11.13(A)(e) of the Loan Agreement. The failure by Guarantor to pay or perform any Guaranteed Obligations or any other covenant, agreement or obligation of Guarantor under this Guaranty or the inaccuracy when made, or deemed made, of any representations, certifications and warranties of Guarantor in this Guaranty or in any certificate, agreement or document provided by, or on behalf of Guarantor, pursuant to this Guaranty or any of the other Loan Documents shall constitute an “Event of Default” for purposes of this Guaranty and the Loan Agreement.

2. Continuing Guaranty. This is an irrevocable, absolute, continuing guaranty of payment and performance. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to the Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after Guarantor’s dissolution (in which event this Guaranty shall be binding upon Guarantor’s successors and assigns). It is the intent of Guarantor that the obligations and liabilities of Guarantor hereunder are absolute and unconditional under any and all circumstances and that until the Guaranteed Obligations are fully, finally and indefeasibly satisfied, such obligations and liabilities shall not be discharged or released in whole or in part, by any act or occurrence which might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of Guarantor. Each and every default in payment of any amounts due or performance of any obligation required under this Guaranty shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises, or, in the discretion of Lender, may be brought as a consolidated suit or suits. This is a guaranty of payment and performance and not of collection.

3. Waivers.

(a) Guarantor hereby assents to all terms and agreements heretofore or hereafter made by Borrower with Lender, and, except as such waiver may be expressly prohibited by law, waives notice of:

(i) Any loans or advances made by Lender to Borrower under the Loan Documents;

(ii) The present existence or future incurring of any of the indebtedness pursuant to the Note or any future modifications thereof or any terms or amounts thereof or any Guaranteed Obligations or any terms or amounts thereof;

(iii) The obtaining or release of any guaranty or surety agreement (in addition to this Guaranty), pledge, assignment, or other security for any of the indebtedness evidenced by the Note, or any Guaranteed Obligations; and

(iv) Notice of protest, default, notice of intent to accelerate and notice of acceleration in relation to any instrument relating to the indebtedness evidenced by the Note or any Guaranteed Obligations.

(b) Guarantor hereby waives any rights and defenses which such Guarantor might have as a result of any representation, warranty or statement made by Lender or its agents to such Guarantor in order to induce Guarantor to execute this Guaranty and further waives any other circumstance that might otherwise constitute a legal or equitable discharge or defense of the Guarantor.

(c) Upon a default by Borrower, Lender in its sole discretion, without prior notice to or consent of Guarantor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Loan, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Loan or any part of it or make any other accommodation with Borrower or Guarantor, or (iv) exercise any other remedy against Borrower or any security. No such action by Lender shall release or limit the liability of Guarantor, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower for any sums paid to Lender, whether contractual or arising by operation of law or otherwise. Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by Lender or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Loan.

(d) Regardless of whether Guarantor may have made any payments to Lender, until the Loan is indefeasibly paid in full and except as set forth in Section 10 hereof, Guarantor hereby waives: (i) all rights of subrogation, indemnification, contribution and any other rights to collect reimbursement from Borrower or any other party for any sums paid to Lender, whether contractual or arising by operation of law (including the Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that Lender may have against Borrower, and (iii) all rights to participate in any security now or later to be held by Lender for the Loan.

(e) Guarantor further waives any defense to the recovery by Lender against Guarantor of any deficiency or otherwise to the enforcement of this Guaranty or any security for this Guaranty based upon Lender’s election of any remedy against Guarantor or Borrower, including the defense to enforcement of this Guaranty by virtue of any “anti-deficiency” statutes and their application following a non-judicial foreclosure sale.

(f) Without limiting the foregoing or anything else contained in this Guaranty, Guarantor waives all rights and defenses that Guarantor may have because Borrower’s Loan is secured by real property. This means, among other things:

(i) That Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; and

(ii) If Lender forecloses on any real property collateral pledged by Borrower: (x) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

This subsection 3(f) is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s Loan is secured by real property.

(g) Guarantor waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guarantied obligation may adversely affect Guarantor’s right of subrogation and reimbursement against Borrower.

4. Events and Circumstances Not Reducing or Discharging Guarantor’s Obligations. Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights and defenses (excluding the rights to notice, if any, as herein provided or as required by law) which Guarantor might have otherwise as a result of or in connection with any of the following:

(a) any and all extensions, modifications, adjustments, indulgences, forbearances or compromises that might be granted or given by Lender to Borrower, including, without limitation, any and all amendments, modifications, supplements, extensions or restatements of any of the Loan Documents;

(b) the insolvency, bankruptcy, rearrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower or any other party at any time liable for the payment of all or part of the indebtedness evidenced by the Note or any Guaranteed Obligations; or any dissolution, consolidation or merger of Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor, or any changes in the ownership, partners or members of Borrower or Guarantor;

(c) the invalidity, illegality or unenforceability of all or any part of the indebtedness evidenced by the Note or any Guaranteed Obligations, or any document or agreement executed in connection with the indebtedness evidenced by the Note or any Guaranteed Obligations, for any reason whatsoever, including, without limitation, the fact that the indebtedness evidenced by the Note, or any part thereof exceeds the amount permitted by law, the act of creating the indebtedness evidenced by the Note or any Guaranteed Obligations or any part thereof is ultra vires, the representatives executing the Note or the other Loan Documents or otherwise creating the indebtedness evidenced by the Note or any Guaranteed Obligations acted in excess of their authority, the indebtedness evidenced by the Note violates applicable usury laws, Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the indebtedness evidenced by the Note or any Guaranteed Obligations wholly or partially uncollectible from Borrower, the creation, performance or repayment of the indebtedness evidenced by the Note or any Guaranteed Obligations is illegal, uncollectible, legally impossible or unenforceable, or any of the other Loan Documents pertaining to the indebtedness evidenced by the Note or any Guaranteed Obligations are irregular or not genuine or authentic;

(d) the taking or accepting of any other security, collateral or guaranty, or other assurance of the payment, for all or any of the indebtedness evidenced by the Note or any Guaranteed Obligations;

(e) any release, surrender or exchange of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the indebtedness evidenced by the Note or the Guaranteed Obligations;

(f) the failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(g) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the indebtedness evidenced by the Note or Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the indebtedness evidenced by the Note or the Guaranteed Obligations;

(h) any payment by Borrower to Lender is held to constitute a preference under the Bankruptcy Code, or for any reason Lender is required to refund such payment or pay such amounts to such Borrower, or any other Person; or

(i) any other action taken or omitted to be taken with respect to the Mortgage, the Loan Documents, the indebtedness evidenced by the Note or the Guaranteed Obligations, the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations.

It is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay and perform the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of all Guaranteed Obligations.

5. Payment by Guarantor. If the Guaranteed Obligations, or any part thereof, are not punctually paid or performed, as the case may be, Guarantor shall, immediately on demand and without protest or notice of protest, pay the amount due thereon to Lender, at its address set forth above or as otherwise designated by Lender. Such demand(s) may be made at any time coincident with or after the time for payment or performance of all or part of the Guaranteed Obligations. Such demand shall be deemed made if given in accordance with Section 17 hereof. It shall not be necessary for Lender, in order to enforce such payment or performance by Guarantor, first to institute suit or exhaust its remedies against Borrower, or others liable to pay or perform such Guaranteed Obligations, or to enforce its rights against any security which shall ever have been given to secure the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the indebtedness evidenced by the Note or Guaranteed Obligations. No set-off, counterclaim, reduction, or diminution of any obligations, or any defense of any kind or nature which Guarantor has or may hereafter have against Borrower or Lender shall be available hereunder to Guarantor.

6. Indebtedness or Other Obligations of Guarantor. If Guarantor is or becomes liable for any indebtedness owed by Borrower to Lender by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or affected by this Guaranty, and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument or at law or in equity shall not preclude the concurrent or subsequent exercise of any other instrument or remedy at law or in equity and shall not preclude the concurrent or subsequent exercise of any other right or remedy. Further, without in any way diminishing or limiting the generality of the foregoing, it is specifically understood and agreed that this Guaranty is given by Guarantor as an additional guaranty to any and all guarantees hereafter executed and delivered to Lender by Guarantor in favor of Lender relating to the indebtedness and obligations of Borrower to Lender, and nothing herein shall ever be deemed to replace or be in lieu of any other of such previous or subsequent guarantees.

7. Application of Payments. If, at any time, there is any indebtedness or obligations (or any portion thereof) of Borrower to Lender which is not guaranteed by Guarantor, Lender, without in any manner impairing its rights hereunder, may, at its option, apply all amounts realized by Lender from collateral or security held by Lender first to the payment of such unguaranteed indebtedness or obligations, with the remaining amounts, if any, to then be applied to the payment of the indebtedness or obligations guaranteed by Guarantor.

8. Suits, Releases of Settlements with Others. Guarantor agrees that Lender, in its sole discretion, may bring suit against any other guarantor without impairing the rights of Lender or its successors and assigns against Guarantor or any other guarantor of the Guaranteed Obligations; and Lender may settle or compromise with such other guarantor for such sum or sums as Lender may see fit and release such other guarantor from all further liability to Lender, all without impairing its rights against Guarantor.

9. Warranties Representations, Covenants and Agreements.

(a) Guarantor warrants and represents, as follows:

(i) Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty, the making of the Loan and the entering into and execution of the Loan Agreement and the Loan Documents in connection therewith;

(ii) Guarantor is familiar with, and has independently reviewed the financial condition of the Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment and performance of the indebtedness evidenced by the Note and the Guaranteed Obligations, and Guarantor assumes full responsibility for keeping fully informed as to such matters in the future; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty; and

(iii) All financial statements concerning Guarantor which have been or will hereafter be furnished by Guarantor or Borrower to Lender pursuant to the Loan Documents, have been or will be (A) prepared in accordance with GAAP consistently applied (except as disclosed therein, to the extent Lender approves such disclosure and in the case of clauses (A) and (B) with respect to any unaudited quarterly financial statements, subject to the absence of footnotes and normal year-end adjustments) and, (B) in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(iv) No ERISA Affiliate of Guarantor maintains or contributes to, or has any obligation under, any Employee Benefit Plans. Guarantor is not an “employee benefit plan” (within the meaning of section 3(3) of ERISA) to which ERISA applies and Guarantor’s assets do not constitute plan assets. No actions, suits or claims under any laws and regulations promulgated pursuant to ERISA are pending or, to Guarantor’s knowledge, threatened against Guarantor. Guarantor has no knowledge of any material liability incurred by Guarantor which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any

Multiemployer Plan, or of any lien which has been imposed on Guarantor’s assets pursuant to section 412 of the Code or sections 302 or 4068 of ERISA. The Loan, the execution, delivery and performance of the Loan Documents and the transactions contemplated by this Guaranty are not a non-exempt prohibited transaction under ERISA. Guarantor is an “operating company” as defined in ERISA.

(v) As of the date hereof, and after giving effect to this Guaranty and the contingent obligations evidenced hereby, Guarantor is and expects to be solvent at all times, and has and expects to have assets at all times which, fairly valued, exceed his or its obligations, liabilities and debts, and has and expects to have property and assets at all times sufficient to satisfy and repay his or its obligations and liabilities.

(vi) As of the date hereof, (A) there is no litigation, governmental investigation or arbitration pending or, to Guarantor’s knowledge, threatened against Guarantor which seeks to enjoin the consummation of the matters contemplated hereby or, except as set forth on Schedule 4.7 of the Loan Agreement, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Carveout Guarantor; (B) there are no judgments outstanding against Guarantor that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (C) no petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors, or any other action involving debtors’ and creditors’ rights has ever been filed under the laws of the United States of America or any state thereof, or threatened, by or against Guarantor.

(b) Guarantor covenants and agrees that upon the sale of Building A and Building B, Guarantor will cause Borrower to deposit the Net Sales Proceeds of such sale(s) in the Base Building Reserve pursuant to Section 5.13 of the Loan Agreement.

10. Subordination. If, for any reason Borrower is now or hereafter becomes indebted to Guarantor (such indebtedness and all interest thereon being referred to as the “Affiliated Debt”), such Affiliated Debt shall, at all times, be subordinate in all respects to the full payment and performance of the obligations evidenced by the Note, and Guarantor shall not be entitled to enforce or receive payment thereof until all of the obligations evidenced by the Note have been fully paid. Guarantor agrees that any liens, mortgages, deeds of trust, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Affiliated Debt shall be and remain subordinate and inferior to any liens, security interests, judgment liens, charge or other encumbrances upon Borrower’s assets securing the payment of the obligations evidenced by the Note and Guaranteed Obligations, and without the prior written consent of Lender, Guarantor shall not exercise or enforce any creditor’s rights of any nature against Borrower to collect the Affiliated Debt (other than demand payment therefor). In the event of the receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving Borrower as a debtor, Lender shall have the right and authority, either in its own name or as attorney-in-fact for Guarantor, to file such proof of debt claim, petition or other documents and to take such other steps as are necessary to prove its rights hereunder.

11. Waiver of Subrogation. Notwithstanding any other provision of this Guaranty to the contrary, until the Loan is indefeasibly paid in full, Guarantor hereby waives any claim or other rights which Guarantor may now have or hereafter acquire against Borrower or any other guarantor of all or any of the obligations that arise from the existence or performance of Guarantor’s obligations under this Guaranty (all such claims and rights are referred to as “Guarantor’s Conditional Rights”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification, any right to participate in any claim or remedy of Lender against Borrower or any security or collateral which Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute (including the Bankruptcy Code or any successor or similar statute) or common law, by any payment made hereunder or otherwise, including without limitation, the right to take or receive from Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If, notwithstanding the foregoing provisions, any amount shall be paid to Guarantor on account of Guarantor’s Conditional Rights and either (i) such amount is paid to Guarantor at any time when the Guaranteed Obligations shall not have been paid or performed in full, or (ii) regardless of when such amount is paid to Guarantor, any payment made by Borrower to Lender is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lender or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (such payment, a “Preferential Payment”), then such amount paid to Guarantor shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in such order as Lender, in its sole and absolute discretion, shall determine. The foregoing waivers shall be effective until the Guaranteed Obligations have been paid and performed in full.

12. Impairment of Subrogation Rights; Waivers of Rights Under the Anti-Deficiency Rules.

(a) Guarantor agrees that upon an Event of Default under the Loan Documents, Lender may elect to foreclose either nonjudicially or judicially against any real or personal property security (including, without limitation, the Mortgaged Property) it holds for the obligations evidenced by the Note or any Guaranteed Obligations, or any part thereof, or accept an assignment of any such security in lieu of foreclosure, or compromise or adjust any part of such obligations, or make any other accommodation with Borrower or Guarantor, or exercise any other remedy against Borrower or any collateral or security. No such action by Lender will release or limit the liability of Guarantor to Lender, who shall remain liable under this Guaranty after the action, even if the effect of that action is to deprive Guarantor of the right to collect reimbursement from Borrower or any other person for any sums paid to Lender or Guarantor’s rights of subrogation, contribution, or indemnity against Borrower or any other person. Without limiting the foregoing, it is understood and agreed that on any foreclosure or assignment in lieu of foreclosure of any collateral or security held by Lender, such security will no longer exist and that any right that Guarantor might otherwise have, on full payment of the Guaranteed Obligations by Guarantor to Lender, to participate in any such security or to be subrogated to any rights of Lender with respect to any such security will be nonexistent; nor shall Guarantor be deemed to have any right, title, interest or claim under any circumstances in or to any real or personal property held by Lender or any third party following any foreclosure or assignment in lieu of foreclosure of any such security.

(b) Guarantor understands and acknowledges that if Lender forecloses judicially or nonjudicially against any real property security for Borrower’s obligations, such foreclosure could impair or destroy any right or ability that Guarantor may have to seek reimbursement, contribution, or indemnification for any amounts paid by Guarantor under this Guaranty.

(c) [Intentionally Omitted].

(d) Guarantor intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of applicable law to limit the amount of any deficiency judgment or other judgment which may be obtained against Guarantor under this Guaranty to not more than the amount by which the unpaid Guaranteed Obligations plus all other indebtedness due from Borrower under the Loan Documents exceeds the fair market value or fair value of any real or personal property securing said obligations and any other indebtedness due from Borrower under the Loan Documents, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Guarantor acknowledges and agrees that, as a result of the foregoing waiver, Lender may be entitled to recover from Guarantor an amount which, when combined with the value of any real or personal property foreclosed upon by Lender (or the proceeds of the sale of which have been received by Lender) and any sums collected by Lender from Borrower or other Persons, might exceed the amount of the Guaranteed Obligations plus all other indebtedness due from Borrower under the Loan Documents.

(e) Guarantor understands and agrees that Lender may have the ability to pursue Guarantor for a judgment on the Guaranteed Obligations without having first foreclosed on the real property security for such Guaranteed Obligations, that Lender may have the ability to sue Guarantor for a deficiency judgment on the Guaranteed Obligations after a non-judicial foreclosure sale or, regardless of any election of remedies by Lender, if the Guaranteed Obligations or any of the other indebtedness of Borrower to Lender under the Loan Documents is considered to have been provided by a vendor to a buyer and to evidence part of the purchase price for the real property security, and that Lender may be able to recover from Borrower an amount which, when combined with the fair market value of the property acquired by Lender in a foreclosure sale or the proceeds of the foreclosure sale received by Lender, might exceed the amount of the Guaranteed Obligations due and owing by Guarantor and the amounts payable under the Loan Documents.

(f) [Intentionally Omitted].

Notwithstanding the foregoing or any provisions of Section 3(c) hereof, nothing contained in this Guaranty shall in any way be deemed to imply that any other state’s law other than the law of the State of New York shall govern this Guaranty or any of the Loan Documents in any respect, except as expressly set forth therein, including with respect to the exercise of Lender’s remedies under the Loan Documents.

Notwithstanding any other provision herein to the contrary, upon the indefeasible payment in full of the Note, Guarantor shall have all rights of subrogation available at law or in equity.

13. Successors and Assigns. This Guaranty is for the benefit of Lender, its successors and assigns, and in the event of an assignment by Lender, its successors and assigns, of the obligations evidenced by the Note, or any part or parts thereof, the rights and benefits hereunder, to the extent applicable to the obligations so assigned, may be transferred with such obligations. This Guaranty is binding upon the Guarantor and its successors and assigns.

14. No Release if Preference, Refund, Etc. In the event any payment by Borrower to Lender is determined to be a preferential payment under any applicable bankruptcy or insolvency laws, or if for any reason Lender is required to refund part or all of any payment or pay the amount thereof to any other party, such repayment by Lender to Borrower shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to Lender upon demand to the extent such amount constitutes a Guaranteed Obligation.

15. Right of Set-Off. In addition to any other rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon Guarantor’s failure to pay the Guaranteed Obligations, after demand by Lender, Lender is hereby authorized at any time and from time to time, without notice to Guarantor or to any other person, to set off and to appropriate and to apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Guarantor against or on account of the obligations evidenced by the Note.

16. GOVERNING LAW. PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, GUARANTOR AGREES THAT THIS GUARANTY AND ALL RIGHTS, OBLIGATIONS AND LIABILITIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17. Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with request for confirmation) or sent by overnight courier service or United States registered mail return receipt requested, postage prepaid. Any notice so given shall be deemed effective upon delivery or on refusal or failure of delivery during normal business hours. Notices shall be addressed to the parties at the following addresses or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 17.

If to Guarantor:	Equinix, Inc.
301 Velocity Way, 5th Floor
Foster City, California 94404
Attn: Director of Real Estate and General Counsel
Telephone: (650) 513-7000
Facsimile (650) 513-7909

With a copy to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Attn: William G. Murray, Jr., Esq.
Telephone: (415) 773-5807
Facsimile: (415) 773-5759

If to Lender:	SFT I, Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
Attn: Chief Operating Officer
Telephone: (212) 930-9400
Facsimile: (212) 930-9494

With a copy to:	iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
Attn: Nina B. Matis, Esq./General Counsel
Telephone: (212) 930-9406
Facsimile: (212) 930-9492

With a copy to:	iStar Asset Services Inc.
180 Glastonbury Boulevard, Suite 201
Glastonbury, Connecticut 06033
Attn: President
Telephone: (860) 815-5900
Facsimile: (860) 815-5901

With a copy to:	Katten Muchin Rosenman LLP
1025 Thomas Jefferson St., NW
East Lobby, Suite 700
Washington, DC 20007
Attn: John D. Muir, Jr., Esq.
Telephone: (202) 625-3839
Facsimile: (202) 339-6054

18. Consent of Jurisdiction/Service of Process. IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, GUARANTOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS

PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY, THE NOTE, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION. GUARANTOR ACKNOWLEDGES AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING WILL BE DEEMED EFFECTIVE ON GUARANTOR IF PERSONALLY SERVED OR SERVED IN ACCORDANCE WITH SECTION 17 ABOVE OR AT SUCH OTHER ADDRESS AS SUCH GUARANTOR MAY HAVE FURNISHED AS TO ITSELF TO THE SERVING PARTY BY LIKE NOTICE, OR TO THE LAST KNOWN ADDRESS OF SUCH GUARANTOR PROVIDED THEREUNDER.

19. WAIVER OF JURY TRIAL. GUARANTOR AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE LOAN. GUARANTOR AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF GUARANTOR OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. GUARANTOR AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS GUARANTY AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. GUARANTOR AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

20. Expenses. Guarantor agrees to fully and punctually pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs and costs of appeal, which Lender may incur in enforcing and collecting the Guaranteed Obligations.

21. Conflict of Law. If, for whatever reason, a court of competent jurisdiction determines that this Guaranty shall be governed by California law, the provisions set forth on Exhibit A hereto shall be deemed incorporated herein by reference as additional provisions hereto, except to the extent that the provisions set forth on Exhibit A are inconsistent with the terms of this Guaranty, in which case, the terms set forth in Exhibit A shall govern.

[Remainder of Page Intentionally Left Blank. Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the day and year first above written.

GUARANTOR:

EQUINIX, INC., a Delaware corporation

By:	/s/ PETER VAN CAMP
Name:	Peter Van Camp
Title:	Chief Executive Officer

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